PRELIMINARY PROXY STATEMENT OF THE COMPANY	Exhibit (a)-(1)

[                    ], 2015

Shareholders of WuXi PharmaTech (Cayman) Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on [                    ], 2015 at [            ] ([Hong Kong] time). The meeting will be held at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be voted on at the extraordinary general meeting, including at any adjournment thereof.

The Company entered into the Agreement and Plan of Merger, dated as of August 14, 2015, with New WuXi Life Science Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and WuXi Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Such agreement and plan of merger is referred to herein as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the merger agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the merger (the “plan of merger”), and the consummation of the transactions contemplated by the merger agreement and the plan of merger (collectively, the “transactions”), including the merger. A copy of the merger agreement (including a form of the plan of merger) is attached as Annex A to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the merger. New WuXi Life Science Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), is the sole shareholder of Parent. At the effective time of the merger (the “effective time”), Holdco will be beneficially owned by (i) Dr. Ge Li, chairman of the board of directors, chief executive officer and one of the founders of the Company (“Dr. Li” or the “Chairman”) and NGM Family 2006 Irrevocable Trust (together with the Chairman, the “Chairman Parties”); (ii) G&C Partnership L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“G&C LP”); (iii) ABG II-WX Limited, a company formed under the laws of the British Virgin Islands (“ABG”); (iv) Boyu Capital Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Boyu”); (v) Hillhouse Capital Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Hillhouse”); (vi) Ping An Insurance Company of China Ltd., a joint stock limited company incorporated under the laws of the People’s Republic of China (“Ping An”); (vii) Temasek Life Sciences Private Limited, a company incorporated under the laws of Singapore (“Temasek”); (viii) Dr. Ning Zhao, senior vice president of operations, head of corporate human resources and director of the Company (“Dr. Zhao”); (ix) Mr. Xiaozhong Liu, executive vice president and a director of the Company (“Mr. Liu”) and (x) Mr. Zhaohui Zhang, senior vice president of operations, head of domestic marketing and a director of the Company (“Mr. Zhang”). G&C LP, ABG, Boyu, Hillhouse, Ping An and Temasek are collectively referred to herein as the “Sponsors.” Dr. Li, Mr. Liu, Mr. Zhang, the Sponsors, Dr. Zhao, Holdco, Parent and Merger Sub are collectively referred to herein as the “buyer group.” As of the date of the accompanying proxy statement, the buyer group collectively beneficially owns an aggregate of approximately [4.6]% of the Company’s issued and outstanding ordinary shares, par value $0.02 per share (each, a “Share”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the buyer group, and, as the result of the merger, the Company’s American Depositary Shares (“ADSs”), each representing eight Shares, will no longer be listed on the New York Stock Exchange (the “NYSE”), and the ADS program for Shares will terminate.

If the merger is completed, each Share, other than the Shares described in paragraphs (a) and (b) below, issued and outstanding immediately prior to the effective time will be cancelled and cease to exist in exchange for the right to receive $5.75 and each ADS issued and outstanding immediately prior to the effective time will represent the right to receive $46.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, dated as of August 8, 2007, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. If the merger is completed, the following Shares (including such Shares represented by ADSs) will be cancelled and cease to exist at the effective time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	59,295 Shares and 1,011,622 ADSs held by the Chairman Parties, 1,177,079 ADSs held by Hillhouse, 651,892 Shares and 49,514 ADSs held by Mr. Liu, 5,778,304 Shares held by Mr. Zhang, three Shares held directly by Dr. Zhao and 148,493 ADSs held by J.P. Morgan Trust Company of Delaware as Trustee of Li Children’s 2006 Irrevocable Trust, for which Dr. Zhao is the investment advisor and exercises dispositive and voting power (together with the Shares and ADSs held by the Chairman Parties, Hillhouse, Mr. Liu and Mr. Zhang, the “Rollover Shares”), any Shares held by Parent, the Company or any of their subsidiaries, and any Shares (including Shares represented by ADSs) held by the ADS depositary and reserved for issuance and allocation pursuant to the Company’s 2007 Employee Share Incentive Plan (the “Share Incentive Plan”), in each case issued and outstanding immediately prior to the effective time, will be cancelled without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (2013 Revision) (the “Cayman Islands Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value of such Shares determined in accordance with the Cayman Islands Companies Law.

In addition to the foregoing, at the effective time, (i) each option to purchase Shares granted under the Share Incentive Plan that is outstanding and unexercised immediately prior to the effective time, whether or not vested or exercisable, will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), a cash amount equal to the product of (a) the excess, if any, of the per Share merger consideration over the exercise price of such option and (b) the number of Shares underlying such option, provided that, if the exercise price of any such option is equal to or greater than the per Share merger consideration, such option shall be cancelled without any payment therefor, and (ii) each restricted share and restricted stock unit awarded under the Share Incentive Plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to the per Share merger consideration, in cash. All such payments will be made without interest and net of any applicable withholding taxes.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the buyer group or any member of the management of the Company, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the consummation of the transactions, including the merger. The Special Committee, after due consideration, unanimously (i) determined that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than the members of the buyer group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the buyer group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Holders”), (ii) approved and declared advisable the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and (iii) recommended that the Board authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

At a meeting on August 14, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the transactions, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement, and the plan of merger, and the consummation of the transactions, including the merger, and (iii) resolved to recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

The Board unanimously recommends that you vote FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the accompanying proxy statement, the buyer group beneficially owns an aggregate of [25,844,198] Shares (including Shares represented by ADSs), which represents approximately [4.6]% of the total issued and outstanding Shares.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions, including the merger, are authorized and approved by (i) a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy at the extraordinary general meeting, and (ii) holders of a majority of the Shares (including Shares represented by ADSs), unaffiliated with Parent, the Chairman Parties and the Sponsors and their affiliates, that are present and voting in person or by proxy at the extraordinary general meeting.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is [                    ], 2015 at [            ] ([Hong Kong] time). On a poll, each shareholder has one vote for each Share held as of the close of business in

the Cayman Islands on [                    ], 2015, being the record date for determining the shareholders entitled to vote at the extraordinary general meeting (the “Share Record Date”).

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in [New York City] on [                    ], 2015 (the “ADS Record Date”). The ADS depositary must receive such instructions no later than [                    ] ([New York City] time) on [                    ], 2015. The ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they surrender their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on [                    ], 2015, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS depositary for cancellation before [                    ] ([New York City] time) on [                    ], 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of JPMorgan Chase Bank, N.A, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Maples Fund Services, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who elect to dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE [                    ] ([NEW YORK CITY] TIME) ON [                    ], 2015 AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [                    ], 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at wuxi@mackenziepartners.com.

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Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Walter T. Kwauk	Ge Li
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated [                    ], 2015, and is first being mailed to the Company’s shareholders and ADS holders on or about [                    ], 2015.

WUXI PHARMATECH (CAYMAN) INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [                    ], 2015

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of WuXi PharmaTech (Cayman) Inc. (the “Company”) will be held on [                    ], 2015 at [            ] ([Hong Kong] Time) at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China.

Only registered holders of ordinary shares, par value $0.02 per share, of the Company (the “Shares”) as at the close of business in the Cayman Islands on [                    ], 2015 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	if at the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the special resolution to be proposed at the meeting have not been received at the time of the meeting, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution;

or

•	in the event that the above does not apply, or the chairman otherwise determines, as a special resolution:

THAT the Agreement and Plan of Merger dated as of August 14, 2015 (the “merger agreement”), among the Company, New WuXi Life Science Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and WuXi Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and the consummation of any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved; and

THAT the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the ordinary shareholders of the Company will be available at its principal executive offices at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company, each representing eight Shares (“ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than [                    ] ([New York City] time) on [                    ], 2015 in order to vote the underlying Shares at the extraordinary general meeting. Pursuant to the Deposit Agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before [            ] ([New York City] time) on [                    ], 2015, and become a registered holder of Shares by the close of business in the Cayman Islands on [                    ], 2015. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company comprised solely of directors unrelated to any member of the buyer group or any member of the management of the Company, the Company’s board of directors unanimously authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by the affirmative vote of (i) shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy at the extraordinary general meeting, and (ii) holders of a majority of the Shares (including Shares represented by ADSs), unaffiliated with Parent, the Chairman Parties and the Sponsors and their affiliates, that are present and voting in person or by proxy at the extraordinary general meeting

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than [                    ], 2015 at [            ] ([Hong Kong Time]), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on [                    ], 2015.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

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Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON [            ], 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [            ], 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at wuxi@mackenziepartners.com.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders of any Shares, any one of such joint holders may vote, either in person or by proxy, in respect of such Shares as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting, the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer, attorney or other person duly authorized in writing.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

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5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China at least two hours before the commencement of the meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Walter T. Kwauk Chairman of the Special Committee	Ge Li Chairman of the Board

[                    ], 2015

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PROXY STATEMENT

Dated [                    ], 2015

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of WuXi PharmaTech (Cayman) Inc. can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at wuxi@mackenziepartners.com.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the merger (as defined below) and may not contain all of the information that may be important to your consideration of the merger and other transactions contemplated by the merger agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 113. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to WuXi PharmaTech (Cayman) Inc. All references to “dollars” and “$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

We are a leading open-access R&D capability and technology platform company serving the pharmaceutical, biotechnology, and medical device industries, with operations in China and the United States. As a research-driven and customer-focused company, we provide a broad and integrated portfolio of services throughout the drug and medical device R&D process. We are also building a platform to provide clinical diagnostic services directly to physicians and their patients globally. Our services are designed to assist our global partners in shortening the cycle and lowering the cost of drug and medical device R&D. Our operating subsidiaries are known as WuXi AppTec.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China. Our telephone number at this address is +86 21 5046-1111 and our fax number is +86 21 5046-3718.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on April 15, 2015, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 113 for a description of how to obtain a copy of our Annual Report.

Holdco

New WuXi Life Science Holdings Limited (“Holdco”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, is a holding company formed solely for the purpose of holding the equity interest in Parent (as defined below) and arranging the related investment transactions. The business address of Holdco is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

Parent

New WuXi Life Science Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, is a holding company formed solely for the purpose of holding the Shares and the equity interest in Merger Sub (as defined below) and completing the transactions, including the merger (as defined below). The business address of Parent is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

Merger Sub

WuXi Merger Limited (“Merger Sub”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, is a holding company formed solely for the purpose of effecting the merger. The business address of Merger Sub is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

The Chairman

Dr. Ge Li (“Dr. Li” or the “Chairman”) is one of our founders. He has served as our chief executive officer since the Company was founded in 2000 and as chairman since early 2004. The Chairman is a U.S. citizen, and his business address is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

G&C LP

G&C Partnership L.P. (“G&C LP”), an exempted limited partnership formed under the laws of the Cayman Islands, is a limited partnership whose general partner is Group & Cloud Limited (“G&C”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, whose sole shareholder is the Chairman. The limited partners of G&C LP include Mr. Xiaozhao Liu, executive vice president and a director of the Company (“Mr. Liu”), and Mr. Zhaohui Zhang, senior vice president of operations, head of domestic marketing and a director of the Company (“Mr. Zhang”). The business address of G&C LP is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

ABG

ABG II-WX Limited (“ABG”) is a company formed under the laws of the British Virgin Islands. The business address of ABG is Unit 3002-3004, 30th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Boyu

Boyu Capital Fund II, L.P. (“Boyu”) is an exempted limited partnership formed under the laws of the Cayman Islands. The registered office of Boyu is located at Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands.

Temasek

Temasek Life Sciences Private Limited (“Temasek”) is a company incorporated under the laws of Singapore. The business address of Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and the telephone number is +65 6828 6828. Temasek is a wholly owned subsidiary of Fullerton Management Pte Ltd, a company incorporated under the laws of Singapore (“Fullerton”). The business address of Fullerton is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. Fullerton is a wholly owned subsidiary of Temasek Holdings (Private) Limited, a company incorporated under the laws of Singapore (“Temasek Holdings”). The business address of Temasek Holdings is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. The information disclosed under this proxy statement does not include any independently managed or operated portfolio companies or platforms affiliated with Temasek.

Hillhouse

Hillhouse Capital Fund II, L.P. (“Hillhouse”) is a limited partnership organized in the Cayman Islands. The business address of Hillhouse Capital Fund II, L.P. is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

Ping An

Ping An Life Insurance Company of China Ltd. (“Ping An”) is a joint stock limited company incorporated under the laws of the People’s Republic of China. The business address of Ping An is 9/F, 10/F, and 11/F, Galaxy Development Center, Fu Hua No.3 Road, Futian District, Shenzhen, Guangdong Province, People’s Republic of China.

Dr. Zhao

Dr. Ning Zhao (“Dr. Zhao”) is the senior vice president of operations, head of corporate human resources and a director of the Company. Dr. Zhao is the spouse of the Chairman and a U.S. citizen, and her business address is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

Mr. Liu

Mr. Liu is an executive vice president and a director of the Company. Mr. Liu is a PRC citizen, and his business address is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

Mr. Zhang

Mr. Zhang is the senior vice president of operations, head of domestic marketing and a director of the Company. Mr. Zhang is a PRC citizen, and his business address is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

Throughout this proxy statement, (i) the Chairman and NCM Family 2006 Irrevocable Trust (the “Chairman Family Trust”) are collectively referred to as the “Chairman Parties,” (ii) Mr. Liu, Mr. Zhang and Dr. Zhao are collectively referred to as the “Management Shareholders,” (iii) G&C LP, ABG, Boyu, Hillhouse, Ping An and Temasek are collectively referred to as the “Sponsors,” (iv) the Chairman, ABG, Boyu, Hillhouse, Ping An and Temasek are collectively referred to as the “Guarantors,” (v) the Chairman Parties, Hillhouse and the Management Shareholders are collectively referred to as the “Rollover Shareholders” and (vi) the Chairman, the Sponsors, Dr. Zhao, Holdco, Parent and Merger Sub are collectively referred to herein as the “buyer group.”

Additional information regarding the parties involved in the merger is set forth in Annex E, which is attached hereto and incorporated herein by reference.

The Merger Agreement (Page 80)

The Company, Parent and Merger Sub have entered into the Agreement and Plan of Merger, dated as of August 14, 2015, referred to herein as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company (the “Surviving Company”). You are being asked to vote upon a proposal to authorize and approve the merger agreement, the plan of merger (the “plan of merger”) required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the merger, and the consummation of the transactions contemplated by the merger agreement and plan of merger (collectively, “the transactions”), including the merger.

Following completion, and as a result, of the merger, the Company, as the Surviving Company, will continue to do business under the name “WuXi PharmaTech (Cayman) Inc.” and will be a wholly owned subsidiary of Parent.

A copy of the merger agreement (including a form of the plan of merger) is attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 81)

Under the terms of the merger agreement, at the effective time of the merger (the “effective time”), each Share, other than the Shares described in paragraphs (a) and (b) below, issued and outstanding immediately prior to the effective time will be cancelled and cease to exist in exchange for the right to receive $5.75 (the “per Share merger consideration”) and each American Depositary Share (“ADS”) (representing eight Shares) issued and outstanding immediately prior to the effective time will represent the right to receive $46.00 (the “per ADS merger consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement, dated as of August 8, 2007, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. If the merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist at the effective time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	59,295 Shares and 1,011,622 ADSs held by the Chairman Parties, 1,177,079 ADSs held by Hillhouse, 6,430,199 Shares and 198,007 ADSs held by the Management Shareholders (together, with the Shares and ADSs held by the Chairman Parties and Hillhouse, the “Rollover Shares”), any Shares held by Parent, the Company or any of their subsidiaries, and any Shares (including Shares represented by ADSs) held by the ADS depositary and reserved for issuance and allocation pursuant to the Share Incentive Plan, in each case issued and outstanding immediately prior to the effective time, will be cancelled without payment of any consideration or distribution therefor (collectively, “Excluded Shares”); and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised, the “Cayman Islands Companies Law”) will be cancelled and will entitle the former holders thereof to receive the fair value of such Shares determined in accordance with the Cayman Islands Companies Law (“Dissenting Shares”).

At the effective time, each ordinary share, par value $0.02 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.02 per share, of the Surviving Company.

Treatment of Options, Restricted Shares and Restricted Stock Units (Page 81)

At the effective time, each option to purchase Shares granted under the Company’s 2007 Employee Share Incentive Plan (the “Share Incentive Plan”) that is outstanding and unexercised immediately prior to the effective time, whether or not vested or exercisable, will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), a cash amount equal to the product of (i) the excess, if any, of the per Share merger consideration over the exercise price of such option and (ii) the number of Shares underlying such option, without interest and net of any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than $5.75, such option will be cancelled without any payment therefor.

At the effective time, each restricted share and restricted stock unit awarded under the Share Incentive Plan that is outstanding immediately prior to the effective time (each, a “restricted share” and “restricted stock unit,” respectively) will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes.

The Share Incentive Plan will be terminated at the effective time.

Support Agreement (Annex D)

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into a support agreement, dated as of August 14, 2015 (the “Support Agreement”), with G&C LP, Parent and Holdco, pursuant to which they have agreed, among other things, that:

•	the Rollover Shareholders will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger; and

•	the Rollover Shares (including Rollover Shares represented by ADSs) will, in connection with and at the effective time, be cancelled for no consideration in the merger.

A copy of the Support Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

As of the date of this proxy statement, the buyer group beneficially own an aggregate of [25,844,198] Shares (which includes Shares represented by ADSs and Shares represented by restricted stock units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement).

Purposes and Effects of the Merger (Page 49)

The purpose of the merger is to enable certain affiliates of the Company and other members of the buyer group to acquire 100% of the Company in a transaction in which the holders of Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) will be cashed out in exchange for the per Share merger consideration or the per ADS merger consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 49 for additional information.

ADSs representing Shares are currently listed on the NYSE under the symbol “WX.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the buyer group. See “Special Factors—Effects of the Merger on the Company” beginning on page 50 for additional information.

Plans for the Company after the Merger (Page 52)

Following the completion of the merger, Parent will own 100% of the equity interest in the Surviving Company. The buyer group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. See “Special Factors—Financing of the Merger—Consortium Debt Financing” beginning on page 56 for additional information.

Following the completion of the merger and the anticipated deregistration, the Company will no longer be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 29)

A special committee of the Board (the “Special Committee”), comprised solely of directors who are unaffiliated with any member of the buyer group or any member of the management of the Company, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the consummation of the transactions, including the merger. The Special Committee, after due consideration, unanimously:

•	determined that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than the members of the buyer group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the buyer group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Holders”),

•	approved and declared advisable the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and

•	recommended that the Board authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS AND OFFICERS TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE MERGER.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the consummation of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the Company and the Unaffiliated Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 51 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 34)

Each member of the buyer group believes that the merger is fair to the Unaffiliated Holders. Their belief is based upon the factors discussed under the section entitled “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 34.

Financing of the Merger (Page 54)

The Company and the buyer group estimate that the total amount of funds necessary to complete the merger and the other transactions is anticipated to be approximately $3.3 billion, assuming no exercise of dissenters’ rights by shareholders of the Company.

The buyer group expects to provide this amount through a combination of:

•	cash contributions in the aggregate amount of $2.6 billion contemplated by the equity commitment letters, dated as of August 14, 2015, among Parent, Holdco and each of ABG, Boyu, Hillhouse, Ping An, Temasek, and G&C (the “Equity Commitment Letters”);

•	debt financing in the aggregate amount of $800 million provided pursuant to a debt commitment letter, dated as of August 14, 2015, among Ping An Bank Co., Ltd., Shanghai Pudong Development Bank Co., Ltd. and Merger Sub (the “Debt Commitment Letter”); and

•	cash in the Company and its subsidiaries.

To fund its cash contribution under its Equity Commitment Letter, G&C expects to obtain debt financing of $300 million pursuant to a debt commitment letter, dated as of August 14, 2015, among Ping An Bank Co., Ltd., Shanghai Pudong Development Bank Co., Ltd. and G&C (the “Management Debt Commitment Letter”). Dr. Li also entered into an equity commitment letter, dated as of August 14, 2015, whereby Dr. Li agreed to purchase an additional $60 million of equity in G&C.

See “Special Factors—Financing of the Merger” beginning on page 55 for additional information.

Opinion of Credit Suisse, Financial Advisor to Special Committee (Page 42)

On August 13, 2015 in the United States, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated August 13, 2015) as to, as of August 13, 2015 in the United States, the fairness, from a financial point of view, to the Unaffiliated Holders of the merger consideration to be received by such

Unaffiliated Holders in the merger pursuant to the merger agreement. For purposes of its analyses and opinion, Credit Suisse referred to the holders of Shares, other than holders of Shares that were entering into the Support Agreement and their affiliates, as the “Unaffiliated Holders.”

Credit Suisse’s opinion was directed to the Special Committee, and only addressed, as of August 13, 2015 in the United States, the fairness, from a financial point of view, to the Unaffiliated Holders of the per Share merger consideration and the per ADS merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Shares as to how such holder should vote or act with respect to any matter relating to the merger or otherwise.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 60)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the potential enhancement or decline of share value for Parent, of which Dr. Li will be one of the beneficial owners upon the completion of the merger, as a result of the merger and future performance of the Surviving Company;

•	cash-out of in-the-money options to purchase Shares and cash-out of restricted shares and restricted stock units granted under the Share Incentive Plan held by certain of the Company’s directors and executive officers;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of $20,000 per month to the chairman of the Special Committee and $15,000 per month to each other member of the Special Committee (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this proxy statement, the directors and executive officers of the Company beneficially own an aggregate of [15,770,414] Shares (which includes Shares represented by ADSs and Shares represented by restricted stock units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement) and [6,742,952] restricted stock units. As of the date of this proxy statement, none of the Company’s directors and executive officers beneficially own any options to acquire Shares or restricted shares. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 60 for additional information.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 61 for additional information.

No Solicitation of Competing Transactions (Page 88)

The merger agreement restricts our ability, until the effective time or, if earlier, the termination of the merger agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”). See and read carefully “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 88 and page 91, respectively.

Conditions to the Merger (Page 97)

The consummation of the merger is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and the transactions, including the merger, being approved by (i) holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the shareholders’ meeting and (ii) holders of a majority of the Shares that are unaffiliated with the buyer group and present and voting in person or by proxy at the shareholders’ meeting ((i) and (ii), the “Requisite Company Vote”);

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is in effect or has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions;

•	the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired or terminated; and

•	any other required regulatory approvals have been obtained, except where the failure to obtain such approvals would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•	the representations and warranties of the Company in the merger agreement (without giving effect to any qualifications as to “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not, and would not be reasonably expected to, constitute a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”); provided that (i) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time) and (ii) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	the aggregate amount of available cash of the Company on a consolidated basis may not be less than the result of (A) $400,000,000 minus (B) the lesser of (x) the aggregate amount of repayments of

Company debt that is outstanding as of the date of the merger agreement by the Company after the date of the merger agreement and prior to the closing date and (y) $250,000,000, of which (i) the available cash of the Company denominated in Renminbi (RMB) and held in bank accounts in the PRC is required to equal or exceed the aggregate amount of Company debt incurred in the PRC that is outstanding as of the closing date and (ii) the available cash of the Company denominated in US dollars and held in bank accounts outside the PRC is required to equal or exceed the excess (if any) of (X) the aggregate amount of Company debt incurred outside the PRC that is outstanding as of the closing date over (Y) $90,000,000;

•	there not having been any Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Conditions to the Merger”) since the date of the merger agreement;

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	holders of no more than 15% of the Shares having validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to complete the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement (without giving effect to any qualifications as to “materiality”) being true and correct in all respects as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, has not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the transactions, including the merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement (Page 98)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or, in the case of the Company, acting upon the recommendation of the Special Committee);

•	by either the Company (acting upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the merger agreement has been a material cause of, or resulted in, the failure of any applicable condition to the merger being satisfied):

•	upon a Termination Date Termination Event;

•	upon a Permanent Order Termination Event; or

•	upon a No-Vote Termination Event;

•	by the Company (acting upon the recommendation of the Special Committee):

•	upon a Parent Breach Termination Event;

•	upon a Parent Failure to Close Termination Event; or

•	upon a Superior Proposal Termination Event; or

•	by Parent:

•	upon a Company Breach Termination Event; or

•	upon a Change in the Company Recommendation Termination Event;

each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Reimbursement of Expenses (Page 99)

The Company is required to pay Parent a termination fee of $50,000,000 if the merger agreement is terminated:

•	by either the Company or Parent if:

•	a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting);

•	following the occurrence of an event described in the immediately preceding bullet point, the Company or Parent terminates the merger agreement due to a Termination Date Termination Event or a No-Vote Termination Event;

•	neither Parent nor Merger Sub has materially breached any of its representations, warranties or covenants under the merger agreement; and

•	within 12 months after the termination of the merger agreement, the Company consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (with all references to “20%” in the definition of “Competing Transaction” under the merger agreement changed to “50%” for purposes of this section);

•	by Parent pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 99.

Parent is required to pay the Company a termination fee of $100,000,000 in the event the merger agreement is terminated:

•	by the Company pursuant to a Parent Breach Termination Event; or

•	by the Company pursuant to a Parent Failure to Close Termination Event.

If either (i) the Company terminates the merger agreement pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event, or (ii) Parent terminates the merger agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, the non-terminating party shall pay, or cause to be paid, to the terminating party all expenses incurred by the terminating party in connection with the transactions up to a maximum amount equal to $5,000,000.

In the event that the Company or Parent fails to pay the termination fee or expenses when due and in accordance with the requirements of the merger agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest on such unpaid termination fee or expenses at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2%.

Regulatory Matters (Page 64)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the merger other than (i) necessary filings and approval under the HSR Act and (ii) the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 64)

The Company is not aware of any lawsuit that challenges the merger agreement, the plan of merger or any of the transactions, including the merger.

Accounting Treatment of the Merger (Page 64)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 70)

The closing price of ADSs on the NYSE on April 29, 2015, the last trading date immediately prior to the Company’s announcement on April 30, 2015 that it had received a going-private proposal, was $39.50 per ADS. The consideration of $46.00 per ADS to be paid in the merger represents a premium of approximately 16.5% over that closing price.

Fees and Expenses (Page 63)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Remedies (Page 101)

The parties to the merger agreement may be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 101.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to a termination fee of $100,000,000 and $50,000,000, respectively, and reimbursement of certain expenses in connection with the merger, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the buyer group, and as a result of the merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $5.75 in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the effective time (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of such Shares determined pursuant to the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $46.00 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before [            ] ([New York City] time) on [                    ], 2015 and become a registered holder of Shares by the close of business in the Cayman Islands on [                    ], 2015 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 65 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:	If the merger is completed, each option, whether or not vested or exercisable, will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), a cash amount equal to the product of (i) the excess, if any, of the per Share merger consideration over the exercise price of such option and (ii) the number of Shares underlying such option, without interest and net of any applicable withholding taxes, provided that, if the exercise price of any such option is equal to or greater than the per Share merger consideration, such option shall be cancelled without any payment therefor.

Q:	How will the Company’s restricted shares and restricted stock units be treated in the merger?

A:	If the merger is completed, each restricted share and restricted stock unit awarded under the Share Incentive Plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to the per Share merger consideration, in cash, without interest and net of any applicable withholding taxes.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time (in any event within three business days after the effective time), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $5.75 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time), the ADS depositary will send you cash for the per ADS merger consideration of $46.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you cash for the per ADS merger consideration of $46.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on [ ], 2015, at [ ]([Hong Kong] time) at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China.

Q:	What vote of the Company’s shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the consummation of the transactions, including the merger, must be authorized and approved by (i) a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy at the extraordinary general meeting, and (ii) holders of a majority of the Shares (including Shares represented by ADSs), unaffiliated with Parent, the Chairman Parties and the Sponsors, that are present and voting in person or by proxy at the extraordinary general meeting.

At the close of business in the Cayman Islands on [                    ], 2015, the record date for determining the shareholders entitled to vote at the extraordinary general meeting (the “Share Record Date”), [            ] Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to (a) vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and (b) upon the terms and subject to the conditions in the Support Agreement, receive no consideration for the cancellation of the Rollover Shares in accordance with the merger agreement. As of the date of this proxy statement, the buyer group beneficially owns an aggregate of [25,844,198] Shares (including Shares represented by ADSs), which represents approximately [4.6]% of the total issued and outstanding Shares.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board unanimously recommends that you vote:

•	FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution;

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger; and

•	FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement and the consummation of the transactions, including the merger.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 61.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is [ ], 2015. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The record date with respect to ADSs is [                    ], 2015 (the “ADS Record Date”). Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on [                    ], 2015 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence of at least two shareholders entitled to vote, in person or by proxy or by its corporate representative collectively representing not less than one-third of the total issued and voting Shares throughout the meeting will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close during the fourth quarter of 2015, after all conditions to the merger have been satisfied or waived. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any options, restricted shares or restricted stock units receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the United States Securities and Exchange Commission (the “SEC”). Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for certain expenses in connection with the merger, or Parent may be required to pay the Company a termination fee and reimburse the Company for certain expenses in connection with the merger, in each case as described in “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 99.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to vote (or cause to be voted) all of the Shares and ADSs that are held directly or directly by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Chairman Family Trust, which is one of the Rollover Shareholders, is directly or indirectly controlled by Dr. Li, the chairman of the Board and chief executive officer of the Company. As of the date of this proxy statement, the Chairman Parties beneficially own an aggregate of 8,152,271 Shares (which includes 8,092,976 Shares represented by 1,011,622 ADSs), which represent approximately [1.4]% of the total issued and outstanding Shares (including Shares represented by ADSs).

In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs), other than Dr. Li, Xiaozhong Liu, Zhaohui Zhang and Ning Zhao, has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the consummation of the transactions, including the merger. As of the date of this proxy statement, our directors and executive officers, other than Dr. Li, Xiaozhong Liu, Zhaohui Zhang and Ning Zhao, beneficially own, in the aggregate 856,320 Shares (which includes Shares represented by ADSs and Shares represented by restricted stock units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement), which in aggregate represent approximately [0.2]% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please complete, sign and return the proxy card as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is [ ], 2015 at [ ] ([Hong Kong] time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS depositary must receive such instructions no later than [ ] ([New York City] time) on [ ], 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before [                    ] ([New York City] time) on [                    ], 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of JPMorgan Chase Bank, N.A., the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request [the Cayman Registrar of Shares, Maples Fund Services to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS depositary, your broker, bank or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences.

Any written notice revoking a proxy should be sent to WuXi PharmaTech (Cayman) Inc., 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than [ ] ([Hong Kong] time) on [ ], 2015, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to [            ] ([New York City] time) on [                    ], 2015. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my Share certificates or my American Depositary Receipts representing ADSs (“ADRs”) now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for determining Shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares after the Share Record Date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy appointing the person to whom you transfer your Shares, but will transfer the right to receive the per Share merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in [New York City] on [                    ], 2015. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the per Share merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before [            ] ([New York City] time) on [                    ], 2015, and become registered holders of Shares by the close of business in the Cayman Islands on [                    ], 2015. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 102 as well as “Annex C—Cayman Islands Companies Law (2013 Revision)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS depositary for cancellation before [ ] ([New York City] time) on [ ], 2015 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote to approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at wuxi@mackenziepartners.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Unless otherwise provided in this Background of the Merger, all dates and times referenced herein refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of creating and enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered and engaged in various strategic and other transactions with the objective of increasing shareholder value. Recent growth initiatives and strategies of the Company include the construction of new small-molecule and biologics manufacturing facilities, the listing and issuance of shares of its PRC subsidiary Shanghai SynTheAll Pharmaceutical Co., Ltd in China, investing in genomics/bioinformatics, investing in mobile technologies and investing in certain healthcare initiatives in China. The Company has considered, and from time to time has engaged in, various potential commercial and strategic business partnerships and joint ventures, acquisitions and new businesses.

Dr. Li, the chairman, chief executive officer and one of the founders of the Company, first considered making a proposal to acquire the Company on or about March 5, 2015, following the market’s negative reaction to the Company’s announcement of its financial results for the fourth quarter and full year of 2014 on March 5, 2015.

Between March 14, 2015 and April 29, 2015, Dr. Li held a number of preliminary discussions with a representative of Ally Bridge Group Capital Partners (“ABG Group”) about the possibility of making a going-private proposal to the Company.

On April 20, 2015, representatives of Temasek had a meeting with representatives of ABG to discuss the potential going-private transaction.

On April 25, 2015, representatives of Temasek and certain members of management of the Company, namely Edward Hu, Xiaohui Zhang and Xiaozhong Liu, participated in a preliminary discussion with Dr. Li and a representative of ABG Group regarding the possibility of a going-private transaction. On the same day, Dr. Li also updated and consulted his spouse and director of the Company, Dr. Ning Zhao, regarding the proposal for a going-private transaction.

Ally Bridge Group (HK) Limited (“ABG HK”), an affiliate of ABG Group, entered into a confidentiality agreement with a subsidiary of the Company on April 27, 2015, which was amended and restated by the Company and ABG HK on May 19, 2015.

On April 28, 2015, a representative of Sullivan & Cromwell (“S&C”), acting as legal counsel to ABG Group, was involved in additional discussions between Dr. Li and a representative of ABG Group regarding a potential going-private transaction.

On April 29, 2015, representatives of Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”) had initial discussions with Dr. Li regarding WSGR’s potential engagement by Dr. Li in connection with a going-private transaction. After the meeting with WSGR, Dr. Li also had a meeting with representatives of ABG Group and S&C to discuss the possible formation of a consortium in relation to the going-private transaction with respect to the Company.

On April 29, 2015, Dr. Li and ABG Group jointly delivered to the Board a preliminary non-binding letter that proposed a going-private transaction by a buyer group led by Dr. Li and ABG Group to acquire the Company. In the letter, the buyer group proposed to acquire all of the outstanding shares of the Company not already owned by the members of the buyer group for $46.00 in cash per ADS, or $5.75 in cash per ordinary share. The letter noted that the proposal represented a 16.2% premium over the closing price of the ADSs on the NYSE on April 28, 2015, a premium of 24.1% to the volume-weighted average closing price of the ADSs during the prior 180 trading days and a premium of 8.7% to the ADSs 52-week high closing price. The letter stated that Dr. Li and ABG Group had agreed to work together exclusively in pursuing the proposed transaction, which they intended to finance with a combination of debt and equity financing. The proposal included a non-waivable condition that, given Dr. Li’s involvement in the buyer group, the transaction be approved by a properly constituted committee of independent directors and a majority of shareholders that are not members of the buyer group.

On April 30, 2015, Dr. Li had a call with a representative of Boyu to discuss the potential formation of a consortium in relation to the proposed transaction.

The Board also met on April 30, 2015, together with senior management of the Company, to discuss the proposal. At the meeting, representatives of O’Melveny & Myers LLP (“O’Melveny”), the Company’s legal counsel, provided the Board with an overview of the procedures, process and duties of directors under applicable law in connection with the proposal, and the desirability of establishing a committee of independent directors to evaluate and negotiate the proposal given the inherent conflicts of interest that may arise from the involvement of Dr. Li in the proposed transaction, and summarized the contents of various materials that they had provided to the board of directors earlier, including (i) key principles for determining independence for members of a special committee, (ii) legal principles for members of a special committee evaluating such a potential conflict transaction and (iii) special committee best practices in a going-private transaction. During the course of these discussions, the board of directors noted that, when determining the suitability of each of the directors of the Company to serve as members of a special committee, consideration should be given to whether or not such director (a) was an employee of the Company, (b) had any business or personal relationships with Dr. Li or ABG or their respective affiliates, (c) had any financial interest in the proposal that was different from that of unaffiliated shareholders, (d) was affiliated with an institutional shareholder of the Company that might ultimately decide to participate in the transaction contemplated under the proposal, make a competing offer or could have different investment objectives than other shareholders, and (e) satisfied the standards for independence under NYSE or SEC rules. At the meeting, the Board determined that it would be in the best interests of the Company to form a special committee, and after discussing the various qualifications and independence of the members of the Board to serve on the special committee, the Board resolved to form the Special Committee, comprised of three independent directors, Messrs. Walter T. Kwauk (to serve as chairman of the Committee), William R. Keller and Xuesong (Jeff) Leng, to exclusively evaluate and, if appropriate, negotiate the proposed transaction (or any other alternative transaction) on behalf of the Company.

Later that day, the Company issued a press release regarding its receipt of the letter and the proposed transaction. Dr. Li also met that day with approximately 50 members of the Company’s senior management to discuss the proposal.

Temasek Capital Management Pte. Ltd., an affiliate of Temasek (“Temasek Capital”), entered into a confidentiality agreement with the Company on May 4, 2015, which was amended and restated by the Company and Temasek Capital on June 4, 2015.

Boyu Capital Advisory Co. Ltd., an affiliate of Boyu (“Boyu Capital”) entered into a confidentiality agreement with a subsidiary of the Company on May 4, 2015, which was amended and restated by the Company and Boyu Capital on May 19, 2015.

On May 11, 2015, Dr. Li, ABG Capital Partners II GP, L.P. (“ABG II”), an affiliate of ABG Group and Boyu entered into a consortium agreement (the “Original Consortium Agreement,” as restated and amended, the “Consortium Agreement”), pursuant to which the parties to the Original Consortium Agreement agreed to form a consortium (the “Consortium”), and to jointly make a proposal to acquire the Company, to deal exclusively with each other in pursuing the proposed transaction for six months and to cooperate and participate in, among others, the negotiation of the terms of definitive documentation in connection with the proposed transaction, including an agreement and plan of merger, and the negotiation of the terms of definitive debt financing documents in connection with the proposed transaction. The Consortium Agreement provides that, in connection with the execution of the agreement and plan of merger, the members of the Consortium, to the extent owning any Shares, would enter into a “roll-over” agreement in customary form, pursuant to which they would contribute all Shares owned by them to a newly formed acquisition company at the closing of the merger contemplated by the agreement and plan of merger. Pursuant to the Consortium Agreement, (i) WSGR, S&C and Weil, Gotshal & Manges LLP (“Weil”) were engaged as counsel for U.S. and Hong Kong legal matters to the Consortium, with WSGR also acting as counsel for U.S. and Hong Kong legal matters to Dr. Li, S&C also acting as counsel for U.S. and Hong Kong legal matters to ABG II and Weil also acting as counsel for U.S. and Hong Kong legal matters to Boyu; (ii) Conyers Dill & Pearman (“Conyers”) was engaged as counsel for Cayman Islands legal matters to the Consortium; and (iii) Fangda Partners (“Fangda”) was engaged as counsel for PRC legal matters to the Consortium.

Beginning in the middle of May 2015, representatives of the Consortium held preliminary meetings regarding debt financing for the merger with multiple potential funding sources, including Shanghai Pudong Development Bank Co., Ltd. (“SPDB”) and Ping An Bank Co., Ltd. (“Ping An Bank”).

On May 12, 2015, the buyer group delivered a letter to the Board providing certain updates. These updates included an acknowledgement of the execution of the consortium agreement and the identification of the various legal counsel engaged by the buyer group described above.

The next day the Special Committee held its initial meeting. At this meeting, the Special Committee and representatives of Willkie Farr & Gallagher LLP (“Willkie Farr”) discussed the scope and authority of the Special Committee and reviewed the independence of each member of the Special Committee, particularly any relationships with the members of the buyer group. They also discussed the independence of the two other independent members of the Board who are not also members of the Special Committee (Messrs. Stewart Hen and Kian-Wee Seah), and determined that such additional independent directors may attend selected Special Committee meetings at the Special Committee’s request.

The Special Committee also discussed the engagement of an independent financial advisor, including the four experienced financial advisors it had interviewed, concluding to engage Credit Suisse, subject to final agreement on the financial terms of their engagement. The Special Committee decided to engage Credit Suisse based upon, among other considerations, Credit Suisse’s experience with and knowledge of the Company and its industry, its experience advising committees of independent directors in business combinations and other strategic transactions, and the Special Committee’s belief that Credit Suisse would render objective advice to the Special Committee. The Special Committee also approved the retention of Willkie Farr as its U.S. legal counsel. Engagement letters with Willkie Farr, as well as with Zhong Lun Law Firm as PRC legal counsel and with Walkers as Cayman Islands legal counsel, were subsequently executed.

Also, on May 13, 2015, the Company issued a press release summarizing the May 12, 2015 letter from the buyer group and announcing the formation of the Special Committee to consider the proposal. The press release identified the members of the Special Committee as well as the various legal counsel retained by the Special Committee, the Company and the buyer group.

On May 15, 2015, Merrill Lynch (Asia Pacific) Limited (“BofA Merrill Lynch”) was engaged as financial advisor to the Consortium and subsequently entered into an engagement letter with the Consortium on May 27, 2015.

On May 18, 2015, the Board held a meeting to adopt a formal charter for the Special Committee. At the meeting, the Board delegated to the Special Committee the exclusive power and authority of the Board to, among other things, (i) establish and direct the process and procedures related to the review and evaluation of the proposed transaction and any alternative transaction, including the authority to determine not to proceed with, and/or to terminate, any such process, (ii) respond to any communications, inquiries or proposals relating to such transactions, (iii) review, evaluate, investigate, pursue and negotiate any such transactions, (iv) solicit expressions of interest or other proposals for alternative transactions, (v) determine on behalf of the Board and the Company whether the proposed transaction or any alternative transaction is advisable and in the best interests of the Company and its shareholders, (vi) recommend that the Board reject or approve the proposed transaction or any alternative transaction, (vii) recommend to the Board the consummation of the proposed transaction or any alternative transaction, and (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed transaction or any alternative transaction. The Board further provided that it would not approve, or otherwise recommend to shareholders for approval, the proposed transaction or any alternative transaction without the prior favorable recommendation of the Special Committee.

On May 19, 2015, the Special Committee held a meeting telephonically with Mr. Seah and representatives of Willkie Farr, Walkers and Credit Suisse in attendance. At the meeting, representatives of Walkers reviewed the responsibilities and fiduciary duties of members of the Special Committee under the laws of the Cayman Islands. Representatives of Credit Suisse discussed the process for the Company providing diligence information to the buyer group, as well as its role as financial advisor to the Special Committee. The Special Committee, Credit Suisse, Walkers and Willkie Farr also discussed the advisability and scope of a market check process to solicit other parties that might be interested in acquiring the Company.

On May 19, 2015, the Company entered into a confidentiality agreement with Dr. Li, an amended and restated confidentiality agreement with Boyu Capital, and an amended and restated confidentiality agreement with ABG HK.

On May 25, 2015, the Company entered into a confidentiality agreement with Hillhouse Capital Management, Ltd. for the purpose of adding a potential additional member of the buyer group.

On May 25 and 26, 2015, representatives of the buyer group, BofA Merrill Lynch, other advisors to the buyer group, as well as Mr. Kwauk and representatives of O’Melveny and Credit Suisse, attended a management presentation at the Company’s offices in Shanghai, China. At the meeting, representatives of the Company’s management reviewed the Company’s historical financial statements, its business model, and its new businesses, and answered questions from the Consortium and its advisors.

On May 26, 2015, representatives of Credit Suisse updated the Special Committee on the status of the buyer group’s diligence process and the Company’s preparation of an electronic data room for the production of diligence documents. The Special Committee and Credit Suisse discussed the benefits of conducting a market check. Credit Suisse reviewed with the Special Committee nine potential strategic buyers Credit Suisse had identified. In addition, Credit Suisse discussed with the Special Committee the challenges facing potential financial buyers, including the price proposed by the buyer group and Dr. Li’s agreement to work exclusively with the buyer group. Following this discussion, the Special Committee authorized Credit Suisse to conduct a market check by contacting the nine potential alternate buyers Credit Suisse had identified.

On May 27, 2015, the Company granted access to its electronic data room to the buyer group and its advisors.

On June 2, 2015, Credit Suisse updated the Special Committee regarding the market check being conducted by Credit Suisse at the behest of the Special Committee. Credit Suisse also provided an update on the buyer group’s efforts to secure equity and debt financing for the proposed transaction and the expected timing.

On June 4, 2015, the Company entered into an amended and restated confidentiality agreement with Temasek Capital, as a potential additional member of the buyer group. On the same day, the Company granted access to its electronic data room to two potential sources of debt financing for the buyer group. On the same day, Ping An Trust Co. Ltd., an affiliate of Ping An (“Ping An Trust”), entered into a letter agreement with Boyu Capital pursuant to which Ping An Trust agreed that it and its affiliates and representatives should be bound by the terms and conditions of the confidentiality agreement between Boyu Capital and the Company.

Beginning in early June 2015, representatives of the Consortium held meetings regarding debt financing term sheets with multiple potential funding sources, including SPDB and Ping An Bank.

On June 8, 2015, the Company held a legal due diligence session for the legal counsel to the buyer group. Representatives of WSGR, S&C, Fangda and O’Melveny were in attendance. On the same day, the Company granted access to its electronic data room to two additional potential sources of debt financing for the buyer group.

On June 9, 2015, Credit Suisse provided the Special Committee with an update regarding the market check being conducted at the behest of the Special Committee, noting that Credit Suisse had made contact with all nine of the targeted potential bidders, two of which had declined the opportunity to make an offer.

On June 11, 2015, the Company granted access to its electronic data room to Ping An Trust, and signed an engagement letter, dated as of May 22, 2015, formalizing Credit Suisse’s retention by the Special Committee as its independent financial advisor.

On June 12, 2015, WSGR, counsel to the buyer group, provided Willkie Farr with an initial draft of the merger agreement.

On June 16, 2015, representatives of Willkie Farr reviewed the terms of the draft merger agreement with the Special Committee and related issues, including the inability of the Company to adjourn the shareholders’ meeting and/or terminate the merger agreement for a superior proposal, the proposed termination fees, the absence of a “go-shop” provision, proposed closing conditions (including required minimum available cash of the Company and a maximum percentage of Shares for which holders could exercise dissenters’ rights), and the absence of a requirement that the closing of the merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding shares other than the Excluded Shares. Representatives of Credit Suisse provided an update regarding the market check being conducted at the behest of the Special Committee.

On June 16 and June 17, 2015, management of the Company gave additional presentations to representatives of the buyer group, WSGR, S&C, Weil, certain prospective debt financing banks and BofA Merrill Lynch. Representatives of O’Melveny and Credit Suisse also attended the presentations.

Between June 17 and June 19, 2015, representatives of the buyer group, certain prospective debt financing banks and BofA Merrill Lynch visited the facilities of the Company.

On June 23, 2015, representatives of Willkie Farr discussed with the Special Committee the proposed response to the draft of merger agreement delivered by WSGR on June 12, 2015. Following the discussion of the merger agreement, representatives of Credit Suisse provided an update regarding the market check being conducted at the behest of the Special Committee, noting that six of the nine potential bidders had declined to make an offer, and that none of the remaining potential bidders were expected to do so.

On June 25, 2015, Willkie Farr provided WSGR with a revised draft of the merger agreement. Among other things, the revised draft (i) reduced the scope of the Company representations and warranties, (ii) added the right of the Company to adjourn the shareholders’ meeting and/or terminate the merger agreement for a superior proposal, (iii) revised the definition of superior proposal to give the Company greater flexibility to negotiate a competing proposal, (iv) deleted the closing condition that holders of no more than 5% of the Shares exercised dissenters’ rights, (v) added the requirement that the merger agreement be approved by holders of a majority of the outstanding Shares not affiliated with the buyer group and (vi) added an “anti-sandbagging” provision, preventing the buyer group from taking action under the merger agreement in response to any item that Dr. Li knew about or caused.

On June 25, 2015, WSGR provided Willkie Farr with the initial draft equity commitment letter.

On June 28, 2015, WSGR provided an issues list to Willkie Farr based on the revised merger agreement circulated by Willkie Farr.

On June 29, 2015, Willkie Farr held a telephonic discussion with WSGR, S&C and Weil in which the advisors discussed the positions of the Special Committee and the Consortium on various issues related to the merger agreement. On the same day, Willkie Farr and O’Melveny held another telephone discussion with WSGR, S&C and Weil in which O’Melveny presented the Company’s position on the representations and warranties to be made by the Company in the merger agreement.

On June 30, 2015, the Special Committee held a meeting telephonically with representatives of Willkie Farr and Credit Suisse in attendance. Representatives of Willkie Farr summarized their discussion the previous day with counsel to the buyer group regarding key issues in the merger agreement. Credit Suisse summarized information provided by the buyer group regarding the progress the buyer group had made regarding status and aggregate amounts of their expected equity and debt commitments. Members of the Special Committee and Credit Suisse discussed the potential impact on the proposed transaction of recent Chinese going-private proposals and the volatility of the Chinese capital and financial markets. Credit Suisse also provided an update regarding the market check being conducted at the behest of the Special Committee, noting that seven of the nine potential bidders had declined to make an offer, and that the two remaining potential bidders were non-responsive and thus were not expected to make offers.

On July 2, 2015, Willkie Farr provided comments to the initial draft equity commitment letter circulated by WSGR on June 25, 2015, including regarding the conditions precedent to the equity commitment of each Sponsor.

The Original Consortium Agreement was amended and restated on July 2, 2015 to admit Temasek, Hillhouse Fund II, L.P. (“HFII”), and Ping An Insurance (Group) Company of China. Ltd., an affiliate of Ping An (“Ping An Group”), as additional members of the Consortium.

On July 4, 2015, WSGR circulated a revised draft of the merger agreement. Among other things, the revised draft offered compromise positions on many of the Company representations and warranties, but rejected many of Willkie Farr’s other revisions, including (i) the right of the Company to adjourn the shareholders’ meeting and/or terminate the merger agreement for a superior proposal, (ii) changes to the definition of superior proposal, (iii) the deletion of the dissenting Shares closing condition and (iv) the addition of the anti-sandbagging provision. Willkie Farr then updated the Special Committee regarding the significant open points in the merger agreement.

On July 7, 2015, the Special Committee held a meeting telephonically with representatives of Willkie Farr and Credit Suisse in attendance. Representatives of Credit Suisse provided an update with respect to information provided by the buyer group regarding the buyer group’s progress in obtaining the necessary debt and equity financing, noting that the buyer group added additional potential debt financing sources. Representatives of Willkie Farr discussed with the Special Committee the key open issues raised by the revised merger agreement.

On July 8, 2015, at the invitation of the Special Committee, Edward Hu, the Company’s chief financial officer, and John Long, the Company’s senior vice president of finance, reviewed the Company’s financial projections with the Committee, Credit Suisse and Willkie Farr.

On July 9, 2015, Willkie Farr circulated a revised draft of the merger agreement. Among other things, the revised draft offered further compromise positions regarding the Company representations and warranties, but reiterated their previous positions on many of the other key issues. On that same day, WSGR proposed symmetrical $50 million termination fees for both the Company termination fee and the buyer group termination fee.

On July 13, 2015, Credit Suisse reviewed with the Special Committee its preliminary financial analyses with respect to the Company and the buyer group’s proposal. Representatives of Credit Suisse also noted that, while it had been informed by the buyer group that significant progress had been made by the buyer group regarding both the debt and equity financing, it had been told that the buyer group had not yet finalized certain of the sources and amounts of financing, including the financing for the members of Company management participating in the buyer group.

Later that day, WSGR circulated revised drafts of the merger agreement and equity commitment letter and initial drafts of the limited guarantee and support agreement. Among other things, the revised draft merger agreement accepted the Company’s right to terminate the merger agreement for a superior proposal and that the merger be subject to approval by shareholders holding a majority of the outstanding shares (other than the Excluded Shares), offered certain compromises on other issues and rejected other Willkie Farr comments. Willkie Farr and WSGR then discussed the open items on the next day. O’Melveny also provided WSGR with an initial draft of the disclosure schedules, which were then negotiated between S&C and O’Melveny over the next several weeks.

On July 16, 2015, Willkie Farr circulated a revised draft of the merger agreement, to which WSGR responded on July 21, 2015. Over the course of the next several weeks, Willkie Farr and WSGR continued to negotiate the remaining open points in the merger agreement and the other transaction documents, including the definition of superior proposal, the closing conditions, the anti-sandbagging provision and the termination fee amounts.

On July 21, 2015, the Special Committee discussed the Company’s financial projections previously reviewed with Messrs. Hu and Long at the Special Committee meeting held on July 8, 2015. Representatives of Willkie Farr summarized the draft merger agreement provided by WSGR earlier that day, including the significant remaining open issues.

On July 23, 2015, DLA Piper Hong Kong (“DLA”) was engaged by G&C as its legal counsel to negotiate the management debt financing with the counsel for the lenders.

On July 23, 2015, counsel to the buyer group and counsel to the Special Committee also discussed the key regulatory issues relating to any potential transaction. On that same day, Willkie Farr circulated revised drafts of the equity commitment letter, limited guarantee and support agreement.

On July 28, 2015, representatives of Credit Suisse updated the Special Committee regarding the relationships Credit Suisse had with certain new members of the buyer group, including Temasek and Ping An. Credit Suisse informed the Special Committee that such relationships included during the past two years having provided Temasek and its affiliates with financial advisory services in connection with certain acquisitions and dispositions of companies or investments and having acted as bookrunning lead managing underwriting and having provided other investment banking services in connection with certain securities offerings and equity capital markets transactions and having acted as financial advisor, placement agent or bookrunning lead managing underwriter in connection with the placement or offering of securities by Ping An or its affiliates. In addition, Credit Suisse informed the Special Committee that it and its affiliates beneficially owned for the accounts of their clients and for their own account less than 2% of the outstanding shares of Ping An common stock. The Special Committee concluded that the relationships identified by Credit Suisse were typical for a global investment firm such as Credit Suisse, and did not negatively affect the ability of Credit Suisse to serve as independent financial advisor to the Special Committee.

Continuing through August 13, 2015, representatives of WSGR, Weil, DLA and counsel for the lenders providing the debt financings to the Consortium and G&C, negotiated terms of the debt financing for the proposed transaction.

On August 4, 2015, representatives of Credit Suisse informed the Special Committee that it had been advised by the buyer group that the buyer group remained in the process of finalizing its debt financing. Representatives of Willkie Farr summarized the status of the legal documents and certain discussions with the buyer group.

On August 5, 2015, BofA Merrill Lynch, in its capacity as financial advisor to the buyer group, provided Credit Suisse, as representative of the Special Committee, with the initial draft debt commitment letter and term sheet. Willkie Farr subsequently provided comments to Weil, counsel to the buyer group.

On August 6, 2015, Willkie Farr and WSGR discussed the remaining open points in the merger agreement (other than price and the termination fees). Over the following week, Willkie Farr, WSGR, Weil and the other legal counsel continued to exchange various drafts of the merger agreement, debt commitment letters (including to finance management’s equity commitment) and the other transaction documents and discuss and narrow the remaining open issues, reaching agreement, among other things, regarding a more flexible definition of superior proposal, the respective amounts of the Company and buyer group termination fees and the inclusion of a dissenters rights closing condition for the buyer group (albeit at a higher threshold which required that holders of no more than 15% of the Shares dissent).

On August 11, 2015, BofA Merrill Lynch, in its capacity as financial advisor to the buyer group, provided representatives of the Special Committee with the final version of the debt commitment letter and term sheet.

Later that day, representatives of Willkie Farr updated the Special Committee regarding the debt and equity commitment documents, as well as the merger agreement, including the significant remaining open issues. The Special Committee, with the assistance of Credit Suisse and Willkie Farr, discussed tactics and strategy for negotiating an increase in merger consideration with the buyer group.

On August 12, 2015, Messrs. Kwauk and Keller met with Dr. Li to request that the buyer group increase its proposed merger consideration. Dr. Li responded that the buyer group believed its initial proposal was designed to be a fair price to the Company’s shareholders, and that the buyer group would not agree to any increase.

Later that day, WSGR provided Willkie Farr with the final version of the Interim Investors Agreement.

On August 13, 2015, the Special Committee held a meeting telephonically, with Messrs. Hen and Seah, and representatives of Willkie Farr, Credit Suisse and O’Melveny in attendance at the request of the Special Committee. Members of the Special Committee and Credit Suisse discussed the meeting the previous day among Messrs. Kwauk and Keller and Dr. Li and Dr. Li’s firm rejection of an increase in the merger consideration. They also discussed recent market developments since the time that the buyer group submitted its initial proposal, including the recent drop in the RMB currency exchange rates and its potential financial impact on the Company, and the general volatility in the Chinese markets. Following such meeting, on August 13 and August 14, 2015, Willkie Farr and WSGR proceeded to finalize the various transaction documents.

On August 14, 2015, the Consortium Agreement was further amended to replace ABG II, HFII and Ping An Group with ABG, Hillhouse and Ping An as members of the Consortium, and to admit G&C LP into which Mr. Zhang and Mr. Liu will roll over their Shares, as a member of the Consortium.

Later on that day, the Special Committee held a telephonic meeting with representatives of Willkie Farr, Credit Suisse and O’Melveny in attendance at the request of the Special Committee. Representatives of Willkie Farr summarized for the Special Committee the key terms and final resolution of the open items in the merger agreement and other transaction documents, as well as the fiduciary duties of the members of the Special Committee. At the request of the Special Committee, representatives of Credit Suisse then reviewed and discussed its financial analyses with respect to the Company and the proposed merger. (The financial analyses reviewed and discussed with the Special Committee at the meeting included the same types of financial analyses previously reviewed and discussed with the Special Committee on July 13, 2015, as revised to reflect updated data and other information.) Thereafter, at the request of the Special Committee, Credit Suisse rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated August 13, 2015 in the United States, which was August 14, 2015 in China) as to, as of such date, the fairness, from a financial point of view, to the Unaffiliated Holders of the applicable merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement. After reviewing and discussing the foregoing and considering the proposed terms of the merger agreement and the other transaction agreements with the assistance of its legal and financial advisors, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee then unanimously determined that the merger agreement and the merger and the consummation of the other transactions contemplated thereby were fair to and in the best interests of the Company and the Unaffiliated Holders, declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the Board adopt resolutions approving and declaring the advisability of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

Following the meeting of the Special Committee, the Board held a telephonic meeting, with the representatives of Willkie Farr, Credit Suisse and O’Melveny in attendance at the request of the Special Committee and the Board. At this meeting, the Special Committee presented its recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements, the various presentations of Willkie Farr and O’Melveny and that the Special Committee received an opinion from Credit Suisse as to the fairness of the merger consideration, and taking into account the other factors described below under the heading titled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board unanimously determined that it was fair to and in the best interests of the Company and the Unaffiliated Holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and directed that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

Also on August 14, 2015, the Company, Parent and Merger Sub executed the merger agreement and the Company issued a press release announcing the execution of the merger agreement. The other transaction documents were executed at the same time.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

At a meeting on August 14, 2015, the Special Committee reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the consummation of the transactions, including the merger. The Special Committee, after due consideration, unanimously (i) determined that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, are fair to and in the best interests of the Company and the Unaffiliated Holders, (ii) approved and declared advisable the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and (iii) recommended that the Board authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

At a meeting on August 14, 2015, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the transactions, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and (iii) resolved to recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, by the shareholders of the Company and directed that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, including the following, which are not listed in any relative order of importance:

•	the belief of the Special Committee and the Board, after a thorough, independent review, that the merger is more favorable to the Unaffiliated Holders than the potential value that might result from other alternatives available to the Company, given the potential rewards, risks and uncertainties associated with those alternatives, including remaining an independent company and pursuing the current strategic plan, or continuing to pursue a sale to a company in the same or a related industry;

•	the current and historical market prices of the ADSs, including the fact that the offered per ADS merger consideration represents a premium of approximately 16.2% to the closing price of ADSs on April 28, 2015, the trading day immediately prior to the date when the Company received the going-private proposal from Dr. Li;

•	the fact that the per ADS merger consideration also represents:

•	a 24.1% premium to the volume-weighted average closing price per ADS during the 180 days prior to April 29, 2015; and

•	an 8.7% premium to the highest closing price per ADS in the 52-week period prior to April 29, 2015;

•	the belief that the trading price of ADSs is not likely to reach or exceed the per ADS merger consideration in the near future, and that, therefore, the per ADS merger consideration represents a significant premium to Company shareholders, which belief is based on a number of factors, including:

•	the Special Committee’s knowledge and understanding of the Company and the industry in which the Company operates;

•	the fact that the going-private proposal was at a premium to the trading price of ADSs, which was at a relatively high level at the time that the going-private proposal was announced; and

•	the review by the Special Committee of the financial projections of the Company;

•	the negotiations with respect to the per Share merger consideration and the per ADS merger consideration and the belief of the Special Committee that, following consultation with its advisors and extensive negotiations with the buyer group, $5.75 per Share or $46.00 per ADS is the highest price that the buyer group would be willing to pay;

•	the belief that no other alternative reasonably available to the Company and Company shareholders would provide greater value to Company shareholders within a timeframe comparable to that in which the merger is expected to be completed, based, in part, on

•	the market check conducted on behalf of the Special Committee of certain parties deemed to be potentially interested in and financially capable of acquiring the Company, all of whom declined or did not respond to requests to engage in discussions regarding an acquisition of the Company; and

•	Dr. Li’s express intent not to sell his Shares or ADSs to any third party other than the Consortium;

•	the fact that 100% of the per Share merger consideration and the per ADS merger consideration is in cash, which provides immediate liquidity and certainty of value to the Unaffiliated Holders;

•	the ability of the Unaffiliated Holders to recognize significant value through the proceeds of the merger versus the continued risk of holding ordinary shares, taking into account:

•	the uncertainty and risks associated with growing new businesses of the Company, including as a result of (i) competition from other companies (some of which may have been in existence longer than the Company’s new businesses) and (ii) the fact that risks for new businesses may be greater;

•	the uncertainty of achieving management’s projections generally;

•	the risk that consolidation in the pharmaceutical industry causes Company customers to cut back spending on outsourcing;

•	the risk that research and development services by pharmaceutical, biotechnology and medical device companies may slow or reverse for any other reason; and

•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

•	the terms and conditions of the merger agreement, which were reviewed by the Special Committee with its financial advisors and legal counsel, and the fact that such terms and conditions were the product of extensive negotiations between the parties;

•	the likelihood that the merger will be consummated, in light of:

•	the absence of any financing condition to Parent’s obligation to complete the merger;

•	the level of effort that the Sponsors must use under the merger agreement to obtain the proceeds of the financing;

•	the limited nature of regulatory approvals and other closing conditions included in the merger agreement, and the fact that several of the closing conditions are qualified by reference to materiality or material adverse effect; and

•	the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement;

•	the provisions of the merger agreement that permit the Board (based on the recommendation of the Special Committee), in the exercise of its fiduciary duties, to provide information to, engage in negotiations with, change its recommendation of the merger and potentially enter into a transaction with another party in connection with an unsolicited written proposal that the Board (based on the recommendation of the Special Committee) determines in good faith constitutes a superior proposal, subject to specified conditions, including if the Board accepts a superior proposal or recommends a superior proposal (and Parent terminates the merger agreement), paying a $50 million termination fee to Parent;

•	the belief of the Special Committee that the amount of the termination fee that the Company may be obligated to pay to Parent, and the circumstances under which it may be payable, are typical for transactions of this size and type compared to other similar public company merger transactions, would not likely discourage a proposal for a competing transaction from an interested bidder considering a transaction with the Company at a higher price and are necessary to induce Parent to enter into the merger agreement; and

•	the fact that, in the event of a failure of the merger to be consummated under certain other circumstances, a $100 million termination fee would be payable by Parent to the Company.

In addition, the Special Committee considered the financial analyses reviewed and discussed with the Special Committee by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Special Committee on August 13, 2015 in the United States (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated August 13, 2015) as to, as of August 13, 2015 in the United States, the fairness, from a financial point of view, to the Unaffiliated Holders of the per Share merger consideration and the per ADS merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the Unaffiliated Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee;

•	the fact that all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the buyer group;

•	the Special Committee was and is empowered to consider, attend to and take any and all actions in connection with the written proposal from the buyer group in connection with the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the recognition by the Special Committee and the Board that the Special Committee has no obligation to recommend the merger or any other transaction;

•	the fact that the Special Committee retained the services of independent counsel and an independent financial advisor;

•	the fact that merger agreement is required to be approved by (i) holders of two-thirds of the Shares present and voting in person or by proxy at the special meeting and (ii) holders of a majority of the Shares present and voting in person or by proxy at the special meeting that are unaffiliated with the buyer group; and

•	the fact that Company shareholders who do not vote in favor of the merger will have the right to dissent, in which case they would have the fair value of their Shares determined in accordance with Cayman law, and to receive payment based on that valuation.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

•	the terms of the Consortium’s participation in the merger and the fact that Dr. Li, and other directors and executive officers of the Company, have interests in the merger that are different from, and in addition to, those of the Unaffiliated Holders;

•	the possibility that the Sponsors will be unable to obtain the financing proceeds, including obtaining the debt financing proceeds from their lenders;

•	the fact that the monetary remedy of the Company in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is intentional or willful, is limited to $100 million;

•	the fact that Company shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company, including any value that could be achieved in the event the Company is acquired in the future by a strategic buyer or as a result of improvements to the Company’s operations;

•	the merger agreement precludes the Company from actively soliciting alternative transaction proposals;

•	the fact that an all-cash transaction would be taxable to the Unaffiliated Holders that are U.S. persons for federal income tax purposes;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it; and

•	if the merger is not completed, the disruption to businesses of the Company that may have resulted from the announcement of the merger (including loss of demand for services and negative impacts on operating results, ADS prices and ability to retain key personnel), the fact that officers and other employees of the Company will have expended extensive efforts and have experienced significant distractions from their work in attempting to complete the transaction, the substantial transaction costs incurred in connection with the transaction and other potential consequences to the Company related to the announced transaction not having closed.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the Special Committee and the Board but is believed to address the material information and factors considered by the Special Committee and the Board. In view of the wide variety of factors considered in connection with the evaluation by the Special Committee and the Board of the merger and the complexity of these matters, neither the Special Committee nor the Board found it practicable to quantify or otherwise attempt to assign relative weights to the various factors described above. Further, it is possible that, in considering the factors described above, individual members of the Special Committee and the Board may have given different weight to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the consummation of the transactions, including the merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, the Special Committee considered the going-concern value of the Company taking into account, among other things, financial analyses reviewed and discussed with the Special Committee on August 13, 2015 by representatives of Credit Suisse as summarized below under the section entitled “—Opinion of Credit Suisse Securities (USA) LLC, Financial Advisor to the Special Committee” beginning on page 42.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of US-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, the Special Committee and the Board believe that the per Share merger consideration and the per ADS merger consideration offered by the buyer group provide an attractive premium that appropriately reflects the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the buyer group to enter into the merger agreement and complete the merger. In reaching its determination that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, are fair to, advisable and in the best interests of, the Company and the Unaffiliated Holders and its decision to authorize and approve the merger agreement, the plan of merger and the consummations of the transactions, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement and the consummation of the transactions, including the merger, the Board was also aware that some of the Company’s directors and shareholders, including Dr. Li, the chairman of the Board and chief executive officer of the Company, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company’s Unaffiliated Holders generally, as described under the section entitled “—Interests of Certain Persons in the Merger” beginning on page 61.

For the foregoing reasons, the Company believes that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, are fair to, advisable and in the best interests of, the Company and the Unaffiliated Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the buyer group is required to express his or its belief as to the fairness of the merger to the Unaffiliated Holders. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs of the Company as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger. The buyer group has interests in the merger that are different from, and/or in addition to, those of the other shareholders or holder of ADSs of the Company by virtue of their continuing interests in the Surviving Company after the completion of the merger. These interests are described under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 61.

The buyer group believes that the interests of the Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The buyer group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the merger to the Unaffiliated Holders. Furthermore, the members of the buyer group did not themselves undertake a formal evaluation of the fairness of the merger and did not receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the Unaffiliated Holders. No financial advisor provided the buyer group with any analysis or opinion with respect to the fairness of the merger consideration to the Unaffiliated Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29, the buyer group believes that the merger is substantively fair to the Unaffiliated Holders based on the following factors, which are not listed in any relative order of importance:

•	the per ADS merger consideration of $46.00 represents a premium of 18.9% and 20.1%, respectively, over the 30- and 60-trading day volume-weighted average price per ADS as quoted by the NYSE on April 29, 2015, the last trading day prior to the Company’s announcement on April 30, 2015 that it had received a going-private proposal;

•	the Company’s ADSs traded as low as $29.84 per ADS during the 52-week period prior to the announcement of the receipt of the going-private proposal;

•	the members of the Special Committee are not officers or employees of the Company, are not affiliated with the buyer group and do not have any interests in the merger different from, or in addition to, those of the Unaffiliated Holders, other than the members’ receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the Special Committee and, based in part upon the unanimous recommendation of the Special Committee, the Board unanimously determined that the merger agreement and the transactions, including the merger, are fair to, advisable and in the best interests of the Unaffiliated Holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

•	the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the Unaffiliated Holders; and

•	the consideration to be paid to the Unaffiliated Holders in the merger is all cash, allowing the Unaffiliated Holders to immediately realize a certain and fair value for all of their Shares and ADSs, without incurring brokerage and other costs typically associated with market sales.

The buyer group did not consider the liquidation value of the Company because the buyer group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The buyer group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The buyer group notes, however, that the per ADS merger consideration of $46.00 and the per Share merger consideration of $5.75 are substantially higher than the net book value of the Shares disclosed in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 113 for a description of how to obtain a copy of our Annual Report.

The buyer group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the merger consideration to the Unaffiliated Holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the per ADS merger consideration of $46.00 represents a premium to the going concern value of the Company.

The members of the buyer group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The buyer group did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the Unaffiliated Holders.

The buyer group believes that the merger is procedurally fair to the Unaffiliated Holders based on the following factors, which are not listed in any relative order of importance:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the buyer group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the buyer group on behalf of the Unaffiliated Holders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the buyer group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the Unaffiliated Holders other than the members’ receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the Special Committee retained independent financial advisors and legal counsel to assist it in negotiations with the buyer group and in its evaluation of the merger;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the buyer group and in connection with the transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transaction in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•	the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the buyer group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	although not required under the Cayman Islands Companies Law, the merger agreement provides that the Company’s obligation to close the transactions is conditioned upon, among other things, the approval of the merger agreement and the transactions by holders of a majority of the Shares that are unaffiliated with the buyer group and present and voting in person or by proxy at the shareholders’ meeting;

•	since the announcement of the receipt of the going-private proposal, no party other than the members of the buyer group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee met regularly to consider and review the terms of the merger agreement and the transactions;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the Company’s shareholders vote upon and authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger;

•	the buyer group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Company’s ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a superior proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Competing Transactions” beginning on page 88);

•	the availability of dissenters’ rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and

•	the fact that, in certain circumstances under the terms of the merger agreement, the Special Committee and the Board are able to change, withhold, qualify or modify their recommendation of the merger.

The foregoing is a summary of the information and factors considered and given weight by the buyer group in connection with its evaluation of the fairness of the merger to the Unaffiliated Holders, which is not intended to be exhaustive, but is believed by the buyer group to include all material factors considered by it. The buyer group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the Unaffiliated Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The buyer group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Unaffiliated Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, management provided financial projections for the fiscal year ended December 31, 2015 through the fiscal year ending December 31, 2020 (the “Company Projections”) to Credit Suisse, as the financial advisor to the Special Committee, who were authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the Company and the proposed transaction. The Special Committee also determined to allow the Company’s management to provide the Company Projections to the buyer group because it determined that it was appropriate to provide management’s then most recent forecast of the business and evaluation of its prospects to such parties in connection with their diligence review of the Company. See “—Background of the Merger” beginning on page 21 for additional information. The Company Projections, which were based on management’s projection of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA and net income. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services and products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are:

•	the growth of the pharmaceutical industry and the demand for products and services relating to the industry, including chemistry, lab testing, research and development and small molecule and reagent manufacturing and development in the PRC, United States, Europe and elsewhere, would continue in line with management’s expectations;

•	material costs and expenses would increase in line with the Company’s revenue increase;

•	the Company would be able to successfully develop and implement its new business lines, in particular its Genomics and China Healthcare initiatives strategy and business plans;

•	China’s overall economy would remain stable, with no material change in competition adversely affecting the Company;

•	gradual declines in gross margins due to continued wage inflation pressures and entry into new business lines where margins may be initially lower due to the nature of such businesses;

•	the Company’s selling, general and administrative expenses as a percentage of revenue would continue to decrease due to economies of scale as the Company continues to grow;

•	research and development as a percentage of revenue would increase in the next several years, as the Company undertakes projects to develop new business segments such as Biologics, Genomics and China Healthcare initiatives to improve the Company’s competitiveness in the marketplace;

•	gains and losses on the Company’s corporate venture investment portfolio would be in line with management’s expectations;

•	the Company’s PRC government subsidies would remain stable;

•	the Company’s effective tax rate would be in line with historical levels, and the Company would continue to qualify as a high and new technology enterprise in China which would enable us to receive preferential corporate income tax rates;

•	total debt and interest expenses on debt would be in line with historical levels;

•	capital expenditures would increase in line with management’s expectations due to expansion in the Company’s Small Molecule Manufacturing, Biologics, Cell Therapy and Toxicology facilities; and

•	a constant 6.2 RMB per US dollar exchange rate over the forecast period.

The Company Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

Neither our independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his, her or its Shares.

The following table summarizes the Company Projections, which were also provided to the buyer group and its financial advisor:

	Company Projections as of May 24, 2015
	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	(U.S. Dollars in millions)
Revenue	$802	$952	$1,138	$1,359	$1,563	$1,766
Revenue Growth%	19%	19%	20%	19%	15%	13%
Non-U.S. GAAP Adjusted Gross Profit	288	331	388	458	532	593
Gross Profit%	36%	35%	34%	34%	34%	34%
Non-U.S. GAAP Operating Expense	(169)	(191)	(227)	(257)	(294)	(324)
SG&A	(136)	(154)	(183)	(212)	(244)	(267)
% of Revenue	17%	16%	16%	16%	16%	15%
R&D	(33)	(37)	(44)	(45)	(50)	(57)
% of Revenue	4%	4%	4%	3%	3%	3%
Non-U.S. GAAP EBIT(1)	119	140	161	200	238	269
Margin%	15%	15%	14%	15%	15%	15%
Other Income/(Expense)	16	15	12	18	24	25
Interest Income (net)	5	2	(2)	4	6	9
VC Investment Gain	5	8	8	11	13	11
JV Investment Loss	(5)	(4)	(3)	(5)	(4)	(4)
Other Income	11	9	9	9	9	9
Income Tax	(20)	(23)	(26)	(35)	(43)	(49)
Tax Rate%	15%	15%	15%	16%	16%	17%
Non-U.S. GAAP Net Income	115	132	146	184	219	245
Margin %	14%	14%	13%	14%	14%	14%
Non-U.S. GAAP Adjusted EBITDA(2)(3)	182	218	256	305	351	391
Growth%	5%	20%	17%	19%	15%	11%
Margin%	23%	23%	22%	22%	22%	22%

Note: Non-cash share-based compensation excluded.

(1)	“EBIT” refers to earnings before interest and taxes.
(2)	Adjusted to exclude VC investment gains and JV investment loss.
(3)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

Certain of the prospective financial information prepared by the Company and included in the Company Projections may be considered non-U.S. GAAP financial measures. These non-U.S. GAAP measures are presented because management believes that they are useful financial indicators of the Company’s performance. The Company’s non-U.S. GAAP adjusted gross profit, non-U.S. GAAP operating expenses, non-U.S. GAAP net income, non-U.S. GAAP EBIT and non-U.S. GAAP EBITDA vary from the most comparable U.S. GAAP financial measures in that the non-U.S. GAAP measures do not include share-based compensation expense or amortization of intangible assets from acquisitions. Share-based compensation expense has not been included in these forward-looking projections because management believes that, due to varying valuation methodologies, subjective assumptions and varying award types, the exclusion of share-based compensation charges provide for more accurate comparisons to the Company’s peer companies. Although management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense that may be material in amount and is necessary to operate the Company’s business or amortization of intangible assets from acquisitions. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

A reconciliation of the non-U.S. GAAP measures used in the Company Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of Company Projections
	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	(U.S. Dollars in millions)
1. Gross Profit
U.S. GAAP Gross Profit	273	313	368	434	506	565
Share-based compensation	-10	-12	-15	-18	-20	-22
Amortization	-6	-6	-6	-6	-6	-6
Non-U.S. GAAP Adjusted Gross Profit	288	331	388	458	532	593
2. Operating Expenses
U.S. GAAP total operating expenses	-191	-216	-255	-289	-330	-364
Share-based compensation	-22	-25	-28	-32	-36	-40
Non-U.S. GAAP Operating Expenses	-169	-191	-227	-257	-294	-324
3. EBIT
U.S. GAAP EBIT	82	97	113	145	176	201
Share-based compensation	-32	-37	-43	-49	-56	-62
Amortization	-6	-6	-6	-6	-6	-6
Non-U.S. GAAP EBIT	119	140	162	200	238	269
4. Net Income
U.S. GAAP Net Income	78	84	92	121	148	168
Share-based compensation	-32	-37	-43	-49	-56	-62
Amortization	-4	-4	-4	-4	-4	-4
Minority interests	-2	-7	-8	-9	-10	-11
Non-U.S. GAAP Net Income	115	132	146	184	219	245
5. EBITDA
U.S. GAAP Net Income	78	84	92	121	148	168
Interest income	5	2	-2	4	6	9
Income tax expenses	-18	-21	-25	-33	-41	-47
Depreciation and amortization expenses	-68	-84	-100	-110	-119	-128
Non-U.S. GAAP EBITDA	159	188	219	261	302	334
Market-to-market gain/loss	2	—	—	—	—	—
Share-based compensation	-32	-37	-43	-49	-56	-62
Non-U.S. GAAP Adjusted EBITDA	189	225	262	310	358	396

In reconciling non-U.S. GAAP adjusted gross profit, non-U.S. GAAP operating expenses, non-U.S. GAAP net income, non-U.S. GAAP EBIT and non-U.S. GAAP EBITDA, with the most comparable financial measures calculated in accordance with U.S. GAAP, the Company has adjusted for non-cash share-based compensation charges relating to share option grants, restricted shares, and restricted share units and amortization of intangible assets from acquisitions in accordance with relevant accounting guidance. The calculation of future share-based compensation expense requires the Company to speculate regarding the various factors that underlie calculation of the share-based compensation charge for each of those awards, including speculation regarding future prices of the Company’s Shares and regarding the factors pertinent to the Company’s binomial option pricing model, such as volatility of the price of the Company’s Shares (determined based on the NYSE trading price of the ADSs, each of which represent eight Shares) over the term of the related awards, the expected term of the awards, the risk-free interest rate and the award forfeiture rate, in order to determine the fair value of the awards on the grant dates and amortize that expense over the respective vesting periods, and speculation regarding future levels of hiring over an eight-year period, the types of personnel hired, the type and amount of equity compensation awards that would be necessary for such hiring, the vesting terms of such awards and the timing of each such award. In preparing the reconciliations with GAAP financial measures provided in the tables above, the Company made a number of assumptions in forecasting future share-based compensation expense, chiefly that the Company’s hiring levels would increase in line with its historical hiring levels, the terms of the equity incentive awards and various equity incentive plans, including vesting periods, would be substantially the same as the Company’s Share Incentive Plan, award forfeiture rates would be consistent with historical forfeiture rates, and future prices of the Company’s Shares would correlate with the average revenue, operating expenses net income, EBIT and EBITDA values as projected by the Company’s management (with reference to the value of the Company’s historical Share prices (determined based on the NYSE trading price of the ADSs , each of which represent eight Shares) relative to its average revenue, operating expenses net income, EBIT and EBITDA values at the relevant times). The amortization of intangible assets from acquisitions was calculated on a straight-line basis in accordance with U.S. GAAP based on the Company’s historical accounting practices. This information is included in this proxy statement in order to reconcile the non-U.S. GAAP financial measures that were presented in the Company Projections with the most comparable financial measures calculated in accordance with U.S. GAAP. However, this information was not provided to the Board, the Special Committee, the financial advisor to the Special Committee, the buyer group or the financial advisor to the buyer group.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 104.

The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 111 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF

THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Management’s Assessment of the Fair Value of the Company’s Venture Capital and Joint Venture Investments

Management of the Company estimated that the aggregate value of the Company’s venture capital investments and interests in joint ventures was $120 million (the “VC/JV Investments Value”). Management’s assessment of the fair value of the Company’s venture capital and joint venture investments was provided to Credit Suisse which was authorized to rely upon the assessment for purposes of its analyses and opinion.

Opinion of Credit Suisse Securities (USA) LLC, Financial Advisor to the Special Committee

On August 13, 2015 in the United States, Credit Suisse rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated August 13, 2015) as to, as of August 13, 2015 in the United States, the fairness, from a financial point of view, to the Unaffiliated Holders of the per Share merger consideration and the per ADS merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement. For purposes of its analyses and opinion, Credit Suisse referred to the holders of Shares, other than holders of Shares that were entering into the Support Agreement and their affiliates, as the “Unaffiliated Holders”.

Credit Suisse’s opinion was directed to the Special Committee, and only addressed, as of August 13, 2015 in the United States, the fairness, from a financial point of view, to the Unaffiliated Holders of the per Share merger consideration and the per ADS merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Shares as to how such holder should vote or act with respect to any matter relating to the merger or otherwise.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution version, received on August 13, 2015 in the United States, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain other information relating to the Company, including financial forecasts prepared and provided to Credit Suisse by management of the Company set forth in the Company Projections (which were prepared by Company management based on, among other things, the Company management’s assumption of a constant 6.2 RMB per US dollar exchange rate over the forecast period reflected therein (see “Special Factors—Certain Financial Projections” beginning on page 37)) and management’s assessment of the VC/JV Investments Value;

•	discussed with the Company’s management the business and prospects of the Company;

•	considered certain financial and stock market data of the Company and compared that data with similar financial and stock market data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to that of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all respects. In addition, management of the Company advised Credit Suisse, and Credit Suisse assumed, that the Company Projections and the VC/JV Investments Value had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and management of the Company’s assessment of the fair value of the Company’s venture capital and joint venture investments, respectively. As the Special Committee had recently become aware, the RMB/US dollar exchange rate was, at that time, subject to significant uncertainty and volatility and the Company Projections reflected management of the Company’s view regarding the future RMB/US dollar exchange rate which, if over time was different than assumed for purposes of the Company Projections, could have a material impact on Credit Suisse’s analyses and opinion. Management of the Company advised Credit Suisse and, with the Special Committee’s consent Credit Suisse assumed, that the Company Projections (including the Company management’s assumption of a constant 6.2 RMB per US dollar exchange rate over the forecast period) and the VC/JV Investments Value were a reasonable basis on which to evaluate the Company and Credit Suisse expressed no view or opinion with respect to, and Credit Suisse assumed no responsibility for, the Company Projections, the VC/JV Investments Value or the assumptions (including the Company management’s assumption of a constant 6.2 RMB per US dollar exchange rate during the forecast period) upon which they were based.

Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals other than the VC/JV Investments Value. Credit Suisse was advised by management of the Company that the Company had entered into an agreement, dated July 10, 2015, with thirty-three institutional investors pursuant to which, among other things, such investors purchased (the “Private Placement”) 7,160,000 ordinary shares (approximately 6%) of the outstanding ordinary shares of SynTheAll Pharmaceutical Co. Ltd. (“STA”), a subsidiary of the Company, for RMB 498,694,000 in cash, or approximately $80 million at then-current exchange rates (the “STA Consideration”). Credit Suisse was advised by management of the Company that (i) STA is an integral, strategic asset of the Company over which the Company intends to retain control and (ii) the amount of the STA Consideration was agreed by the Company and the investors in May 2015 and that given intervening changes in economic, financial, market and other conditions, including the significant intervening decline in the New Third Board (China’s stock market where STA shares are listed), the Company did not believe investors would currently be willing to agree to pay the same price per STA common share as was agreed in the Private Placement. As a consequence, at the Company’s direction, Credit Suisse assumed that the STA Consideration was not indicative of the value of STA under current economic, financial, market and other conditions. With the Company’s consent Credit Suisse further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the execution version reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and its opinion.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the Unaffiliated Holders of the per Share merger consideration and the per ADS merger consideration to be received by such Unaffiliated Holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise including, without limitation, the Support Agreement, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. With the Company’s consent, for purposes of Credit Suisse’s analyses Credit Suisse assumed that each ADS was identical in all respects, and had a value equivalent, to eight Shares. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. Credit Suisse assumed that the Special Committee and the Company had or would obtain any such advice or opinions from appropriate professional sources.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of Credit Suisse’s opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse’s opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. In addition, as the Company was aware, the Company Projections and the VC/JV Investments Value reflected certain assumptions regarding, among other things, foreign exchange rates, and the development, marketability and commercial viability of the Company’s intellectual property, products and services, that are subject to significant uncertainty and that, if different than assumed by the Company management, could have a material impact on Credit Suisse’s analyses and its opinion and, with the Company’s consent, Credit Suisse relied upon, without independent verification, the assessment of management of the Company with respect to: (i) the timing and risks associated with the development, marketability and commercial viability of the Company’s intellectual property, products and services; (ii) the ownership, rights to license and validity of, and risks associated with, the Company’s intellectual property; and (iii) the risks associated with the Company’s existing and future products and services and business model. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to the Company nor did it address the Company’s underlying decision to proceed with the merger and not pursue other strategic, financial or other business alternatives. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was for the information of the Special Committee in connection with its consideration of the merger and did not constitute a recommendation to the Special Committee or the Board with respect to the proposed transaction or advice or a recommendation to any holder of Shares as to how such holder should vote or act on any matter relating to the merger or otherwise.

In preparing its opinion to the Special Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Special Committee (in its capacity as such) in connection with its consideration of the proposed transaction and were among many factors considered by the Special Committee in evaluating the proposed transaction. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee with respect to the proposed transaction.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the Special Committee on August 13, 2015. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, non-controlling interest and capital lease obligations less the amount of cash and certain short-term and long-term investments on its balance sheet).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, and before share-based compensation expense (where such information was available), minority interest expense and non-operating income, for a specified time period.

•	Net Income and EPS—generally the amount of the relevant company’s earnings (in the case of EPS, calculated on a per share basis), excluding intangible amortization on an after-tax basis and share-based compensation (where such information was available) on a pre-tax basis, and, in the case of the Company, VC investment gains and JV investment loss, for a specified time period.

Selected Companies Analyses

Credit Suisse considered certain financial data for the Company and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to the Company in one or more respects. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of August 12, 2015. The estimates of the Company’s future financial performance for the calendar years ending December 31, 2015 and 2016 used in the selected companies analysis described below were based on the Company Projections. Estimates of the future financial performance of the selected companies listed below for the calendar years ending December 31, 2015 and 2016 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2015, or “CY 2015E EBITDA.”

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2016, or “CY 2016E EBITDA.”

•	Share Price as of market close on August 12, 2015 as a multiple of estimated EPS for the calendar year ended December 31, 2015, or “CY 2015E EPS.”

•	Share Price as of market close on August 12, 2015 as a multiple of estimated EPS for the calendar year ended December 31, 2016, or “CY 2016E EPS.”

The selected companies with publicly traded equity securities and corresponding multiples were:

	ENTERPRISE VALUE		SHARE PRICE
	CY 2015E EBITDA	CY 2016E EBITDA	CY 2015E EPS	CY 2016E EPS

Quintiles	13.8x	12.2x	20.0x	17.9x

ICON	14.2x	12.8x	18.0x	15.3x

Charles River Labs	12.3x	11.5x	16.8x	15.1x

Parexel	11.4x	9.9x	19.3x	16.7x

PRA	14.8x	13.4x	22.3x	19.1x

INC Research	15.2x	13.6x	25.0x	21.2x

Taking into account the results of the selected companies analysis, Credit Suisse applied Enterprise Value/EBITDA multiple ranges of 11.5x to 15.0x to the Company’s CY 2015E EBITDA and 10.5x to 14.0x to the Company’s CY 2016E EBITDA. The selected companies analysis indicated an implied valuation reference range of $31.75 to $44.92 per ADS, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $46.00 per ADS. Credit Suisse also applied share price/EPS multiple ranges of 19.0x to 24.0x to the Company’s CY 2015E net income and multiple ranges of 18.0x to 22.0x to the Company’s CY 2016E net income. The selected companies analysis indicated an implied valuation reference range of $30.90 to $38.60 per ADS, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $46.00 per ADS.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects. The financial data reviewed included the implied Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of EBITDA for the last twelve months, or “LTM EBITDA.” The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value /LTM EBITDA
Early Stage Development Focus

7/2015	Charles River Labs	Celsis International	~14x
4/2010	Charles River Labs	WuXi PharmaTech (Cayman) Inc.[1]	16.1x
1/2006	Societe Generale de Surveillance	The aster.cephac Group	N/A
11/2005	Genstar Capital	Harlan Sprague Dawley	9.0x
7/2005	Aptuit, Inc. (Welsh Carson)	Quintiles—EDP Business	N/A
9/2004	Behrman Capital	WIL Research Laboratories	8.4x
7/2004	Charles River Labs	Inveresk Research Group	23.8x
2/2000	MDS	Phoenix International Life Sciences	14.7x

Late Stage Development Focus

11/2014	LabCorp	Covance	12.1x
7/2013	KKR	Research Pharmaceutical Services	~10x
2/2013	Cinven	Medpace	9.7x
4/2012	Genstar Capital	eResearch Technology	8.5x
10/2011	Carlyle Group / Hellman & Friedman	PPDI	10.6x
5/2011	CCMP Capital Advisors	Medpace	N/A
5/2011	inVentiv Health	Pharmanet Development Group	N/A
5/2011	INC Research	Kendle	12.3x
1/2011	inVentiv Health	i3 Global	N/A
12/2010	Warburg Pincus	ReSearch Pharmaceutical	15.4x
8/2010	Avista and Ontario Teachers	INC Research	~10x
8/2010	Medco Health Solutions	United BioSource Corporation	N/A
5/2010	Thomas H. Lee Partner	inVentiv Health	8.4x
2/2009	JLL Partners	PharmaNet Development Group	8.3x
3/2008	Pegasus Bidco	Premier Research Group	10.9x
7/2007	Genstar Capital	PRA International	14.8x
6/2006	PRA International	Pharma Bio-Research	13.9x	[2]
5/2006	Kendle International	Charles River Phase II-IV Clinical Services	22.5x
9/2004	Behrman Capital	WIL Research Laboratories	8.4x
4/2003	One Equity Partners	Quintiles Transactional	5.4x
2/2000	MDS	Phoenix International Life Sciences	14.7x

1.	Not consummated.
2.	Assumes 15% EBITDA margin.

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 12.0x to 16.0x to the Company’s LTM EBITDA as of June 30, 2015. The selected transactions analysis indicated an implied valuation reference range of $30.29 to $39.35 per ADS as compared to the proposed merger consideration of $46.00 per ADS in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected after-tax, unlevered free cash flow of the Company based on the Company Projections, which assumed a constant 6.2 RMB per US dollar exchange rate over the forecast period. Credit Suisse applied a range of terminal value multiples of 10.0x to 14.0x to the Company’s estimated CY 2020E EBITDA and discount rates ranging from 8.5% to 10.5%. The discounted cash flow analysis of the Company based on the Company Projections indicated an implied valuation reference range of $38.51 to $56.38 per ADS, as compared to the proposed merger consideration of $46.00 per ADS in the merger pursuant to the merger agreement. Solely for illustrative purposes, Credit Suisse also performed a discounted cash flow sensitivity analysis by calculating the estimated net present value of the projected after-tax, unlevered free cash flow of the Company based on the Company Projections, as adjusted to reflect a constant 6.4 RMB per US dollar exchange rate over the forecast period (instead of a 6.2 RMB per US dollar exchange rate assumed in the Company Projections). This illustrative discounted cash flow sensitivity analysis utilized the same range of terminal value multiples and discount rates and indicated an implied valuation reference range of $41.04 to $59.98 per ADS, as compared to the proposed merger consideration of $46.00 per ADS in the merger pursuant to the merger agreement.

Other Considerations

In addition to the financial analyses summarized above, for informational purposes, Credit Suisse also reviewed the historical trading prices of the Shares, the premia paid in certain going-private transactions involving companies based in China and certain publicly available equity research analyst price targets for the Shares.

Other Matters

The Special Committee retained Credit Suisse as its financial advisor in connection with the proposed transaction based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse became entitled to receive a fee of $2,375,000 upon the rendering of its opinion. Under certain circumstances, if one or more written indications of interest from third parties had been received in response to the market check performed on behalf of the Special Committee, a condition precedent that has not been satisfied, then Credit Suisse would also become entitled to receive a transaction fee upon the consummation of a sale of the Company to, or a business combination or other similar transaction involving the Company and, Parent or another party. In such circumstances, the size of the transaction fee would depend on the value of the consideration to be paid to the holders of Shares (and in the case of a sale of the Company to, or business combination or similar transaction with, Parent, whether and the extent to which the value of such consideration exceeds $46.00 per ADS). In such circumstances, if the merger is consummated, Credit Suisse would be entitled to a transaction fee, against which the opinion fee would be fully creditable to the extent paid. In addition, the Company has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and are currently providing investment banking and other financial advice and services to certain equity investors in Parent and certain investment funds, portfolio companies and other entities affiliated or associated with such equity investors (collectively, the “Equity Investor Related Entities”), including, without limitation, investment funds, portfolio companies and other entities affiliated or associated with Temasek and Ping An, for which investment banking and other financial advice and services Credit Suisse received and would expect to receive, compensation. Such investment banking and other financial advice and services provided to investment funds, portfolio companies and other entities affiliated or associated with Temasek during the past two years included, among other things, having provided financial advisory services in connection with certain acquisitions and dispositions of other companies or investments therein and having acted as bookrunning, lead managing, underwriting and having provided other investment banking services in connection with certain securities offerings and equity capital markets transactions, for which investment banking services Credit Suisse received aggregate fees, discounts and commissions of approximately $28 million. Such investment banking and other financial advice and services provided to Ping An during the past two years included, among other things, having acted as financial advisor, placement agent or bookrunning lead managing underwriter in connection with the placement or offering of securities by Ping An Insurance (Group) Company of China, Ltd. or its affiliates, for which investment banking services Credit Suisse received aggregate fees, discounts and commissions of less than $1 million. In addition Credit Suisse and its affiliates also beneficially owned less than 2% of the outstanding shares of Ping An common stock. Credit Suisse and its affiliates may in the future provide financial advice and services, to the Company, Parent, the Equity Investor Related Entities and/or certain of their respective affiliates. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Equity Investor Related Entities and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Purposes of and Reasons for the Merger

The Buyer Group

Under SEC rules governing going-private transactions, each member of the buyer group is required to express his or its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the buyer group, the purpose of the merger is to enable certain affiliates of the Company and other members of the buyer group to acquire 100% of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for $5.75 per Share or $46.00 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow the Chairman to increase his percentage ownership in the Company through his indirect ownership in Holdco and maintain a leadership role with the Surviving Company, as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

The buyer group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the buyer group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The buyer group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The buyer group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the buyer group did not consider alternative transaction structures because the buyer group believed the merger was the most direct and effective way to enable the buyer group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the merger is to enable its shareholders and ADS holders to receive $5.75 per Share and $46.00 per ADS in cash, without interest and net of any applicable withholding taxes, which represents (i) a premium of approximately 16.5% over the closing price of the ADSs as quoted by the NYSE on April 29, 2015, the last trading day immediately prior to the Company’s announcement on April 30, 2015 that it had received a going-private proposal and (ii) a premium of approximately 18.9% and 20.1%, respectively, over the volume-weighted average trading price of the ADSs during the 30 trading days and 60 trading days prior to April 29, 2015. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE under the symbol “WX.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the buyer group. Following the completion of the merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program for Shares will terminate.

Upon completion of the merger, each Share and ADS issued and outstanding immediately prior to the effective time (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the per Share merger consideration and the per ADS merger consideration (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time, (a) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value of such Shares determined in accordance with the Cayman Islands Companies Law. At the effective time, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, the Company’s shareholders and ADS holders, other than Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time, each option to purchase Shares granted under the Share Incentive Plan will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to the product of (i) the excess, if any, of the per Share merger consideration over the exercise price of such option and (ii) the number of Shares underlying such option, without interest and net of any applicable withholding taxes; provided that, if the exercise price of any such option is equal to or greater than the per Share merger consideration, such option shall be cancelled without any payment therefor.

At the effective time, each restricted share that is then issued and outstanding will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes.

At the effective time, each restricted stock unit that is then issued and outstanding will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes.

For the merger consideration to be received by our directors and executive officers (excluding Dr. Li, Mr. Liu, Mr. Zhang and Dr. Zhao) in respect of their Shares, options, restricted shares and restricted stock units upon the completion of the merger, see “—Treatment of Shares, Options, Restricted Shares and Restricted Stock Units Held by Directors and Executive Officers” on page 61.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, (a) Article I of the memorandum of association of the Surviving Company will be amended to read as follows: “The name of the Company is “WuXi PharmaTech (Cayman) Inc.”). In addition, the directors of Merger Sub immediately prior to the completion of the merger will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Unaffiliated Holders include the following:

•	The receipt by the Unaffiliated Holders of $5.75 per Share or $46.00 per ADS in cash, representing a premium of approximately 18.9% and 20.1% to the volume-weighted average trading price per ADS as quoted by the NYSE during the 30 and 60 trading days immediately before April 29, 2015, the last trading day prior to the Company’s announcement on April 30, 2015 that it had received a going-private proposal, respectively.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger, as well as the uncertainty and risks associated with growing new businesses of the Company, including as a result of (i) competition from other companies (some of which may have been in existence longer than the Company’s new businesses) and (ii) the fact that risks for new businesses may be greater.

The primary detriments of the merger to the Unaffiliated Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company.

•	In general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—Material U.S. Federal Income Tax Consequences.”

The primary benefits of the merger to the buyer group include the following:

•	If the Company successfully executes its business strategies, the value of the buyer group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

•	The buyer group may consider re-listing the Company’s equity on the Chinese or Hong Kong stock exchanges, which may have higher valuations.

The primary detriments of the merger to the buyer group include the following:

•	All of the risks of any possible decrease in our revenues, free cash flow or value following the merger will be borne by Parent.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•	An equity investment in the Surviving Company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for each member of the buyer group before and after the merger, based on the historical net book value and net earnings of the Company as of December 31, 2014. The Company’s net earnings for the fiscal year ended December 31, 2014 was approximately $112.2 million, and its net book value as of December 31, 2013 were approximately $772.9 million.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Dr. Ge Li(3)	11,096.5	1.4	1,610.9	1.4	[●]	[●]	[●]	[●]
Mr. Xiaozhong Liu(3)	1,425.5	0.2	206.9	0.2	[●]	[●]	[●]	[●]
Mr. Zhaohui Zhang(3)	8,180.9	1.1	1,187.6	1.1	[●]	[●]	[●]	[●]
Dr. Ning Zhao(3)	1,653.2	0.2	240.0	0.2	[●]	[●]	[●]	[●]
Hillhouse	12,817.5	1.7	1,860.7	1.7	[●]	[●]	[●]	[●]
ABG	—	—	—	—	[●]	[●]	[●]	[●]
Boyu	—	—	—	—	[●]	[●]	[●]	[●]
Temasek	—	—	—	—	[●]	[●]	[●]	[●]
Ping An	—	—	—	—	[●]	[●]	[●]	[●]

(1)	The ownership percentages are based on [567,825,208] ordinary shares outstanding as of the date of this proxy statement.
(2)	The ownership percentages are subject to adjustment pursuant to the terms and conditions of the equity commitment letters.
(3)	Ownership including restricted share units that have vested but have not yet been settled by the Company’s registrar agent.

Plans for the Company after the Merger

Following the completion of the merger, Parent will own 100% of the equity interest in the Surviving Company. The buyer group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the merger reflects the borrowing of $800 million under a senior secured credit facility as part of the financing by the buyer group of the funds necessary to complete the merger and the related transactions at the time of closing of the merger, including for the payment of the merger consideration to the Unaffiliated Holders. Although the borrower under such credit facility as of the date of the definitive documents governing such credit facility will be Merger Sub, after the completion of the merger, the Surviving Company will become the borrower and will be responsible for the payment of principal, interest and other amounts due under such credit facility.

Following the completion of the merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the buyer group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company, including with respect to the Company’s corporate structure or business.

Alternatives to the Merger

The Special Committee was formed on May 13, 2015 in response to the receipt of the proposal letter from the buyer group (which at the time comprised Dr. Li and ABG) on April 29, 2015. In light of (i) the buyer group’s express intention to work together exclusively in pursuit of any acquisition of the Company and its combined beneficial ownership of approximately [●]% of the issued and outstanding Shares (as of [●], 2015); (ii) the fact that, in the market check Credit Suisse conducted under the direction of the Special Committee, all nine of the parties deemed to be potentially interested in acquiring the Company and contacted by Credit Suisse declined or failed to respond to requests to engage in discussions with the Special Committee regarding any such acquisition; and (iii) the fact that, since the announcement of the proposed transaction, no party other than the members of the buyer group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative transaction to the proposed sale of the Company to the buyer group.

In addition, the Special Committee and the Board considered, as an alternative to the merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Holders to enter into the merger agreement and pursue the consummation of the transactions, including the merger, and become a private company rather than to remain a public company.

The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the merger agreement, can terminate the merger agreement in order to accept an alternative transaction proposed by a third party that is a superior proposal, subject to the payment of a termination fee of $50,000,000, as provided in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that constitutes, or could reasonably be expected to result in, a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger Is Not Completed

If the merger agreement is not authorized and approved by the shareholders or if the merger is not completed for any other reason, the shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options, restricted shares or restricted stock units receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of $50,000,000 and reimburse Parent for its expenses in connection with the merger, subject to a cap of $5,000,000, or Parent may be required to pay the Company a termination fee of $100,000,000 and reimburse the Company for its expenses in connection with the merger, subject to a cap of $5,000,000, in each case as described in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 99.

If the merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the buyer group estimate that the total amount of funds necessary to complete the merger and the other transactions is anticipated to be approximately $3.3 billion, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the buyer group do not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Unaffiliated Holders and holders of options, restricted shares and restricted stock units, as well as the related costs and expenses, in connection with the merger and the other transactions.

The buyer group expects to provide this amount through a combination of (i) cash contributions contemplated by the Equity Commitment Letters, dated as of August 14, 2015, among Parent, Holdco and each of G&C, ABG, Boyu, Temasek, Hillhouse and Ping An, (ii) the proceeds from a committed and underwritten senior secured credit facility contemplated by the Debt Commitment Letter, dated as of August 14, 2015, among Merger Sub, Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (in their capacities as the “Mandated Lead Arrangers” and the “Underwriters” and, together with such additional financing sources that may become underwriters pursuant to the terms of the Debt Commitment Letter, the “Debt Financing Sources), and (iii) cash in the Company and its subsidiaries.

Under the terms and subject to the conditions of the Equity Commitment Letters, G&C, ABG, Boyu, Temasek, Hillhouse and Ping An will provide equity financing in an aggregate amount of $2.6 billion to Holdco to complete the merger. In calculating this amount, the Company and the buyer group did not consider the value of the Rollover Shares, which will be cancelled for no consideration in the merger. To support the equity financing by Dr. Li and the Management Shareholders, G&C entered into Management Debt Commitment Letter, dated as of August 14, 2015, with Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (in their capacities as the “Management Debt Mandated Lead Arrangers” and the “Management Debt Underwriters”) to provide a senior secured credit facility in the aggregate principal amount of $300 million.

Under the terms and subject to the conditions of the Debt Commitment Letter, the Mandated Lead Arrangers committed to arrange and the Underwriters committed to underwrite (directly or through their affiliates) a senior secured credit facility of $800 million in principal amount for Merger Sub to complete the merger.

Equity Financing

Pursuant to these Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of equity securities of Holdco, immediately prior to the Effective time, in an aggregate cash amount of $2.6 billion (the amount of each Sponsor’s respective equity commitment being $300 million by G&C, $500 million by ABG, $600 million by Boyu, $500 million by Temasek, $400 million by Hillhouse and $300 million by Ping An, subject to adjustment by the Chairman in his sole discretion in accordance with the Consortium Agreement, as amended, so long as there continues to be sufficient aggregate funds to complete the merger and the other transactions), with such funds to be used solely for the purpose of financing such portion of the funds required to complete the merger and the other transactions in accordance with the merger agreement.

Each Sponsor’s commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to complete the merger under the merger agreement, (ii) the substantially contemporaneous consummation of the closing of the merger, (iii) the debt financing described below and/or any alternative financing (if applicable) having been funded or will be funded at the closing of the merger in accordance with the terms thereof if the equity financing is funded at the closing of the merger, and (iv) the substantially contemporaneous closing of the contributions contemplated by the other Equity Commitment Letters.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, (ii) the closing of the merger, at which time such obligation will be discharged but subject to the performance of such obligation and (iii) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee (as defined below) become terminable in accordance with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to one or more direct or indirect subsidiaries of such Sponsor or any other investment fund (and, with respect to Temasek only, any other investment vehicle) advised or managed by an affiliate of such Sponsor or any other investment fund that is a limited partner of such Sponsor or of an affiliate of such Sponsor or other affiliates of such Sponsor so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

Consortium Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Underwriters (and together with such additional financing sources that may become underwriters pursuant to the terms of the Debt Commitment Letter, the “Debt Financing Sources”) will provide a senior secured credit facility in the aggregate principal amount of $800 million (the “Facility”), subject to the conditions set forth therein, for the purpose of financing the consideration for the merger and fees and expenses incurred in connection with the merger.

The debt commitments will expire upon the earlier date on which: (i) Merger Sub’s offer for the shares of the Company or merger with the Company as contemplated by the merger agreement is finally rejected (including where any other offer is formally accepted), (ii) the merger agreement is terminated or ceases to be in full force and effect, (iii) Merger Sub has informed the Mandated Lead Arrangers and the Underwriters that it is withdrawing its offer for the shares of the Company or merger with the Company or abandoning the merger, or (iv) the date on which the merger would become effective pursuant to the merger agreement does not occur by the date falling one month after the Termination Date (as defined in the merger agreement). The facility agreement in respect of the Facility is expected to be executed by all parties thereto on or before the date falling nine months after the date of the Debt Commitment Letter. The term sheet in respect of the Facility is attached to the Debt Commitment Letter.

The definitive documents governing the Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the merger.

The buyer group expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facility.

Terms of the Facility

General. The borrower under the Facility as of the date of the definitive documents governing the Facility will be Merger Sub. After consummation of the merger, the Company will become the borrower. The Facility is a $800 million term loan with a term of seven years. No alternative financing arrangements or alternative financing plans have been made in the event that the Facility becomes unavailable.

The Debt Financing Sources have been appointed as mandated lead arrangers for the Facility. Shanghai Pudong Development Bank Co., Ltd. is expected to be appointed as the facility agent for the Facility, and Ping An Bank Co., Ltd. is expected to be appointed as the security agent for the Facility.

Amortization. The loan under the Facility is expected to be repaid in semi-annual installments starting from the 30th month following the closing of the merger.

Conditions Precedent. The availability of the Facility is subject to, among other things, (i) all conditions to completion of the merger under the merger agreement having been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the lenders in respect of the Facility or where such waiver is granted with the consent of the Mandated Lead Arrangers), and no condition to completion of the merger having been waived or amended in a manner which would reasonably be expected to be materially adverse to the interests of the lenders in respect of the Facility except with the consent of the Mandated Lead Arrangers, (ii) execution of the facility agreement and the ancillary documents required under the facility agreement, (iii) the funding of the equity financing (including the management facility), (iv) evidence that fees and expenses have been paid or will be paid on the date of utilization of the Facility and (v) certain other customary conditions set forth in the Debt Commitment Letter.

Interest Rate and Fees. The Facility is expected to bear interest at a rate equal to LIBOR (London interbank offered rate) plus a margin of 3.65% per annum.

Guarantors. All obligations under the Facility will be guaranteed by Parent, by certain subsidiaries of the Company as specified in the Debt Commitment Letter and by each of the Company’s existing and future offshore subsidiaries which are or become material companies (subject to certain exceptions and to the extent permitted by any applicable law).

Security. The obligations of the borrower and the guarantors under the Facility will be secured, among other things and subject to agreed-upon exceptions, by: (i) a first-priority lien on all the capital stock of Merger Sub and the Company, each guarantor of the Facility that is a subsidiary of the Company and each offshore material company, and (ii) substantially all the present and future assets of Merger Sub, the Company and those of each guarantor that is a subsidiary of the Company, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive facility agreement. Delivery of security by the Company or its subsidiaries will not be a condition precedent to the availability of the Facility, but will be required to be delivered following the closing of the merger.

Other Major Terms. The Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees to the Debt Financing Sources in relation to the Facility.

Management Debt Financing

G&C has entered into the Management Debt Commitment Letter. Pursuant to the Management Debt Commitment Letter the Management Debt Underwriters (and together with such additional financing sources that may become underwriters pursuant to the terms of the Management Debt Commitment Letter, the “Management Debt Financing Sources”) will provide a senior secured credit facility in the aggregate principal amount of $300 million (the “Management Facility”). Subject to the conditions set forth in the Management Debt Commitment Letter, the Management Facility is for the purpose of G&C’s equity contribution to Holdco. The proceeds of such equity contribution to Holdco will be applied by Holdco to fund its subscription for shares in Parent. Parent will apply such proceeds to finance the consideration for the merger and fees and expenses incurred in connection with the merger.

The debt commitments will expire upon the earlier date on which: (i) Merger Sub’s offer for the shares of the Company or merger with the Company as contemplated by the merger agreement is finally rejected (including where any other offer is formally accepted), (ii) the merger agreement is terminated or ceases to be in full force and effect, (iii) Merger Sub has informed the Management Debt Mandated Lead Arrangers and the Management Debt Underwriters that it is withdrawing its offer for the shares of the Company or merger with the Company or abandoning the merger, or (iv) the date on which the merger would become effective pursuant to the merger agreement does not occur by the date falling one month after the Termination Date (as defined in the merger agreement). The facility agreement in respect of the Management Facility is expected to be executed by all parties thereto on or before the date falling nine months after the date of the Management Debt Commitment Letter. The term sheet in respect of the Management Facility is attached to the Management Debt Commitment Letter.

The definitive documents governing the Management Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Management Facility may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the merger.

Terms of the Management Facility

General. The borrower under the Management Facility as of the date of the definitive documents governing the Management Facility will be G&C. The Management Facility is a $300,000,000 term loan with a term of ten years. No alternative financing arrangements or alternative financing plans have been made in the event that the Management Facility becomes unavailable.

The Management Debt Financing Sources have been appointed as mandated lead arrangers for the Management Facility. Shanghai Pudong Development Bank Co., Ltd. is expected to be appointed as the facility agent for the Management Facility, and Ping An Bank Co., Ltd. is expected to be appointed as the security agent for the Management Facility.

Amortization. The loan under the Management Facility is expected to be repaid in semi-annual installments starting from the 54th month following the closing of the merger.

Conditions Precedent. The availability of the Management Facility is subject to, among other things, (a) all conditions to completion of the merger under the merger agreement having been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the lenders in respect of the Management Facility or where such waiver is granted with the consent of the Management Debt Mandated Lead Arrangers), and no condition to completion of the merger having been waived or amended in a manner which would reasonably be expected to be materially adverse to the interests of the lenders in respect of the Management Facility except with the consent of the Management Debt Mandated Lead Arrangers, (b) execution of the facility agreement and the ancillary documents required under the facility agreement, (c) the funding of the equity financing of no less than $60 million to G&C, (d) evidence that fees and expenses have been paid or will be paid on the date of utilization of the Management Facility and (e) certain other customary conditions set forth in the Management Debt Commitment Letter.

Pursuant to a separate equity commitment letter with G&C, Dr. Li agreed to purchase an additional $60 million of equity in G&C.

Interest Rate and Fees. The Management Facility is expected to bear interest at a rate equal to LIBOR (London interbank offered rate) plus a margin of 5% per annum.

Guarantors. All obligations under the Management Facility will be guaranteed by certain two shareholders of Holdco, as specified in the term sheet attached to the Management Debt Commitment Letter.

Security. The obligations of the borrower and the guarantors under the Management Facility will be secured, among other things and subject to agreed-upon exceptions, by: (i) a charge over all of the equity interests in

Holdco that are owned by G&C, (ii) a charge over all of the equity interests in G&C, and (iii) debentures over substantially all the present and future assets of G&C and certain other shareholders of Holdco, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive facility agreement.

Other Major Terms. The Management Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. The Management Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Management Facility, G&C has also agreed to pay upfront fees to the Debt Financing Sources in relation to the Management Facility.

Rollover Equity

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with Holdco and Parent. Pursuant to the Support Agreement, among other things, (i) an aggregate of 16,166,526 Shares held by the Chairman Parties and the Management Shareholders (representing approximately [2.8]% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $93.0 million at the per Share merger consideration of $5.75) and (ii) 1,177,079 ADSs held by Hillhouse (representing approximately [1.7]% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $54.1 million at the per ADS merger consideration of $46.00) will, in connection with and at the Effective time, be cancelled for no consideration in the merger. Each of the Rollover Shareholders will instead receive a number of ordinary shares of Holdco equal to their respective number of Rollover Shares.

The consummation of the transactions contemplated by the Support Agreement is subject to the satisfaction in full (or waiver) of each of the conditions to Parent’s and Merger Sub’s obligations to complete the merger under the merger agreement. The Support Agreement will terminate immediately upon the earlier to occur of (i) the closing of the merger and (ii) the termination of the merger agreement in accordance with its terms. A copy of the Support Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

Consortium Agreement

On May 11, 2015, the Chairman, ABG II, and Boyu entered into the Original Consortium Agreement, pursuant to which they agreed to discuss the going-private proposal with the Company, to deal exclusively with each other in pursuing such transaction for a period of six months and to cooperate with respect to such transaction. On July 2, 2015, the Chairman, ABG II, Boyu, Temasek, HFII, and Ping An Group entered into the Consortium Agreement, which amended and restated the Original Consortium Agreement, and pursuant to which, among other changes, each of Temasek, HFII and Ping An Group joined the Consortium Agreement as a new Sponsor. On August 14, 2015, the Chairman, G&C LP, ABG II, ABG, Boyu, Temasek, HFII, Hillhouse, Ping An Group and Ping An entered into an amendment to the Consortium Agreement, pursuant to which (i) G&C LP joined the Consortium Agreement as a new Sponsor and (ii) each of ABG II, HFII and Ping An Group assigned and novated absolutely all of its rights, benefits and obligations under the Consortium Agreement to ABG, Hillhouse and Ping An, respectively, and each of ABG, Hillhouse and Ping An assumed in full all such rights, benefits and obligations thereunder.

In addition, the Consortium Agreement provides that, in connection with the execution of the merger agreement, (i) each Sponsor that owned Shares would enter into a rollover agreement in customary form pursuant to which it would contribute all the Shares it owned at the closing of the merger it to Holdco, and (ii) each Sponsor would deliver one or more equity commitment letters in agreed form, on or prior to the execution of the merger agreement, at the Chairman’s request.

Interim Investors Agreement

Concurrently with the execution and delivery of the merger agreement, the Chairman, G&C LP, ABG, Boyu, Temasek, Hillhouse, Ping An, Holdco, Parent and Merger Sub entered into an interim investors agreement (“Interim Investors Agreement”) which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions for equity financing pending consummation of the merger, (ii) the mechanism for making decisions relating to the merger agreement pending consummation of the merger, and (iii) certain fee and expense sharing arrangement among the buyer group.

Limited Guarantees

Concurrently with the execution and delivery of the merger agreement, each of the Chairman, ABG, Boyu, Temasek, Hillhouse and Ping An (the “Guarantors”) executed and delivered a limited guarantee, dated as of August 14, 2015, in favor of the Company (the “Limited Guarantees”). Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the merger agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the merger agreement.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with G&C LP, Holdco and Parent. Pursuant to the Support Agreement, among other things, (i) the Rollover Shareholders will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and (ii) the Rollover Shareholders agree that the Rollover Shares (including Shares represented by ADSs) will, in connection with and at the effective time, be cancelled for no consideration in the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of [25,844,198] Shares (including such Shares represented by ADSs), which represent approximately [4.6]% of the total number of issued and outstanding Shares. A copy of the Support Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

Remedies

The parties to the merger agreement may be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the merger, is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the merger by the date on which the closing should have occurred pursuant to the merger agreement, (iii) the debt financing (or any alternative financing as permitted under the merger agreement) having been funded or will be funded at or before the closing of the merger if the equity financing is funded at the closing of the merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and debt financing are funded, then the closing of the merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the merger even if the equity financing is funded at the closing of the merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to (i) a termination fee of $100,000,000 and $50,000,000, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Parent, Merger Sub and their respective affiliates, as applicable, in connection with the transactions, including the financing, up to a maximum amount of $5,000,000, and (iii) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expense when due and in accordance with the requirements of the merger agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that each member of the buyer group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions, including the merger. Except as set forth under “Special Factors— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transactions and/or preparing a report concerning the fairness of the transactions.

Interests of the Buyer Group

As the result of the merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the merger. Dr. Li, G&C, ABG, Boyu, Hillhouse, Ping An, Temasek, Dr. Zhao, Mr. Liu and Mr. Zhang will beneficially own approximately [●]%, [●]%, [●]%, [●]%, [●]%, [●]%, [●]%, [●]%, [●]% and [●]%, respectively, of the equity interest in Holdco immediately following the completion of the merger. Because of Parent’s equity interest in the Surviving Company, each member of the buyer group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the buyer group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the buyer group, such as through dividends or other distributions.

Treatment of Shares, Options, Restricted Shares and Restricted Stock Units Held by Directors and Executive Officers

At the effective time of the merger, (i) each option that is then outstanding and unexercised, whether or not vested or exercisable, will be cancelled and converted into and exchanged for the right to receive, within five business days after the effective time of the merger, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess of, if any, $5.75 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes; provided, that, if the exercise price per Share of any such option is equal to or greater than $5.75, such option will be cancelled without any payment therefor; and (ii) each of the restricted shares and the restricted stock units that is then outstanding will be cancelled and converted into and exchanged for the right to receive a cash amount equal to $5.75, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108) beneficially own an aggregate of [15,770,414] Shares (which includes Shares represented by ADSs and Shares represented by restricted stock units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement) and [6,742,952] restricted stock units. As of the date of this proxy statement, none of the Company’s directors and executive officers beneficially own any options to acquire Shares or restricted shares.

If the merger is completed, pursuant to the Support Agreement, all of the Shares and restricted stock units held by the directors and executive officers of the Company who are Rollover Shareholders, namely Ge Li, Xiaozhong Liu, Zhaohui Zhang, and Ning Zhao, will, in connection with and at the effective time, be cancelled for no consideration in the merger and each such person will instead receive a number of ordinary shares of Holdco equal to their respective number of Shares and restricted stock units. As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108), as a group and excluding Ge Li, Xiaozhong Liu, Zhaohui Zhang, and Ning Zhao, own 3,097,160 restricted stock units and would be entitled to receive $17,808,670 (before applicable withholding taxes) in respect of their Shares and restricted stock units.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time, will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•

The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Company must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year

“tail” prepaid policy prior to the effective time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the merger, the Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder

•	From and after the effective time, the Surviving Company will (and Parent will cause the Surviving Company to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless: (i) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

The Special Committee

On May 13, 2015, the Board established a Special Committee of directors to consider the proposal from the buyer group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Mr. Walter T. Kwauk, Mr. William R. Keller and Mr. Xuesong (Jeff) Leng, with Mr. Kwauk serving as the chairman of the Special Committee. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the Special Committee has a financial interest in the merger or any of transactions contemplated thereby (other than as a beneficial owner of Shares, as described in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108) and none of them is related to any member of the buyer group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

The Company compensates the members of the Special Committee in exchange for their service in such capacity at a rate of $20,000 per month to the chairman of the Special Committee and $15,000 per month to each other member of the Special Committee (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger).

Position with the Surviving Company

After completion of the merger, Dr. Li expects to continue to serve as chairman of the board of directors of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related-Party Transactions

For a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 113 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount ($)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)
ADS cancellation and surrender fees(1)
Total

(1)	Includes ADS cancellation fees for ADSs held by members of the buyer group.

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the merger is consummated, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay such costs and expenses except as otherwise provided in the merger agreement and the Interim Investors Agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed, until either the closing of the merger or the termination of the merger agreement in accordance with its terms, to appear or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Shares:

•	for the authorization and approval of the merger agreement, the plan of merger and the transactions;

•	against any competing transaction or any other transaction, proposal, agreement or action made in opposition to approval of the merger agreement or in competition or inconsistent with the transactions, including the merger;

•	against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the transactions, including the merger, or the Support Agreement or the performance by the Rollover Shareholders of their obligations under the Support Agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in the Support Agreement or otherwise reasonably requested by Parent in order to consummate the transactions, including the merger;

•	in favor of any adjournment or postponement of any annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in this paragraph is to be considered (and any adjournment or postponement thereof); and

•	in favor of any other matter necessary to effect the transactions, including the merger.

The obligations of the Rollover Shareholders under the Support Agreement will terminate immediately upon the earlier to occur of (i) the closing of the merger and (ii) the termination of the merger agreement in accordance with its terms (however, certain covenants relating to indemnification will survive the termination of the merger agreement).

As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of [25,844,198] Shares (which includes Shares represented by ADSs and Shares represented by restricted stock units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement), which represent approximately [4.6]% of the total issued and outstanding Shares.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger agreement, the plan of merger or any of the transactions, including the merger.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the merger other than (i) necessary filings and approval under the HSR Act and (ii) the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette. See “The Merger Agreement—Conditions to the Merger” beginning on page 97 for additional information.

Dissenters’ Rights

Shareholders who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights” on page 102).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2014, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our ADSs and Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2015.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs or Shares may have been able to make a so-called “mark-to-market” election with respect to their ADSs or Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under (i) the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, (ii) the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises or “Bulletin 24,” which was issued by the State Administration of Taxation, which became effective as of April 1, 2011, and (iii) the Announcement of State Administration of Taxation Concerning Several Matters Relating to Corporate Income Tax on Indirect Transfer of Properties by Non-tax Resident Enterprises issued on February 3, 2015 (“Circular 7”), if any non–resident enterprise transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 7, the purchaser, the seller or the underlying PRC resident enterprise may submit a report of the indirect equity transfer transaction to the PRC tax authority and such reporting requirement is voluntary rather than mandatory (presumably, the relevant parties can elect not to report if they are confident that there will be no taxes payable). The relevant PRC tax authority may also require the purchaser, the seller or the underlying PRC resident enterprise to file a report and provide supporting documentation if it finds out that the relevant indirect equity transfer transaction may incur PRC tax liability. There is uncertainty as to the application of Circular 698 and Circular 7. While it appears that Circular 698 and Circular 7 were not intended to apply to share transfers of publicly traded companies and does not apply to individual transferors, there is very little guidance and practical experience regarding its application. Circular 698 and Circular 7 may be determined by the tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if the PRC tax authorities were to invoke Circular 698 and Circular 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the plan of merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing eight Shares, on the NYSE under the symbol “WX” for (i) each quarter of 2013 and 2014 and (ii) each quarter during the current year:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2013
First quarter	17.91	15.44
Second quarter	21.54	16.94
Third quarter	28.48	20.23
Fourth quarter	38.38	26.52
2014
First quarter	39.86	32.58
Second quarter	37.86	30.47
Third quarter	37.25	30.81
Fourth quarter	38.69	32.91
2015
First quarter	41.70	32.73
Second quarter	45.18	38.20
Third quarter (through August 28, 2015)	44.10	37.97

On April 29, 2015, the last trading day immediately prior to the Company’s announcement on April 30, 2015 that it had received a going-private proposal, the reported closing price of the Company’s ADSs on the NYSE was $39.50 per ADS. The per ADS merger consideration of $46.00 represents a premium of approximately 16.5% over that closing price, and a premium of approximately 18.9% and 20.1% to the volume-weighted average trading price as quoted by the NYSE during the 30 and 60 trading days prior to April 29, 2015, the last trading day prior to the Company’s announcement on April 30, 2015 that the Company had received a going-private proposal, respectively. On [            ], 2015, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were $ [            ] and $ [            ], respectively. You are urged to obtain a current market price quotation for ADSs in connection with voting your Shares or ADSs.

Dividend Policy

The Company neither declared nor paid any dividends in 2012, 2013, 2014 or 2015 through the date of this proxy statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.

In addition, our ability to pay dividends depends substantially on the payment of dividends to us by our operating subsidiaries in China and in the United States. Each of these operating subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in China. One of our Chinese subsidiaries, WuXi AppTec Co., Ltd., is required to set aside at least 10% of its after-tax profits of the preceding year as its reserve funds. It may stop such setting aside if the aggregate amount of the reserve funds has already accounted for more than 50% of its registered capital. Moreover, upon a board resolution, it may set aside certain amounts from its after-tax profits of the preceding year as bonus and welfare funds for staff and workers. The other main operating subsidiaries in China are equity joint ventures that are required to set aside reserve funds, bonus and welfare funds for staff and workers and development funds, the percentage of which must be determined by the board of directors. Further, if any subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of its Shares pending consummation of the merger. In the event that the merger agreement is terminated for any reason and the merger is not consummated, future cash dividends, if any, will be paid at the discretion of the Board and will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial conditions, shareholders’ interests, contractual restrictions and other factors as the Board may deem relevant. The Company can pay dividends only out of profits or other distributable reserves.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on [            ], 2015, at [        ] ([Hong Kong] time) at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•	if at the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the special resolution to be proposed at the meeting have not been received at the time of the meeting, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution;

or

•	in the event that the above does not apply, or the chairman otherwise determines, as a special resolution:

THAT the merger agreement, the plan of merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the merger, and the consummation of the transactions, including the merger, be authorized and approved; and

THAT the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

At the effective time, all Shares will be cancelled and cease to exist. If the merger is completed, each Share and ADS issued and outstanding immediately prior to the effective time (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the per Share merger consideration and the per ADS merger consideration (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of such Shares determined in accordance with the Cayman Islands Companies Law.

In addition to the foregoing, at the effective time,

i.	each option to purchase Shares granted under the Share Incentive Plan that is outstanding and unexercised immediately prior to the effective time, whether or not vested or exercisable, will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), a cash amount equal to the product of (a) the excess, if any, of the per Share merger consideration over the exercise price of such option and (b) the number of Shares underlying such option, without interest and net of any applicable withholding taxes, provided that, if the exercise price of any such option is equal to or greater than the per Share merger consideration, such option shall be cancelled without any payment therefor;

ii.	each restricted share and restricted stock unit awarded under the Share Incentive Plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes; and

iii.	each ordinary share, par value $0.02 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.02 per share, of the Surviving Company.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously:

•	determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Holders to consummate the transactions, including the merger;

•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions, including the merger; and

•	resolved to recommend in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the consummation of the transactions, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is [            ], 2015 at [            ] ([Hong Kong] time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than [            ] ([New York City] time) on [            ], 2015 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

On a poll, each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be [●] Shares entitled to be voted at the extraordinary general meeting. See “—Procedures for Voting” below for additional information.

Quorum

A quorum is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence of at least two shareholders entitled to vote present in person or by proxy or by its duly authorized corporate representative collectively representing not less than one-third of the total issued and voting Shares throughout the meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement and the plan of merger must be approved by (i) a special resolution passed by the affirmative vote of shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy at the extraordinary general meeting, and (ii) holders of a majority of the Shares (including Shares represented by ADSs), unaffiliated with Parent, the Chairman Parties and the Sponsors, that are present and voting in person or by proxy at the extraordinary general meeting.

If this vote is not obtained, the merger will not be completed.

As of the date of this proxy statement, there are [567,825,208] Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” We expect that, as of the Share Record Date, there will be [567,825,208] Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.” Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, approximately [            ] Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of 25,844,200 Shares, which represents approximately [4.6]% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 108 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, at the extraordinary general meeting.

In addition, if at the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the above special resolution have not been received at the time of the meeting, holders of Shares (including Shares represented by ADSs) will be asked to consider and vote upon, as an ordinary resolution, that the chairman of the meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass such special resolution. Such ordinary resolution must be passed by a simple majority of votes that are present and voting in person or by proxy at the meeting.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a valid proxy from the person or entity who had sold them the Shares. On a poll, each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than [            ] on [            ], 2015 ([Hong Kong] time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885 (or +1-212-929-5500 outside of the United States) (call collect) or via email at wuxi@mackenziepartners.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on [            ], 2015 ([New York City] time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on the card. The ADS depositary must receive the ADS voting instruction card no later than [            ] ([New York City] time) on [            ], 2015. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS depositary for cancellation before [            ] ([New York City] time) on [            ], 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of JPMorgan Chase Bank, N.A, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request Maples Fund Services, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted (i) FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, and FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines; and (ii) in the proxy’s discretion as to other matters that may properly come before the extraordinary general meeting. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to WuXi PharmaTech (Cayman) Inc., 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than [ ] ([Hong Kong] time) on [ ], 2015, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to [            ] ([New York City] time) on [            ], 2015. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS,

AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE [            ] ([NEW YORK CITY] TIME) ON [                    ], 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON [                    ], 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as the Company’s proxy solicitor in connection with the merger, as follows:

105 Madison Avenue

New York, New York 10016

wuxi@mackenziepartners.com

Call Collect: 1-212-929-5500 (outside the United States)

or

Toll-Free 1-800-322-2885

Solicitation of Proxies

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by MacKenzie Partners, Inc. will be approximately $50,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary may not include all of the information about the merger agreement and the plan of merger that is important to you. This summary is subject to, and qualified in its entirety by reference to the merger agreement and the plan of merger, which are attached as Annex A and incorporated by reference into this section of this proxy statement. You are urged to read each of the merger agreement and the plan of merger carefully and in its entirety, as they are the legal documents governing the merger.

The summary of the merger agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 113.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the Surviving Company. If the merger is completed, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the merger will occur as soon as practicable, but in any event no later than the twelfth business day following the day the last of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger), or such other date as the Company and Parent may determine. On the closing date, Merger Sub and the Company will execute the plan of merger and the parties will file the plan of merger and other related documents with the Cayman Registrar. The merger will become effective on the date specified in the plan of merger in accordance with the Cayman Islands Companies Law.

We expect that the merger will be completed during the fourth quarter of 2015, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend, however, to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the effective time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the effective time will be the memorandum and articles of association of the Company as the Surviving Company, provided that at the effective time, (a) the memorandum and articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “ WuXi PharmaTech (Cayman) Inc.”, (b) references to the authorized share capital of the Surviving Company will be amended to refer to the authorized share capital of the Surviving Company as approved in the plan of merger and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, until thereafter changed or amended as provided by such memorandum and articles of association or by applicable law.

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the Surviving Company and officers of the Company immediately prior to the effective time will be the initial officers of the Surviving Company, unless otherwise determined by Parent prior to the effective time.

Merger Consideration

Each Share issued and outstanding immediately prior to the effective time will be cancelled and cease to exist in exchange for the right to receive $5.75, in cash, without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the effective time will be cancelled and cease to exist in exchange for the right to receive $46.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, the following Shares (including such Shares represented by ADSs) will be cancelled and cease to exist at the effective time but will not be converted into the right to receive the consideration described in the immediately preceding sentences:

(a)	Each of the Excluded Shares and ADSs representing or that are Excluded Shares, in each case issued and outstanding immediately prior to the effective time, will be cancelled without payment of any consideration or distribution therefor.

(b)	Each of the Dissenting Shares will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. See “Dissenters’ Rights” beginning on page 102 for additional information.

At the effective time, each ordinary share, par value $0.02 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.02 per share, of the Surviving Company.

The merger consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company or the ADS depositary or (b) notice of the extraordinary general meeting convened to vote to authorize and approve the merger has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company (including holders of ADSs) who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of dissenting shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the closing date will be forfeited and will revert to the Surviving Company.

Treatment of Options, Restricted Shares and Restricted Stock Units

At the effective time, each option to purchase Shares granted under the Company’s Share Incentive Plan that is issued and outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive, and each former holder of such option will be paid by the Surviving Company, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to the product of (i) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (ii) the excess of $5.75 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than $5.75, such option will be cancelled without any payment therefor.

At the effective time, each restricted share issued under the Share Incentive Plan that is outstanding immediately prior to the effective time will be cancelled, and each former holder of such restricted share will be paid by the Surviving Company, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes.

At the effective time, each restricted stock unit or other right to acquire Shares issued under the Share Incentive Plan that is outstanding immediately prior to the effective time will be cancelled, and each former holder of such restricted stock unit or other right to acquire Shares will be paid by the Surviving Company or one of its subsidiaries, as soon as practicable after the effective time (and in any event no more than five business days after the effective time), an amount equal to $5.75, in cash, without interest and net of any applicable withholding taxes.

The Company’s Share Incentive Plan will be terminated at the effective time.

Exchange Procedures

Prior to the effective time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the merger. At or prior to the effective time, or in the case of payments related to the Dissenting Shares, when ascertained, Parent will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of Shares and ADSs, the exchange fund sufficient for the paying agent to pay the merger consideration. As promptly as practicable after the effective time, the paying agent will deliver or mail to each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the restricted shares, the restricted stock units and Shares represented by ADSs, as the case may be) (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for use in effecting the surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares represented by book-entry and/or other documents as may be required in exchange for the per Share merger consideration. If any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and, if required by the Surviving Company or the paying agent, post a bond in a reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before such person will be entitled to receive the per Share merger consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares and/or other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of a duly completed and validly executed letter of transmittal, each registered holder of Shares (or affidavits and indemnities of loss in lieu of the share certificates) (other than the Excluded Shares, the Dissenting Shares, the restricted shares, the restricted stock units and Shares represented by ADSs, as the case may be) represented by such share certificates and each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the restricted shares, the restricted stock units and Shares represented by ADSs, as the case may be) that are not represented by share certificates will receive a payment in an amount equal to (i) the number of Shares held multiplied by (ii) the per Share merger consideration, without interest and net of any applicable withholding taxes. The share certificate so surrendered will be marked as cancelled.

As promptly as reasonably practicable after the effective time, the paying agent will transmit to the ADS depositary an amount equal to (i) the number of ADSs issued and outstanding immediately prior to the effective time (other than ADSs representing or that are Excluded Shares) multiplied by (ii) the per ADS merger consideration, in cash, without interest and net of any applicable withholding taxes. The ADS depositary will distribute the per ADS merger consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing or that are Excluded Shares), without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of ADSs and the cancellation of their ADSs (excluding fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the per Share merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only if the relevant share certificates are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and certain of its subsidiaries being in full force and effect;

•	the capitalization of the Company and certain of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the required vote of the Company’s shareholders to authorize and approve the merger agreement and the transactions, including the merger;

•	the recommendation of the Special Committee, the determination of the fairness of the merger by the Board, the authorization and approval of the merger agreement and the transactions, including the merger, by the Board and the direction by the Board that the merger agreement and the transactions, including the merger, be submitted for approval by the shareholders at the shareholders’ meeting;

•	the receipt of an opinion from Credit Suisse;

•	the absence of (a) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (b) any conflict with or violation of applicable law that would prevent or materially impair or delay the consummation of merger agreement, the plan of merger and the transactions, including the merger, or (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties are bound, which would prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of the merger agreement and the transactions, including the merger;

•	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the merger agreement and the transactions, including the merger;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2012 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the outstanding debt of the Company and its subsidiaries as of July 31, 2015;

•	the absence of certain undisclosed liabilities;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from December 31, 2014 to the date of the merger agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	environmental matters;

•	insurance;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Company, the Shares, the merger and the transactions;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission;

•	specific regulatory matters related to (i) compliance, (ii) good laboratory practices and good tissue practice, (iii) good clinical practice, (iv) drug manufacturing certificate; good manufacturing practice and (v) protection of laboratory animals; and

•	an acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the merger agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:

(a)	geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events;

(b)	changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the merger agreement;

(c)	changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate;

(d)	changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates;

(e)	any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (although the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect);

(f)	the announcement, pendency or consummation of the transactions or the identity of Parent or its affiliates, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company or the initiation of litigation or other legal proceeding relating to the merger agreement or the transactions;

(g)	any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or expressly required by the merger agreement; or

(h)	any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities laws or otherwise in connection with the merger agreement or the transactions;

provided that any event, circumstance, change or effect referred to in clause (b), (c) or (d) will be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such fact, event, circumstance, change, condition, occurrence or effect has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their memorandum and articles of association being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions, including the merger, and the enforceability of the merger agreement against them;

•

the absence of (i) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (ii) any conflict with or violation of any applicable law which would, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions, including the merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the merger agreement or (iii) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or

Merger Sub or any property or asset of either of them is bound or affected, which would, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions, including the merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the merger agreement, in each case, as a result of the execution, delivery and performance of the merger agreement and consummation of the transactions;

•	governmental consents and approvals in connection with the execution, delivery and performance of the merger agreement and consummation of the transactions, including the merger, by Parent and Merger Sub;

•	the absence of secured creditors of Merger Sub;

•	their capitalization, ownership structure and operations;

•	sufficiency of funds in the financing to complete the merger and the other transactions, including the merger, subject to certain assumptions;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	each Limited Guarantee being in full force and effect and the lack of any default thereunder;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub, Holdco, the Chairman Parties, the Sponsors or any of their respective affiliates;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	the solvency of the Surviving Company at and immediately after the effective time;

•	independent investigation conducted by Parent and Merger Sub;

•	delivery of true, correct and complete copies of the Consortium Agreement, the Support Agreement, the Interim Investors Agreement, the Equity Commitment Letters and the Limited Guarantees;

•	the absence of any undisclosed agreements between or among two or more of the following persons: any Rollover Shareholder, any Sponsor or any of their respective affiliates;

•	the absence of any undisclosed agreements (i) between Parent, Merger Sub or any of their affiliates, on the one hand, and any direct, officer, employee or shareholder of the Company and its subsidiaries, on the other hand, relating to the transactions, including the merger or (ii) to which any Rollover Shareholder, any Sponsor or any of their respective affiliates is a party (A) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration or (B) pursuant to which any shareholder of the Company has agreed to vote to approve the merger agreement and the transactions, including the merger, or has agreed to vote against any Competing Transaction;

•	non-reliance on the Company’s estimates; and

•	an acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business in a manner consistent with past practice, use commercially reasonable efforts to preserve its assets and the business organization in all material respects, to keep available the services of its current officers and key employees, and to maintain in all material respects its current relationships with existing customers, suppliers and other persons with which it has material business relations as of the date of the merger agreement. Subject to certain exceptions set forth in the merger agreement and the disclosure schedule of the Company delivered in connection with the merger agreement or required by applicable law, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (a) with limited exceptions, any shares of the Company or any of its subsidiaries, or (b) any property or assets of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of $20,000,000, except in the ordinary course of business;

•	declare, set aside, make or pay any dividend or other distribution with respect to any Shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital, except for the purchase of Shares to satisfy obligations under the Share Incentive Plan;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or public offer of any new subsidiary, other than as contemplated by the merger agreement;

•	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of $20,000,000 in any transaction or related series of transactions;

•	incur any indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments or guarantee any indebtedness for borrowed money of any person except for the incurrence or guarantee of indebtedness not in an aggregate amount in excess of $20,000,000;

•	other than expenditures necessary to maintain assets in good repair consistent with the past practice or pursuant to the Company’s operating plan in effect as of the date of the merger agreement, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $20,000,000 for the Company and its subsidiaries taken as a whole;

•

except as required pursuant to any employee benefit plan, employment agreement or compensatory agreement in effect as of the date of the merger agreement or the merger agreement, (a) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees below the vice president level or its equivalent or with an annual compensation of less than $200,000, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its subsidiaries except as required by applicable law, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of the Company or any of its subsidiaries except such increases or payments, in the aggregate, that do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, of more than 5%, (d) make any new equity awards to any person under the Share Incentive Plan, (e) establish, adopt, amend or terminate any employee benefit plan or materially amend the terms of any outstanding options to purchase Shares, (f) take any action to accelerate the vesting of options to purchase Shares or (g) forgive any loans to any director, officer, employee or consultant of the Company or any of its subsidiaries;

•	issue or grant any option to purchase Shares, restricted shares or restricted stock units to any person under the Share Incentive Plan;

•	make any changes with respect to financial accounting policies or procedures, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect to financial accounting policies or procedures;

•	enter into, amend, modify or consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of $20,000,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

•	enter into any contract between the Company or any of its subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its subsidiaries, on the other hand, except (i) for contracts solely between the Company and/or wholly owned Company subsidiaries and (ii) as permitted under the merger agreement;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	settle any action other than any settlement involving the payment of monetary damages not in excess of $20,000,000;

•	fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned by the Company or any of its subsidiaries;

•	enter into, or propose to enter into, any transaction involving any material earn-out or similar payment payable by the Company of any of its subsidiaries to any person, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Competing Transactions

The Company has agreed that, until the earlier of the effective time or the termination of the merger agreement, neither it nor any of its subsidiaries will, and the Company will instruct and cause its and its subsidiaries’ representatives, not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquires or the making of any proposal or offer that constitutes, or that in the Company’s good-faith judgment could reasonably be expected to lead to, any Competing Transaction (as defined below);

•	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction or any proposal or offer that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction;

•	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and members of the buyer group, which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement), or commitment contemplating or otherwise relating to any Competing Transaction;

•	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law (and the Company will promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or anti-takeover law and to enforce each such confidentiality, standstill and similar agreement); or

•	authorize or permit any of the representatives of the Company or any of the subsidiaries of the Company to do any of the foregoing.

As used herein and for purposes of the merger agreement, a “Competing Transaction” means any of the following (other than the transactions contemplated by the merger agreement): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company, or (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

The Company has agreed to notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof) of receipt by the Company of any proposal or offer regarding a Competing Transaction or that in the Company’s good-faith judgment could reasonably be expected to lead to a Competing Transaction, specifying (i) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposal or offers, including proposed agreements, (ii) the identity of the party making such proposal or offer and (iii) whether the Company has any intention to provide confidential information to such person. The Company must also keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal or offer and of any material changes in the status and terms of any such proposal or offer (including the material terms and conditions thereof). The Company is required to (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal or offer, in each case as permitted by the Company’s “no-shop” obligations under the merger agreement, and (B) provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company has agreed (i) to immediately cease and terminate all existing discussions or negotiations with any parties conducted as of the date of the merger agreement with respect to a Competing Transaction and (ii) not to enter into any confidentiality agreement with any third party subsequent to the date of the merger agreement that prohibits the Company from providing such information to Parent.

Prior to obtaining the required shareholder authorization and approval of the merger agreement and the transactions, including the merger, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of the Company’s “no-shop” obligations under the merger agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its representatives may, under the direction of the Board, or to the extent delegated by the Board, the Special Committee: (a) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, (b) provide information in response to the request of the person who has made such proposal or offer if such person has executed an acceptable confidentiality agreement satisfying the requirements of the merger agreement (provided that the Company will concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives) and (c) engage or participate in any discussions or negotiations with such person. In each such case referred to in clauses (b) and (c) above, before proceeding, the Board (acting upon recommendation of the Special Committee) or the Special Committee must have first (i) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (ii) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (iii) provided written notice to Parent at least two business days prior to taking any such action.

As used herein and for purposes of the merger agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the Company’s “no-shop” obligations under the merger agreement (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (a) provides for the payment of (i) cash consideration per Share to holders thereof that is in excess of the per Share merger consideration and cash consideration per ADS to holders thereof that is in excess of the per ADS merger consideration and/or (ii) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good-faith judgment of the Board (acting upon the recommendation of the Special Committee after consultation with its financial advisor) is in excess of the per Share merger consideration and (b) the Board (acting upon the recommendation of the Special Committee) has determined (after consultation with its financial advisor and outside legal counsel), in its good faith judgment, (i) is reasonably likely to be consummated in accordance with its terms without significant delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances) and (ii) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the transactions, including the merger; provided that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

No Change of Recommendation

The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the merger agreement and the transactions, including the merger. Subject to certain exceptions (described below), under the terms of the merger agreement, neither the Board nor any committee of the Board may:

•	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the merger agreement and the transactions, including the merger (the “Company Recommendation”), (b) fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend (or publicly propose to do so) to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, (i) fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, provided that a customary “stop, look and listen” communication by the Board or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited, or (ii) fail to publicly reaffirm the Company Recommendation, in the case of each of (i) and (ii), within two business days after Parent so requests in writing or (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction (“a Change in the Company Recommendation”); or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction.

From the date of the merger agreement and prior to obtaining the Requisite Company Vote, if, however, the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the “no-shop” obligations under the merger agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board (acting upon the recommendation of the Special Committee) determines in its good-faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board (acting upon the recommendation of the Special Committee) may effect a Change in the Company Recommendation and/or authorize the Company to terminate the merger agreement and enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to such Superior Proposal, but only:

•	if the Company has complied with the “no-shop” obligations under the merger agreement described above with respect to such proposal or offer (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub);

•	after providing at least five business days’ written notice to Parent advising Parent that the Board or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board (acting upon the recommendation of the Special Committee) intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the merger agreement and the manner in which it intends to do so;

•

negotiating with and causing its financial advisors and legal counsel to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal; provided that any material modifications to such third-party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal will be deemed a new Superior Proposal for which notice to Parent must be given; provided further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three-business-day period; and

•	following the end of such five-business-day period or three-business-day period (as applicable), the Board (acting upon the recommendation of the Special Committee) has determined in its good faith judgment after consultation with its financial advisor and outside legal counsel that taking into account any changes to the merger agreement and the financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has previously or concurrently paid to Parent the termination fee as described in further detail in “—Termination Fees and Reimbursement of Expenses” beginning on page 99.

Shareholders’ Meeting

The Company has agreed that unless the merger agreement is terminated, the Company will duly convene and cause to be held as soon as reasonable practicable after the date of the mailing of this proxy statement to the Company’s shareholders an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger.

The Company may, after consultation in good faith with Parent, adjourn the extraordinary general meeting (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the adjourned extraordinary general meeting, (b) as otherwise required by applicable law, (c) if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or is reasonably likely to constitute a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (d) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting. If the extraordinary general meeting is adjourned, in accordance with the preceding sentence, the Company will convene and hold the adjourned extraordinary general meeting as soon as reasonably practicable thereafter; provided that the Company will not adjourn the extraordinary general meeting to a date that is less than ten business days prior to the Termination Date under the merger agreement.

The Company has agreed that unless the Board effects a Change in the Company Recommendation in the manner described above, the Board is required to recommend that the Company’s shareholders vote to approve the merger agreement, the plan of merger and the transactions, including the merger, and include such recommendation in this proxy statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, and take all other actions necessary or advisable to secure the required shareholder approval. In the event that subsequent to the date of the merger agreement, the Board makes a Change in the Company Recommendation or any Competing Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders for authorization and approval at the shareholders’ meeting in accordance with the merger agreement, unless the merger agreement shall have been terminated in accordance with its terms prior to the shareholders’ meeting.

Prior to the termination of the merger agreement, the Company may not submit to the vote of its shareholders any Competing Transaction or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction or propose to do so.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time, will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Company must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the merger, the Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the effective time, the Surviving Company will (and Parent will cause the Surviving Company to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (a) the indemnified parties against all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (i) the executed Equity Commitment Letters from each of G&C, ABG, Boyu, Temasek, Hillhouse and Ping An pursuant to which each of them has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco equal to the amount set forth therein for the purpose of financing the consummation of the transactions and (ii) the executed Debt Commitment Letters from the financial institutions named therein confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein in connection with the transactions.

Each of Parent and Merger Sub has agreed that it will use its reasonable best efforts to (a) obtain the debt financing at the effective time on the terms and subject to the conditions described in the Debt Commitment Letters or on other terms no less favorable to Parent and Merger Sub, (b) maintain in effect the Debt Commitment Letters until definitive agreements with respect to the debt financing are executed, and (c) maintain such definitive agreements in effect through the effective time, (d) enter into definitive agreements with respect to the debt financing substantially on the terms and conditions contained in the Debt Commitment Letters and (e) satisfy, or cause to be satisfied, on a timely basis all conditions to the funding under such definitive agreements applicable to Parent and/or Merger Sub that are within their control; provided that Parent and Merger Sub may amend or modify the Debt Commitment Letters, and/or elect to (or, if the debt financing becomes unavailable, shall use reasonable best efforts to) replace all or any portion of the debt financing with alternative debt financing, in each case so long as (i) the aggregate proceeds of the debt and equity financing (as amended or modified) and/or any alternative financing, together with the available cash of the Company, will be sufficient for Parent and the Surviving Company to pay (A) the merger consideration and (B) any other amounts required to be made in connection with the consummation of the transactions upon the terms and conditions contemplated by the merger agreement and (ii) such amendment or modification or the alternative debt financing would not prevent, materially delay or materially impede the consummation of the transactions or materially impair the ability of Parent and Merger Sub to consummate the transactions. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent is required to notify the Company promptly.

The Company will use its commercially reasonable efforts to provide, and cause each of its subsidiaries and each of their respective representatives to use their commercially reasonable efforts to provide, to Parent and Merger Sub all reasonable cooperation requested by Parent in connection with the arrangement of the financing, including:

•	participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

•	assisting in the preparation of customary offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent in connection with the debt financing or any alternative financing, if applicable;

•	as promptly as practicable, furnishing Parent and its debt financing and/or alternative financing sources with financial and other pertinent information regarding the Company and its subsidiaries as reasonably requested and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and its debt financing and/or alternative financing sources;

•	reasonably cooperating with advisors, consultants and accountants of Parent or its debt financing and/or alternative financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

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(i) to the extent customary and not prohibited by applicable laws, facilitating the granting of security or pledging of collateral and (ii) executing and delivering any pledge and security documents, commitment letters, certificates and other definitive financing documents; provided that any collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any such definitive debt documents to which it is a party will be contingent upon the occurrence of the effective time;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements, subject to the terms of the confidentiality agreements between the Company and members of the buyer group, and to establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing (with effect following the effective time);

•	furnishing Parent and Merger Sub, as well as any prospective lenders involved in the debt financing and/or alternative financing, promptly with all documentation and other information required with respect to the debt financing and any alternative financing, if applicable, under applicable “know your customer” and anti-money laundering rules and regulations, subject to the terms of the confidentiality agreements between the Company and members of the buyer group;

•	using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approval of the debt financing and any alternative financing, if applicable; and

•	taking all corporate actions reasonably necessary to permit the consummation of the debt financing and any alternative financing, if applicable.

Parent will promptly, upon the termination of this Agreement in accordance with its terms, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by these financing covenants. Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities and losses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or its subsidiaries); provided that Parent will not be liable to the Company, its subsidiaries or their respective representatives for any such amounts arising from the fraud, gross negligence, recklessness or willful misconduct of such persons.

Agreement to Use Reasonable Best Efforts

The parties to the merger agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the transactions; provided that:

•	none of Parent, Merger Sub or any of their respective affiliates or representatives will be required to accept any onerous condition or mitigation measure imposed upon it that would materially and adversely affect its interest in the transactions, including being required to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangements that would apply to, any of its or any of its affiliates’ or portfolio companies’ assets, properties or business; and

•	the Company will, at Parent’s request, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any governmental authority so long as such actions do not have a Company Material Adverse Effect so as to enable the parties to expeditiously consummate the transactions; provided that the Company is not required to take any such actions unless conditioned on the consummation of the merger and the other transactions.

Actions Taken at the Direction of the Chairman; Knowledge of Chairman or Parent

Parent will not have any right to terminate the merger agreement, or claim any damage or seek any other remedy for any breach of or inaccuracy in any representation or warranty made by the Company or any agreements or covenants of the Company to the extent (i) either the Chairman, Parent, Holdco or Merger Sub had knowledge of such breach or inaccuracy as of the date of the merger agreement, or (ii) such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of the Chairman or Parent, without the approval or direction of the Board (acting with the concurrence of the Special Committee) or the Special Committee.

Certain Additional Covenants

Pursuant to the terms of the merger agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants related to the following:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the merger agreement and the earlier of the effective time and termination of the merger agreement (subject to applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	for Merger Sub to perform its obligations under the merger agreement and to consummate the transactions contemplated thereunder;

•	participation in the defense and settlement of any shareholder litigation relating to the merger agreement or the transactions;

•	the prompt delivery to Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•	consultation with respect to press releases and other public announcements relating to the merger agreement and the transactions;

•	delisting by the Surviving Company from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the effective time;

•	elimination or minimization of the effects of certain takeover statutes;

•	restrictions on Parent, Merger Sub and the Parent Group entering into any contract or amending, modifying, withdrawing, terminating or waiving any rights under the Consortium Agreement, the Support Agreement, the Interim Investors Agreement, the Equity Commitment Letters or the Limited Guarantees in a manner that would (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the merger and the other transactions or (ii) prevent or materially impair the ability of any management member or director of the Company from taking any actions with respect to a Competing Proposal that are otherwise permitted to be taken by the Company under the Company’s “no-shop” obligations under the merger agreement; and

•	entering into or amending, modifying, withdrawing, terminating, certain contracts with the buyer group.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and the transactions, including the merger, being approved by (i) holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Shareholders’ Meeting and (ii) holders of a majority of the Shares that are unaffiliated with the buyer group and present and voting in person or by proxy at the shareholders’ meeting ((i) and (ii), the “Requisite Company Vote”);

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is in effect or has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions;

•	the waiting period under the HSR Act has expired or terminated; and

•	any other required regulatory approvals have been obtained, except for where the failure to obtain such approvals would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

•	the representations and warranties of the Company in the merger agreement (without giving effect to any qualifications as to “materiality” or “Company Material Adverse Effect”) being true and correct as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct do not, and would not be reasonably expected to, have a Company Material Adverse Effect; provided that (i) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which being true and correct only as of such time) and (ii) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which being true and correct only as of such time);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	the aggregate amount of available cash of the Company on a consolidated basis may not be less than the result of (A) $400,000,000 minus (B) the lesser of (x) the aggregate amount of repayments of Company debt that is outstanding as of the date of the merger agreement by the Company after the date of the merger agreement and prior to the closing date and (y) $250,000,000, of which (i) the available cash of the Company denominated in Renminbi (RMB) and held in bank accounts in the PRC is required to equal or exceed the aggregate amount of Company debt incurred in the PRC that is outstanding as of the closing date and (ii) the available cash of the Company denominated in US dollars and held in bank accounts outside the PRC is required to equal or exceed the excess (if any) of (X) the aggregate amount of Company debt incurred outside the PRC that is outstanding as of the closing date over (Y) $90,000,000;

•	there not having been any Company Material Adverse Effect since the date of the merger agreement;

•	the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	holders of no more than 15% of the Shares having validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to complete the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement (without giving effect to any qualifications as to “materiality”) being true and correct as of the date of the merger agreement and as of the closing date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the transactions, including the merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent having delivered to the Company a certificate dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time:

(a)	by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee);

(b)	by either the Company (acting upon the recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the merger agreement has been a material cause of, or resulted in, the failure of any applicable condition to the merger being satisfied), if:

•	the merger is not completed on or before May 14, 2016 (the “Termination Date”) (a “Termination Date Termination Event”);

•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which, or taken any other final and non-appealable action that, has the effect of making consummation of the transactions illegal or otherwise prohibiting consummation of the transactions (a “Permanent Order Termination Event”); or

•	the Requisite Company Vote was not obtained at a duly convened and concluded shareholders’ meeting (a “No-Vote Termination Event”);

(c)	by the Company (acting upon the recommendation of the Special Committee), if:

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Parent or Merger Sub has materially breached any of its representations, warranties, covenants or agreements under the merger agreement (i) such that the conditions to the obligations of the Company to complete the merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (ii) such breach is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that the Company is not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to close (a “Parent Breach Termination Event”);

•	(i) all of the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to complete the merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the merger and (iii) Parent and Merger Sub fail to complete the closing of the merger within three business days following the date on which the closing of the merger should have occurred pursuant to the merger agreement (a “Parent Failure to Close Termination Event”);

•	prior to the receipt of the shareholders’ authorization and approval of the merger agreement, the plan of merger, and the transactions, including the merger, (i) the Board (acting upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has authorized the Company to terminate the merger agreement and enter into an alternative acquisition agreement with respect to a Superior Proposal pursuant to the merger agreement and (ii) the Company concurrently with the termination of the merger agreement enters into an alternative acquisition agreement with respect to a Superior Proposal; provided that the Company will not be entitled to terminate the merger agreement unless the Company has (a) complied with the “no-shop” obligations under the merger agreement with respect to such Superior Proposal and/or alternative acquisition agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complies with the merger agreement (a “Superior Proposal Termination Event”); or

(d)	by Parent, if:

•	the Company has materially breached any of its representations, warranties, covenants or agreements under the merger agreement (i) such that the conditions to the obligations of Parent and Merger Sub to complete the merger would not be satisfied and such condition is incapable of being satisfied by the Termination Date and (ii) such breach is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that Parent and Merger Sub are not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

•	the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $50,000,000 in the event the merger agreement is terminated:

•	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the merger agreement due to a Termination Date Termination Event or No-Vote Termination Event, (c) neither Parent nor Merger Sub shall have materially breached any of its representations, warranties or covenants under the merger agreement and (d) within 12 months after the termination of the merger agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to “20%” in the definition of “Competing Transaction” under the merger agreement will be deemed to be references to “50%” in this section);

•	by Parent pursuant to a (a) Company Breach Termination Event or (b) Change in the Company Recommendation Termination Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

In the case of a Company Breach Termination Event or Change in the Company Recommendation Termination Event, the Company is additionally required to reimburse certain expenses of Parent, Merger Sub and their affiliates incurred in connection with the transactions up to $5,000,000.

Parent is required to pay the Company a termination fee of $100,000,000 in the event the merger agreement is terminated:

•	by the Company pursuant to a Parent Breach Termination Event; or

•	by the Company pursuant to a Parent Failure to Close Termination Event.

In such cases, Parent is additionally required to reimburse certain expenses of the Company incurred in connection with the transactions up to $5,000,000.

In the event that the Company or Parent fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the merger agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest at the prime rate plus 2% on such unpaid termination fee or expenses.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Modification or Amendment; Waiver of Conditions

The merger agreement may be amended by the parties thereto at any time prior to the effective time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee); provided that after authorization and approval of the merger agreement and the transactions, including the merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the merger.

At any time prior to the effective time, each of the parties (by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (upon recommendation of the Special Committee) to the merger agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the merger agreement.

Remedies

The parties to the merger agreement may be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the merger, is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the merger by the date on which the closing should have occurred pursuant to the merger agreement, (iii) the debt financing (or any alternative financing as permitted under the merger agreement) having been funded or will be funded at or before the closing of the merger if the equity financing is funded at the closing of the merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and debt financing are funded, then the closing of the merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the merger even if the equity financing is funded at the closing of the merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to (i) a termination fee of $100,000,000 and $50,000,000, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Parent, Merger Sub and their respective affiliates, as applicable, in connection with the transactions, including the financing, up to a maximum amount of $5,000,000, and (iii) reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee or expense when due and in accordance with the requirements of the merger agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (i) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (ii) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

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If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will acquire the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the

Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (i) which shareholders are entitled to dissenters’ rights, (ii) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (iii) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the registered owner. A person having a beneficial interest in Shares held registered in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 4 New York Plaza, New York, New York 10004.

If you do not satisfy each of these requirements, you cannot exercise your dissenters’ rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger, will not alone entitle you to exercise your dissenters’ rights. You must send all notices to the Company to WuXi PharmaTech (Cayman) Inc., Attn: Chief Financial Officer, 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $5.75 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the buyer group intend to assert that the per Share merger consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The Company uses U.S. dollars as its reporting currency in its consolidated financial statements. A substantial portion of its sales are denominated in U.S. dollars, while a significant portion of its costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. The Company translates equity accounts at historical exchange rates. The Company translates revenues, expenses, gains and losses prior to April 1, 2014 using the average rate for the year as published by the People’s Bank of China, and the Company translates revenues, expenses, gains and losses after April 1, 2014 using the spot exchange rate released by the Federal Reserve Board. The Company reports translation adjustments as cumulative translation adjustments and show them as separate components of other comprehensive income. In other parts of this proxy statement, any RMB-denominated amounts are accompanied by translations. The Company records Renminbi transactions at the rates of exchange prevailing when the transactions occurred. With respect to amounts not recorded in its consolidated financial statements included elsewhere in this proxy statement, all translation from Renminbi into U.S. dollars and from U.S. dollars into Renminbi were made at a rate of RMB 6.2046 to $1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2014. The Company makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi at any particular rate. The Chinese government imposes control over its foreign-currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2013 and 2014 and each of the six months ended June 30, 2014 and 2015. The historical financial information as of December 31, 2013 and 2014 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical financial information as of June 30, 2014 and 2015 has been derived from our unaudited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Report on Form 6-K dated August 17, 2015, which are incorporated into this proxy statement by reference. Our historical results do not necessarily indicate results expected for any future periods. The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and the Company’s Report on Form 6-K dated August 17, 2015, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report or Report on Form 6-K, respectively.

			(unaudited)
	Year Ended December 31,		Six months Ended June 30,
	2013	2014	2014	2015
	(in millions of U.S. dollars, except per share data)
WuXi Consolidated Statement of Comprehensive Income
Net revenues
Laboratory Services	$399.5	$429.4	$199.5	$237.8
Small Molecule Manufacturing Services	141.2	171.0	81.4	91.4
Biologics Services	25.3	53.8	20.7	32.8
New Business and Others	12.1	20.1	8.5	12.2

Total	578.1	674.3	310.1	374.2

Cost of revenues*
Laboratory Services	(240.4)	(255.8)	(118.8)	(148.4)
Small Molecule Manufacturing Services	(96.6)	(113.9)	(55.1)	(57.9)
Biologics Services	(20.3)	(38.2)	(14.7)	(26.1)
New Business and Others	(9.2)	(14.6)	(6.3)	(12.3)

Total	(366.5)	(422.5)	(194.9)	(244.7)

Gross profit	211.6	251.7	115.2	129.5

Operating expenses:
Selling and marketing expenses	(16.5)	(22.1)	(9.5)	(13.7)
General and administrative expenses	(78.9)	(104.7)	(45.0)	(67.7)
Research and development expenses	(11.0)	(21.2)	(9.2)	(14.1)
Revaluation of contingent consideration	—	—
Impairment charges for goodwill and intangible assets	—	—

Total	(106.4)	(148.0)	(63.7)	(95.5)

Operating income(1)	105.2	103.7	51.4	34.0

Other income, net	27.3	3.5	(8.2)	5.8
Investment income (loss)	(4.0)	12.7	5.7	(0.6)
Interest expense	(2.0)	(2.6)	(1.1)	(3.2)
Interest income	11.5	19.3	9.9	8.9

Income before income taxes	138.0	136.6	57.7	44.9
Income tax expense	(23.4)	(24.4)	(10.5)	(7.7)

Net income	$114.6	$112.2	$47.2	$37.2

Other comprehensive income:
Currency translation adjustments	15.8	(12.0)	(11.2)	(0.7)
Unrealized gains on available-for-sale securities	4.5	2.5	(0.1)	(2.7)
Cash flow hedge, net of tax	—	(1.5)	—	1.9

Comprehensive income	$134.9	$101.2	$35.9	$35.7

Basic earnings per share	$0.20	$0.20	$0.66	$0.52

Diluted earnings per share	$0.20	$0.19	$0.65	$0.51

Dividends declared per ordinary share	—	—	—	—

(1)	Includes share-based compensation charges of $17.9 million and $23.0 million in 2013 and 2014, respectively, and of $10.3 million and $15 million in the six months ended June 30, 2014 and 2015, respectively, allocated as follows:

			(unaudited)
	Year Ended December 31,		Six Months Ended June 30,
	2013	2014	2014	2015
	(in millions of U.S. dollars)
Cost of revenues	$5.2	$5.9	$2.7	$4.2
Selling and marketing expenses	0.2	0.4	0.2	0.2
General and administrative expenses	12.5	16.7	7.4	10.6

			(unaudited)
	As of December 31,		As of June 30, 2015
	2013	2014
	(in millions of U.S. dollars)
WuXi Consolidated Balance Sheet Data
Cash and cash equivalents	$88.9	$211.5	$253.5
Total current assets	599.0	683.7	743.9
Property, plant and equipment, net	279.3	351.7	395.6
Total assets	948.9	1,181.6	1,406.0
Short-term bank borrowings, including current portion of long-term debt	67.9	199.7	112.4
Convertible notes	—	—	—
Total current liabilities	194.1	373.8	298.4
Long-term debt, excluding current portion	11.1	14.0	228.9
Convertible notes	—	—	—
Total liabilities	214.1	403.8	553.5
Total equity	734.8	777.8	852.4
Total liabilities and equity	948.9	1,181.6	1,406.0

Ratio of Earnings to Fixed Charges

	Year Ended December 31,		Six Months Ended June 30,
	2013	2014	2014	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	73.4	54.6	54.8	15.9

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity losses of affiliated companies adding fixed charges. Fixed charges consist of interest expensed and interest capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and the Report on Form 6-K dated August 17, 2015, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” on page 113 for a description of how to obtain a copy of such reports.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2014 was $1.35 (equivalent to $10.79 per ADS) based on the weighted average number of issued and outstanding Shares during 2014. The net book value per Share as of June 30, 2015 was $1.46 (equivalent to $11.70 per ADS) based on the weighted average number of issued and outstanding Shares for the six months ended June 30, 2015.

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

In March 2013, the Board approved a share repurchase plan, under which plan, the Company was authorized to repurchase up to $100 million of its ADSs over the following 18-24 months. The plan expired in March 2015. Each ADS represents eight Shares. The table below sets forth the details of our purchases of our own equity securities during the two years ended December 31, 2014.

Period	Total Number of Shares Purchased	Range of Prices Paid Per Share	Average Price Paid Per Share
2013
1st Quarter 2013	58,912	$2.11 - $2.13	$2.12
2nd Quarter 2013	408,168	$2.09 - $2.50	$2.38
3rd Quarter 2013	23,200	$2.94	$2.94
4th Quarter 2013	—	N/A	N/A
2014
1st Quarter 2014	7,177,744	$4.41 - $4.75	$4.58
2nd Quarter 2014	15,889,168	$3.89 - $4.72	$4.16

No Shares were purchased subsequent to the second quarter of 2014.

All Shares underlying ADSs repurchased by the Company were considered cancelled under Cayman Islands law, and the excess of the repurchase price over the par value of the repurchased Shares was charged to additional paid-in capital.

Prior Public Offerings

On August 14, 2007, we completed our initial public offering, which involved the sale by the Company of 10,000,000 ADSs, representing 80,000,000 Shares, and the sale by certain of its shareholders of 3,188,979 ADSs, presenting 25,511,832 Shares. The initial public offering price was $14.00 per ADS. The Company did not make any underwritten public offering of its securities during the past three years.

Transactions in Prior 60 Days

Except as described above and other than the merger agreement and the agreements entered into in connection with the merger agreement, including the Support Agreement, the Consortium Agreement as amended and the Interim Investors Agreement, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors (including the Chairman Parties), Holdco, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing (excluding any independently managed or operated portfolio companies or platforms affiliated with the foregoing).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, [as of the date of this proxy statement,] by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our outstanding Shares.

	Shares Beneficially Owned
Name	Number	Percent
Directors and Executive Officers
Ge Li(1)	8,152,271	1.4%
Xiaozhong Liu	*	*
Zhaohui Zhang(2)	6,012,704	1.1
Edward Hu	*	*
Steve Yang	—	—
Shuhui Chen	*	*
Kai Gu	*	*
Jiang (John) Long	*	*
Alexander Fowkes	*	*
Ning Zhao	*	*
Kian-Wee Seah	—	—
Xuesong (Jeff) Leng	—	—
Stewart Hen	*	*
Walter T. Kwauk	*	*
William R. Keller	*	*
All directors and executive officers as a group	17,283,886	3.0
All directors and executive officers (other than Ge Li, Xiaozhong Liu, Zhaohui Zhang and Ning Zhao) as a group	856,320	0.2
Principal Shareholders
FIL Limited and affiliated entities(3)	56,843,936	10.0
Schroder Investment Management North America Inc. and affiliated entities(4)	52,378,424	9.2
Wellington Management Group LLP and affiliated entities (5)	42,363,392	7.5

*	Upon exercise of all options granted, the individual or the entity would beneficially own less than 1% of our outstanding ordinary shares.
**	Unless otherwise indicated, beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act and includes voting or investment power with respect to the securities. Except as indicated in the table above and subject to applicable community-property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

The number of ordinary shares outstanding in calculating the percentages for each listed person includes the ordinary shares underlying unexercised options held by such person. The percentage of beneficial ownership of each listed person is based on [567,825,208] ordinary shares outstanding as of the date of this proxy statement, as well as, where applicable, ordinary shares underlying stock options exercisable within 60 days. The calculation does not include up to an aggregate of [20,323,938] shares reserved for issuance in connection with our Employee Share Incentive Plan.

(1)	Includes (i) 4 ordinary shares held directly by Dr. Li; and (iii) 59,291 ordinary shares and 1,011,622 ADSs representing 8,092,976 ordinary shares held by J.P. Morgan Trust Company of Delaware as Trustee of NGM Family 2006 Irrevocable Trust, or Family Trust, for which Dr. Li is the investment advisor and exercises dispositive and voting power. The Family Trust is an irrevocable trust constituted under the laws of Delaware. The business address for Dr. Li is 288 Fute Zhong Road, the China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China.
(2)	Includes (i) 234,400 ordinary shares issuable upon exercise of restricted stock units within 60 days of April 3, 2015, and (ii) 5,778,304 ordinary shares held by i-growth Ltd., a British Virgin Islands company, which is wholly owned and controlled by Tri-Z Lynn Ltd., a Bahamian company. Tri-Z Lynn Ltd. is in turn wholly owned by Credit Suisse Trust Ltd. as Trustee of the 3ZLynn Foundation, which is an irrevocable trust constituted under the laws of Singapore, with Mr. Zhang as the settlor and Mr. Zhang’s family members as the beneficiaries. Mr. Zhang is the investment manager of the trust. The business address of i-growth Ltd. is c/o Portcullis TrustNet (BVI) Ltd., Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.
(3)	Represents shares that may be deemed beneficially owned by FIL Ltd., certain of its subsidiaries and affiliates, and other companies, including FIL Investment Management (Hong Kong) Ltd., FIL Investment Management (Singapore) Ltd., FIL Investment Services (UK) Ltd., FIL Investment International and FIL Pension Management. The address of FIL Ltd. is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Pandanus Partners, L.P., or Pandanus, owns shares of FIL Ltd. voting stock. While the percentage of total voting power represented by these shares of FIL Ltd. voting stock may fluctuate as a result of changes in the total number of shares of FIL Ltd. voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL Ltd. voting stock. Pandanus Associates, Inc. acts as general partner of Pandanus. The number of shares beneficially owned by FIL Ltd. and the information provided in this footnote is as of December 31, 2014, and is based on a Schedule 13G/A filed with the SEC by FIL Ltd. on February 13, 2015.
(4)	Represents shares that may be deemed beneficially owned with shared voting power and dispositive power by Schroder Investment Management North America Ltd., Schroder Investment Management Ltd., Schroder Investment Management Hong Kong Ltd., and Schroder Investment Management Singapore Ltd. The address of Schroder Investment Management North America Inc. is 875 Third Avenue, 22nd Floor, New York, NY 10022. The number of shares and the information provided in this footnote is as of December 31, 2014, and is based on a Schedule 13G/A filed with the SEC on February 13, 2015.
(5)	Represents shares that may be deemed beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, formerly known as Wellington Management Company, LLP, which was an investment adviser to these clients as of December 31, 2014. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. The number of shares and the information provided in this footnote is as of December 31, 2014, and is based on a Schedule 13G filed with the SEC on February 12, 2015.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the merger is not completed, an annual general meeting is expected to be held in later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•	debt financing may not be funded at the effective time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, results of operations and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 113 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.wuxipharmatech.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the buyer group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F filed with the SEC on April 15, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [            ], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NEW WUXI LIFE SCIENCE LIMITED,

WUXI MERGER LIMITED

and

WUXI PHARMATECH (CAYMAN) INC.

Dated as of August 14, 2015

-i-

-ii-

-iii-

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2015 (this “Agreement”), among New WuXi Life Science Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), WuXi Merger Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands (the “Company”).

WHEREAS, Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, G&C Partnership L.P., certain management shareholders of the Company and Hillhouse Capital Fund II, L.P. (collectively, the “Rollover Shareholders”), New WuXi Life Science Holdings Limited, which is the sole shareholder of Parent (“Holdco”), and Parent have executed and delivered a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Shareholders will (i) vote all Shares (including Shares represented by ADSs) held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and consummation of the Transactions, including the Merger, and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the terms thereof; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Sponsors (or their respective Affiliates) and the Founder (each, a “Guarantor” and, collectively, the “Guarantors”) has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, each, a “Guaranty” and, collectively, the “Guaranties”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”) under the Laws of the Cayman Islands and become a wholly-owned subsidiary of Parent.

Section 1.02 Closing; Closing Date. Unless otherwise agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Wilson Sonsini Goodrich & Rosati, P.C., Suite 1509, 15/F, Jardine House, 1 Connaught Place, Central, Hong Kong as soon as practicable, but in any event no later than the twelfth (12th) Business Day, following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by the CICL. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05 Memorandum and Articles of Association of Surviving Company. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by Law and such memorandum and articles of association; provided that, at the Effective Time, (a) Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the Company is “WuXi PharmaTech (Cayman) Inc.” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “WuXi PharmaTech (Cayman) Inc.,” (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 6.05(a).

Section 1.06 Directors and Officers. The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time and in the case of the directors of the Surviving Company, as set out in the Plan of Merger, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II CANCELLATION AND CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01 Cancellation and Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) each ordinary share, par value US$0.02 per share, of the Company (each, a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares, Shares represented by ADSs and Company RSs) shall be cancelled in exchange for the right to receive US$5.75 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, representing eight (8) Shares (each, an “ADS” or, collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing or that are Excluded Shares), and each Share represented by such ADSs, shall be cancelled in exchange for the right to receive US$46.00 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and, in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c) each of the Excluded Shares and ADSs representing or that are Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled without payment of any consideration or distribution therefor;

(d) each of the Dissenting Shares shall be cancelled in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments referred to in Section 2.03;

(e) each of the Company RSs shall be cancelled in accordance with Section 2.02(a) and thereafter represent only the right to receive the applicable payments set forth in Section 2.02(c);

(f) each of the Company RSUs shall be cancelled in accordance with Section 2.02(a) and thereafter represent only the right to receive the applicable payments set forth in Section 2.02(d); and

(g) each ordinary share, par value US$0.02 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.02 per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02 Share Incentive Plan, Outstanding Company Options, Company RSs and Company RSUs.

(a) At the Effective Time, the Company shall (i) terminate the Company’s Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan, (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, (iii) cancel each Company RS that is outstanding, and (iv) cancel each Company RSU that is outstanding.

(b) Each former holder (or his or her designee) of a Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that, if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(c) Each former holder (or his or her designee) of a Company RS that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration.

(d) Each former holder (or his or her designee) of a Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration.

(e) Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each former holder of Company Options, Company RSs and/or Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(f) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Share Incentive Plan or in settlement of any Company Option, Company RS or Company RSU (as applicable). At or prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options, Company RSs and/or Company RSUs informing such holder of the effect of the Merger on his or her Company Options, Company RSs and/or Company RSUs (as applicable).

Section 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or perfect or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon not be Dissenting Shares and shall be cancelled as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c) The Company shall give Parent (i) prompt notice of any notices of objection, notices of approval, notices of dissent or demands for fair value or written offers under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to section 238(4) of the CICL within five (5) Business Days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time or, in the case of payments pursuant to Section 2.03(b), when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing or that are Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing or that are Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of their ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs), Company Options, Company RSs and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

(f) Investment of Exchange Fund. The Exchange Fund (except for payments held pursuant to Section 2.04(d)), pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion; provided that no such investment or losses shall affect the amounts payable to such holders, and Parent and the Surviving Company shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(h) No Liability. None of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options, Company RSs or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, and paid to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options, Company RSs or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

Section 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II, in the case of Shares other than the Excluded Shares, and for no consideration, in the case of Excluded Shares.

Section 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement, dated August 8, 2007, as amended from to time, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule or that specifically references a section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number or references and each other section or subsection of this Agreement, to the extent that it is reasonably apparent that such information is relevant to such other section or subsection or (b) the Company SEC Reports filed or furnished prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization, Good Standing and Qualification.

(a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power, authority or governmental approvals has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of (i) each Subsidiary of the Company that is an Active Subsidiary, and (iii) each joint venture involving the Company other than any joint venture the book value of which interest held by the Company does not exceed US$1,000,000 (each such joint venture, a “Joint Venture”), together with (1) the jurisdiction of organization or formation of each such Active Subsidiary or Joint Venture, (2) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Active Subsidiary or Joint Venture owned or otherwise held by the Group Company, and (3) the other shareholder(s) of each such Active Subsidiary or Joint Venture. Other than the Active Subsidiaries and Joint Ventures, there are no other corporations, associations, or other persons that are legal entities that are material to the business of the Group Companies, taken as a whole, through which the Group Companies conduct business and in which any Group Company owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and other than the Joint Ventures, none of the Group Companies is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Group Companies, taken as a whole.

Section 3.02 Memorandum and Articles of Association. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of the Company and each Active Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Active Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03 Capitalization.

(a) The authorized share capital of the Company is US$100,050,000 divided into 5,002,500,000 Shares of a par value of US$0.02 per share. As of July 31, 2015 (the “Reference Date”), (i) 567,508,952 Shares were issued and outstanding, all of which have been duly authorized, validly issued, fully paid and non-assessable, and (ii) 20,323,938 Shares were reserved for future issuance pursuant to outstanding Company Options, Company RSs and Company RSUs. From the close of business on the Reference Date until the date of this Agreement, the Company has not issued or granted any shares of capital stock or other securities of the Company, except for (A) issuances of Shares upon the exercise of Company Options outstanding as of the close of business on the Reference Date or (B) Shares issued upon the vesting and settlement of the Company RSs and Company RSUs outstanding as of the close of business on the Reference Date, in accordance with their respective terms. Each Company Option, Company RS and Company RSU was duly authorized by all necessary corporate action, and such grant was made in compliance with the terms of the Share Incentive Plan, the rules and regulations of the New York Stock Exchange (the “NYSE”) and with all applicable Laws. All Shares subject to issuance under Company Options, Company RSs and Company RSUs, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Except for the Company Options, Company RSs and Company RSUs referred to in Section 3.03(a) and the ADSs and the Deposit Agreement, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company relating to the issued or unissued share capital of the Company or obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as otherwise provided in this Agreement or in connection with (A) the exercise of any Company Options, Company RSs or Company RSUs in accordance with the Share Incentive Plan, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options, Company RSs or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, Company RSs or Company RSUs, or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

(c) The Company has furnished or otherwise made available to Parent prior to the date of this Agreement an electronic data file in Excel format that sets forth the following information with respect to the Company Options, Company RSs and Company RSUs outstanding as of the Reference Date: (i) the number of Shares subject to Company Options, Company RSs and Company RSUs and the number of Shares subject to Company Options by exercise or purchase price; (ii) the vesting schedule and other vesting conditions (if any) of such Company Options, Company RSs and Company RSUs; and (iii) the date on which such number of Company Options, Company RSs and Company RSUs expire. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each grant of Company Options, Company RSs and Company RSUs outstanding as of the date of this Agreement has been evidenced by an award agreement entered into under the Share Incentive Plan that is substantially similar, in all material respects, to the forms of award agreements the Company has made available to Parent. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or as otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option, Company RS or Company RSU as a result of the Transactions.

(d) All Shares subject to issuance upon due exercise of a Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plan pursuant to which the Company has granted the Company Options, Company RSs and Company RSUs that are currently outstanding, (y) the forms of award agreement evidencing such Company Options, Company RSs and Company RSUs and (z) award agreements evidencing such Company Options, Company RSs and Company RSUs with terms that are materially different from those set forth in the forms of award agreement.

(e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule and except for preemptive rights as may be applicable to shares of the Company’s Active Subsidiaries incorporated in the PRC pursuant to applicable PRC Law, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Active Subsidiary or Joint Venture or obligating any Active Subsidiary or Joint Venture to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of any Active Subsidiary or Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Active Subsidiary or Joint Venture and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens (other than Permitted Encumbrances). Subject to limitations imposed by applicable Law and the applicable constitutional documents, such Group Company has the unrestricted right to vote and to receive dividends and distributions on all such equity securities held by the relevant Group Company in such Subsidiary. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company.

Section 3.04 Authority Relative to This Agreement; Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of a Special Resolution, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (a “Special Resolution”) in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) As of the date hereof, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting.

(c) The Special Committee has received from Credit Suisse Securities (USA) LLC, the financial advisor to the Special Committee (the “Financial Advisor”), its oral opinion (to be confirmed by delivery of its written opinion promptly after the date hereof) to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares and their affiliates, Dissenting Shares, Shares represented by ADSs and Company RSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than holders of ADSs representing or that are Excluded Shares and their affiliates) are fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to Parent promptly after the delivery thereof to the Special Committee solely for informational purposes.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that a Special Resolution is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and a Special Resolution is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (the “Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

Section 3.06 Permits; Compliance with Laws.

(a) Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect. Each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits. Without limiting the generality of the foregoing, all approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People’s Republic of China (the “PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including, but not limited to, if so material, the approvals of and registrations with the State Administration for Industry and Commerce, the Ministry of Commerce, the National Development and Reform Commission, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Group Company is in default, breach or violation of any Law applicable to it (including (i) any Laws applicable to its business, and (ii) any Laws related to the protection of personal data) or by which any of its properties or assets are bound. No Group Company has received any written notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws or listing rules or regulations that has not been cured or of which the statute of limitation has not lapsed except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) No Group Company or, to the knowledge of the Company, any agent, director, officer, employee or other person acting on behalf of any Group Company, has, in the course of its actions for, or on behalf of, a Group Company (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any Anticorruption Law or (ii) made an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duties, (C) securing any improper advantage or (D) inducing such Government Official to influence any act or decision of any Governmental Authority.

(d) The Company has complied in all material respects with the reporting and/or registration requirements of SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), with respect to the registration of its Share Incentive Plan with the Governmental Authorities in the PRC. As of the date hereof, the Company has not received any written inquiries, notifications, orders or any other forms of official written correspondence from SAFE or any of its local branches with respect to any actual or alleged material non-compliance with the SAFE Rules and Regulations by such holders or beneficial owners.

Section 3.07 SEC Filings; Financial Statements; Company Debt.

(a) The Company has filed or furnished, as the case may be, all forms, reports and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2012 pursuant to the Securities Act and the Exchange Act (the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except as may be noted therein.

(c) Except as and to the extent set forth on the Company’s annual report on Form 20-F filed with the SEC on April 15, 2015, including the notes thereto (the “2014 Annual Report”), no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that are required in accordance with GAAP to be disclosed or reflected on or reserved against the consolidated financial statements of the Company and its Subsidiaries, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to, have a Company Material Adverse Effect.

(d) The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all Material Contracts that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed to ensure that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and since January 1, 2012, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the 2014 Annual Report, to the knowledge of the Company, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) The Group Companies maintain a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) and the preparation of financial statements in accordance with GAAP.

(g) The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

(h) The aggregate amount of Company Debt outstanding as of July 31, 2015 was not greater than US$350,000,000.

Section 3.08 Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09 Absence of Certain Changes or Events. Since December 31, 2014, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and there has not been (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than repurchase of Shares to satisfy obligations under the Share Incentive Plan or other similar plans or arrangements including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.10 Absence of Litigation. There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (i) has or would reasonably be expected to have a Company Material Adverse Effect, or (ii) as of the date hereof, has enjoined, restrained, prevented or materially delayed, or would reasonably be expected to enjoin, restrain, prevent or materially delay, the consummation of the Merger. No Group Company, nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Employee Plan, other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee(a “Statutory Company Employee Plan”), and separately identifying each material Company Employee Plan primarily maintained for the benefit of employees working outside the United States or otherwise subject to the Laws of any jurisdiction outside of the United States (each, a “Foreign Company Employee Plan”). With respect to each material Company Employee Plan, the Company has made available to Parent, to the extent applicable, (i) copies of each such Company Employee Plan document, including all material amendments thereto, and all related trust documents, (ii) if such Company Employee Plan is not in written form, a written description of such Company Employee Plan and any material written interpretations thereof that have previously been provided or made available to employees, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any such Company Employee Plan. With respect to each material Company Employee Plan that is an “employee benefit plan” within meaning Section 3(3) of ERISA (an “ERISA Plan”), the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(b) Each material Company Employee Plan has, in all material respects, been established, operated and maintained in compliance with its terms and with applicable Law (including any special provisions relating to qualified plans where such Company Employee Plan was intended so to qualify), including, without limitation, ERISA and the Code.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (ii) there are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(d) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Employee Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any ERISA Plan, neither the Company nor any Subsidiary has engaged in a transaction in connection with which the Company or one of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(f) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(g) Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, (iii) result in the payment of any material amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time, other than in the case of (i) and (ii), continued coverage under applicable Company Employee Plans for a specified duration no longer than twelve months upon any resignation or termination following the consummation of the Transaction.

Section 3.12 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority and, as of the date hereof, there is no organized strike, slowdown, work stoppage or lockout, or similar activity currently occurring or, to the knowledge of the Company, threatened against or involving any Group Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company, (B) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company and (C) there is no charge of discrimination in employment or employment practices for any reason, including, age, gender, race, religion or other legally protected category, that is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company has employed or currently employs any person.

(c) During the last 90 days, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended in respect of the Company or its Subsidiaries. Since December 31, 2014, neither the Company nor any of its Subsidiaries engaged in layoffs, facility closings or employment terminations that have resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries under, any state, local or foreign Law (including the PRC Labor Law adopted on January 1, 1995 and the PRC Labor Contract Law adopted on January 1, 2008) or regulation covering or with respect to layoffs or facility closings.

(d) Each Group Company incorporated in the PRC has entered into labor contracts with each of its employees in material compliance with applicable PRC labor Laws. Except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no Group Company incorporated in the PRC has used the service of any person on behalf of the Group Company through any unlawful labor dispatch arrangements.

Section 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars and issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. Except as would be material to the Company and its Subsidiaries, taken as a whole, with respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein. The land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority in compliance in all material respects with applicable PRC Law, all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full and such land use rights are not subject to any restrictions that would materially interfere with the operation of the Group Companies as currently conducted as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) the relevant Group Company has duly complied in all respects with all of the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it (including the obligations to develop the land in accordance with the schedules provided under relevant land grant contracts), (2) the Owned Real Property remains in conformity with all applicable building codes and standards, fire prevention, safety, planning or zoning Law, and (3) no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority (including any penalty imposed due to idleness of land or failure to develop the land in accordance with the schedules provided under relevant land grant contracts).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth, as of the date hereof, the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered or otherwise made available to Parent a true and complete copy of each such Lease, and in the case of any such oral Lease, a written summary of the material terms of such Lease. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed since January 1, 2012 and, to the knowledge of the Company, there are no disputes with respect to such Lease and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) The Owned Real Property identified in Section 3.13(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 3.13(b) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the material real property used in the business of the Group Companies as of the date hereof.

(d) To the knowledge of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and the Company Subsidiaries.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens, except Permitted Encumbrances.

Section 3.14 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Encumbrances).

(b) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice of any Action, and, to the knowledge of the Company, no Action is threatened, that the Company or any of its Subsidiaries, or the business or activities conducted by them (including the commercialization and exploitation of its products and services), is infringing, misappropriating, or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property. Neither the Company nor any of its Subsidiaries nor the business or activities conducted by the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, misappropriates or otherwise violates or, since January 1, 2012, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any person. To the knowledge of the Company, no person is currently infringing, misappropriating or otherwise violating or, since January 1, 2012, has infringed, misappropriated or otherwise violated, any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) There are no pending or, to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Intellectual Property owned by the Company or its Subsidiaries.

(d) All current or former officers, employees, consultants or contractors of the Company and its Subsidiaries who have participated in the creation or development of Intellectual Property in the course of their employment, engagement or contract with the Company or any of its Subsidiaries have executed and delivered to the Company or such Subsidiary written agreements (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company.

(e) The collection, use and dissemination of any and all data and information concerning individuals by each Group Company is and will be, immediately following the Effective Date, in compliance in all respects with all applicable privacy policies, terms of use, other data-related agreements and all applicable Laws.

(f) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each item of Intellectual Property that they own, including all trade secrets and other know-how or confidential or proprietary information (together, the “Trade Secrets”) that are owned by any Group Company. To the knowledge of the Company, none of the Group Companies’ Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

(g) The Company IT Assets are: (A) adequate and sufficient for the operation of the Company’s and its Subsidiaries’ business; and (B) to the knowledge of the Company, are free from any defects, viruses, worms and other malware. The Company and its Subsidiaries have implemented backup, security and disaster recovery measures and technology consistent with best industry practices in the PRC. Since January 1, 2012, the Company IT Assets have not failed in any respect, and to the knowledge of Company, (i) no person has gained unauthorized access to any Company IT Assets and (ii) the data that the Company IT Assets process or produce with respect to the businesses of the Company and its Subsidiaries has not been corrupted or compromised in any respect.

(h) None of the Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority.

(i) No Group Company is a party to or bound by any Contract that grants or purports to grant, as a result of the consummation of the Transactions, a license or covenant not to sue under any Intellectual Property of Parent or any of its Affiliates (other than the Group Companies).

Section 3.15 Taxes.

(a) Each Group Company has duly filed all material Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP. All such Tax returns are true, accurate and complete in all material respects. No Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(b) No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax return or material Taxes of any Group Company is currently in progress, and no Group Company has been notified of any written request for, or, to the knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax returns that such Group Company is or may be subject to taxation by such jurisdiction.

(c) Neither the Company nor any of its Subsidiaries incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(d) Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company or any of its Subsidiaries.

(f) Neither the Company nor any its Subsidiaries is liable to any Third Party for any material amount under any Tax Sharing Agreement

(g) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any material liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(h) No Group Company organized in the United States has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

Section 3.16 No Secured Creditors. The Company does not have any secured creditors holding a fixed or floating security interest.

Section 3.17 Material Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Group Companies is a party to or bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract relating to the formation, creation, operation, management or control of any material partnership, joint venture, limited liability company or similar arrangement;

(iii) any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person where the amount involving such loan, advance or investment is more than US$40,000,000;

(iv) any Contract involving Indebtedness of the Company or any of its Subsidiaries of more than US$40,000,000;

(v) any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than US$40,000,000;

(vi) any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with value of more than US$40,000,000, other than Permitted Encumbrances;

(vii) any Contract under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed (other than indemnification and confidentiality obligations) relating to the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$40,000,000 (by merger, purchase or sale of assets or stock or otherwise);

(viii) any Contracts involving any resolution or settlement of any Action with an amount in controversy greater than US$40,000,000;

(ix) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(x) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than US$40,000,000;

(xi) any Contract (other than Contracts granting Company Options, Company RSs or Company RSUs) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$40,000,000 to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$40,000,000;

(xii) any Contract that contains any material restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guaranty by the Company or any of its Subsidiaries;

(xiii) any Contract providing for (i) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (ii) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property, other than (A) agreements for off-the-shelf software and such Contracts that are not material to business of the Company and its Subsidiaries, taken as a whole, or (B) any Contract entered into by the Company or any of its Subsidiaries during, or in connection with, its ordinary course of existing or planned business; or

(xiv) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (including those required to be disclosed if the Form 20-F is filed as of the date hereof).

Each such Contract described in clauses (i) to (xiv) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and to the Company’s knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge and as of the date hereof, any other party thereto, is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any Third Party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract, and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 3.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Law and has obtained and possesses all permits, licenses and other authorizations (including environmental assessment reports, and construction project verification reports that are required under applicable PRC Law) currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (ii) no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved, and (iv) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.19 Insurance. The Company has provided Parent with a copy of each material insurance policy maintained by the Company as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost and (c) neither the Company nor any of its Subsidiaries has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies.

Section 3.20 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement or “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (except for the CICL or any similar anti-takeover provision in the Company’s memorandum and articles of association) (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 3.21 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22 Regulatory Matters.

(a) Compliance. The Group Companies are not subject to a U.S. Food and Drug Administration (the “FDA”) or the PRC State Food and Drug Administration (the “CFDA”) consent, decree or any similar order of a Governmental Authority. No Group Company, nor, to the knowledge of the Company, any officer, employee or agent of any Group Company, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or the similar Laws administered by a Governmental Authority that are applicable to any of the Group Companies.

(b) Good Laboratory Practices and Good Tissue Practices. Since January 1, 2012, no Group Company has received any written notice or report from any applicable Governmental Authority, including the CFDA and the FDA, regarding any actual or alleged failure of any Group Company to comply materially with accepted and applicable good laboratory practices (as recognized by CFDA or such practices analogous to those for nonclinical laboratory studies set forth in regulations issued by the FDA and set forth in Title 21 of the Code of Federal Regulations (“CFR”), Part 58, and/or any foreign equivalents thereof) (“Good Laboratory Practices”) and good tissue practices (as set forth by the FDA in Title 21 of the CFR, Part 1271 and/or any foreign equivalents thereof) with respect to laboratory studies conducted by or on behalf of customers of any Group Company. Since January 1, 2012, all nonclinical laboratory studies conducted by any Group Company have been conducted in material compliance with applicable Good Laboratory Practices, if such nonclinical laboratory studies were required to be in compliance with Good Laboratory Practices according to the relevant agreements between any Group Company and such customers.

(c) Good Clinical Practice. Since January 1, 2012, all clinical trials conducted by, or to the Company’s knowledge, on behalf of, any Group Company have been and are being conducted in material compliance with requirements of good clinical practice (as set forth by the FDA in Title 21 of the CFR, Part 56, 312, 314, 600 and 812 and/or any foreign equivalents thereof) (“Good Clinical Practices”) to the extent such clinical trials were or are required to be in compliance with Good Clinical Practice under applicable Law. Since January 1, 2012, all human clinical trials conducted by or, to the Company’s knowledge, on behalf of the any Group Company have been, and are being, conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in Title 21 of the CFR, Parts 50, 54, 56 and 58, to the extent such human clinical trials were or are required to be in compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in Title 21 of the CFR, Parts 50, 54, 56 and 58 under applicable Law.

(d) Drug Manufacturing Certificate; Good Manufacturing Practice. As of the date hereof, the Group Companies have obtained all Drug Manufacturing Certificates issued by the CFDA that are required to be held by the Group Companies for the manufacturing of pharmaceuticals as currently conducted as of the date hereof, and such Drug Manufacturing Certificates are valid and in full force and effect. Since January 1, 2012, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Products that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the federal Food and Drug and Cosmetic Act, the Public Health Service Act, their applicable implementing regulations, and all comparable U.S. state and local Laws and foreign Laws. Since January 1, 2012, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all manufacturing operations conducted by, or, to the Company’s knowledge, for the benefit of, any Group Company with respect to the Company Products being used in human clinical trials have been and are being conducted in accordance, in all respects, with the FDA’s current Good Manufacturing Practice (as set forth by the FDA in Title 21 of the CFR, Parts 210-211 and 820 and/or any foreign equivalents thereof) regulations and guidelines for drug and biological products to the extent such manufacturing operations have been or are required to be in compliance with such regulations and guidelines.

(e) Protection of Laboratory Animals. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies have all Permits for use of laboratory animals as issued by the relevant PRC Governmental Authorities.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent, Merger Sub or any of their Affiliates or Representatives. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of the NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL and (iv) for the Requisite Regulatory Approvals.

(c) Except as contemplated under the Financing Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04 Capitalization.

(a) The authorized share capital of Parent consists solely of 2,500,000 ordinary shares, par value of US$0.02 per share. As of the date of this Agreement, one ordinary share of Parent was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and is owned by Holdco. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Financing Documents and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b) The authorized share capital of Merger Sub consists solely of 2,500,000 ordinary shares, par value of US$0.02 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05 Available Funds and Financing.

(a) Parent has delivered to the Company true and complete copies of (i) certain executed commitment letters from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, (collectively, the “Debt Commitment Letters”), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the “Debt Financing”), and (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (as may be supplemented or amended from time to time in accordance with this Agreement, the “Equity Commitment Letters” and, together with the Debt Commitment Letters and/or, if applicable the Alternative Financing Documents, the “Financing Documents”) pursuant to which each of the Sponsors or their respective Affiliates has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing and/or, if applicable, the Alternative Financing, the “Financing”). The proceeds of the Financing will be used to, among other things, finance the consummation of the Transactions.

(b) As of the date hereof, (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification (other than as permitted by Section 6.07) is contemplated, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07). Parent and Merger Sub have fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of each Party to consummate the Merger as set forth in Section 7.01 and the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.02 or the waiver of such conditions, as of the date hereof, the net proceeds of the Financing contemplated by the Financing Documents and the Available Cash will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) all other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Holdco, Parent or Merger Sub on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (y) as expressly set forth in the Financing Documents and (z) any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Financing Documents on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents or that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Holdco, Parent or Merger Sub at the Effective Time. For the avoidance of doubt, Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III or non-compliance by the Company with its obligations hereunder.

Section 4.06 Brokers. Other than Merrill Lynch (Asia Pacific) Limited and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07 Guaranties. Assuming the due authorization, execution and delivery by the Company, each Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

Section 4.08 Absence of Litigation. As of the date hereof, (x) there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their Affiliates before any Governmental Authority and (y) neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09 Ownership of Company Shares. As of the date hereof, other than the Rollover Shares, none of Parent, Merger Sub, Holdco, the Founder Parties, the Sponsors nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transactions, including the Financing (and any Alternative Financing, if applicable) and the payment of the Merger Consideration and the aggregate amount of consideration payable in accordance with Section 2.02 and the payment of any other amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (i) satisfaction of the conditions set forth in Section 7.01 and Section 7.02, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Company and its Subsidiaries will be solvent at and immediately after the Effective Time, as such term is used under the Laws of the Cayman Islands.

Section 4.12 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of each Group Company, which investigation, review and analysis was performed by Parent and Merger Sub, and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.13 Parent Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Parent Group Contracts. As of the date hereof, other than the Parent Group Contracts, there are no side letters or other oral or written Contracts relating to the Transactions between or among two or more of the following persons: each of the Rollover Shareholders, the Sponsors or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time). As of the date hereof, other than the Parent Group Contracts, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding any Group Company), on the one hand, and any of the Group Company’s directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Transaction, in the case of clause (ii) and clause (iii), to which the Rollover Shareholders, the Sponsors or any of their respective Affiliates are a party.

Section 4.14 Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent, Merger Sub and their respective affiliates and Representatives, Parent, Merger Sub and their respective Affiliates and Representatives have received and may continue to receive from the Company, its Subsidiaries and/or their respective Affiliates and Representatives certain estimates, projections and other forecasts, as well as certain business plan information, regarding the Company, its Subsidiaries and their business and operations. Parent and Merger Sub hereby acknowledge and agree that these estimates, projections, forecasts and information and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, Parent and Merger Sub acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, as well as in such business plans, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and forecasts, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or business plans), and (c) that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts or business plans furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith; provided that nothing contained in this Section 4.14 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

Section 4.15 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of each of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business in a manner consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve the assets and the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the exercise of any Company Options, Company RSs or Company RSUs in accordance with the Share Incentive Plan, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options, Company RSs or Company RSUs (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, Company RSs or Company RSUs, or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$20,000,000, except in the ordinary course of business;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Share Incentive Plan, including the withholding of Shares in connection with the exercise of Company Options, Company RSs or Company RSUs in accordance with the terms and conditions of such Company Options, Company RSs or Company RSUs (as applicable));

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or public offer of any new Subsidiary, other than as contemplated by this Agreement;

(f) acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$20,000,000 in any transaction or related series of transactions;

(g) incur any additional Company Debt or guarantee any indebtedness for borrowed money of any Third Party except for the incurrence or guarantee of indebtedness not in an aggregate amount in excess of US$20,000,000;

(h) other than expenditures necessary to maintain assets in good repair consistent with the past practice or pursuant to the Company’s operating plan in effect as of the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10,000,000 or capital expenditures which are, in the aggregate, in excess of US$20,000,000 for the Group Companies taken as a whole;

(i) except as required pursuant to any Company Employee Plan or any employment agreement or compensatory agreements in effect as of the date of this Agreement, or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company other than the hiring or termination of employees below the vice president level or its equivalent (e.g. the head of business unit) or with an annual compensation of less than US$200,000, (ii) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of any Group Company except as required by applicable Law, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 5%, (iv) make any new equity awards to any person under the Share Incentive Plan, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (vi) take any action to accelerate the vesting of Company Options, or (vii) forgive any loans to any director, officer, employee or consultant of any Group Company;

(j) issue or grant any Company Options, Company RSs or Company RSUs to any person under the Share Incentive Plan;

(k) make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of US$20,000,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

(m) enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its Subsidiaries, on the other hand, except for (i) Contracts solely between the Company and/or wholly-owned Company Subsidiaries and (ii) Contracts permitted under Section 5.01(i));

(n) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(o) settle any Action other than any settlement involving the payment of monetary damages not in excess of US$20,000,000;

(p) fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned by any Group Company;

(q) enter into, or propose to enter into, any transaction involving any material earn-out or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(r) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(s) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting; or

(t) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02 Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

Section 5.03 No Control of Other Party’s Business. Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares, at the time of the Shareholders’ Meeting or at any time prior to the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) At the Shareholders’ Meeting, Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.02 Company Shareholders’ Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law; provided that, in the event that the date of the Shareholders’ Meeting as originally called is adjourned or otherwise delayed in accordance with this Agreement, the Company may establish a new Record Date for the Shareholders’ Meeting, as adjourned or delayed, without the prior written consent of Parent, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, which meeting the Company shall duly convene and cause to be held as soon as reasonably practicable following the mailing of the Proxy Statement, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) Subject to this Section 6.02 and Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or any Competing Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

(c) Notwithstanding Section 6.02(a) or Section 6.02(b), after consultation in good faith with Parent, the Company may adjourn the Shareholders’ Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the adjourned Shareholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if (A) the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and (B) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or is reasonably likely to constitute a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (iv) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned in accordance with the immediately preceding sentence, the Company shall convene and hold the adjourned Shareholders’ Meeting as soon as reasonably practicable thereafter, provided, that the Company shall not adjourn the Shareholders’ Meeting to a date that is less than ten (10) Business Days prior to the Termination Date.

Section 6.03 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that, at the request of Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege, or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c) All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements.

(d) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a) Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or that in the Company’s good faith judgment could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction or any proposal or offer that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i) – (iv) of this Section 6.04(a). The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer regarding a Competing Transaction or that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal or offer and of any material changes in the status and terms of any such proposal or offer (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal or offer, in each case as permitted by this Section 6.04, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately following the execution of this Agreement, cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(b) Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), the Company and its Representatives may, with respect to such proposal or offer and acting under the direction of the Company Board, or to the extent delegated by the Company Board, the Special Committee:

(i) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii) engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided that, prior to taking any actions described in clause (ii) or (iii) above, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Parent at least two (2) Business Days prior to taking any such action.

(c) Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, (x) fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d–9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited), or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing, or (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Company Board (acting upon the recommendation of the Special Committee) determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting upon the recommendation of the Special Committee) may effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub); (ii) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board (acting upon the recommendation of the Special Committee) intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Third Party proposal or offer would cease to constitute a Superior Proposal; provided that any material modifications to such Third Party proposal or offer that the Company Board or the Special Committee, as applicable, has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (iii) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board (acting upon the recommendation of the Special Committee) shall have determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its Shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b) The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d) In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.05.

(e) The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies or other agreements.

Section 6.06 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure; provided, further, that the unintentional failure of the Company or Parent to give notice under this Section 6.06 shall not be deemed to be a breach of covenant under this Section 6.06 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Section 6.07 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Debt Financing at the Effective Time on the terms and conditions described in the Debt Commitment Letters or on other terms no less favorable to Parent and Merger Sub, (ii) maintain in effect the Debt Commitment Letters until definitive agreements with respect to the Debt Financing are executed, and maintain such definitive agreements in effect through the Effective Date, (iii) enter into definitive agreements with respect to the Debt Financing substantially on the terms and conditions contained in the Debt Commitment Letters, which agreements shall be in effect as promptly as reasonably practicable after the date hereof, but in no event later than the Effective Time, and (iv) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under such definitive agreements applicable to Parent and/or Merger Sub that are within its control; provided that Parent and/or Merger Sub may amend or modify the Debt Commitment Letters, and/or elect to (or, if the Debt Financing becomes unavailable, shall use reasonable best efforts to) replace all or any portion of the Debt Financing with alternative debt financing (the “Alternative Financing”), in each case so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the aggregate proceeds of the Equity Financing and the Available Cash, will be sufficient for Parent and the Surviving Company to pay (i) the Merger Consideration, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification or the Alternative Financing would not prevent, materially delay or materially impede the consummation of the Transactions or materially impair the ability of Parent and Merger Sub to consummate the Transactions. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) as promptly as practicable after execution thereof. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall promptly notify the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07(a) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(c) The Company will use its commercially reasonable efforts to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to use their commercially reasonable efforts to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing, including (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company or its Subsidiaries with Representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of customary offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or its Debt Financing and/or Alternative Financing sources (the “Required Information”) and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent and its Debt Financing and/or Alternative Financing sources, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) (A) to the extent customary and not prohibited by applicable Laws, facilitating the granting of security or pledging of collateral and (B) executing and delivering any pledge and security documents, commitment letters, certificates and other definitive financing documents (the “Definitive Debt Documents”), provided that any collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, provided that the information provided in connection therewith to such prospective lenders shall be subject to the terms of the Confidentiality Agreements, and (B) establish bank and other accounts, blocked account agreements and lock box arrangements (with effect following the Effective Time) in connection with the foregoing, (vii) furnishing Parent, Merger Sub and its Representatives, as well as any prospective lenders involved in the Debt Financing and/or Alternative Financing, promptly with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, provided that the information provided to such prospective lenders shall be subject to the terms of the Confidentiality Agreements, (viii) using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents and obtaining consents and legal opinions contemplated by the Debt Financing and/or Alternative Financing or otherwise reasonably requested by Parent and to permit the proceeds thereof to be made available at the Effective Time to consummate the Transactions. Neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee prior to the Effective Time or (y) commit to taking any action that is not contingent upon the Closing (including entry into any agreement) or would be effective prior to the Effective Time or that would otherwise subject it to actual or potential liability in connection with the Debt Financing and/or Alternative Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternate Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries. Nothing contained in this Section 6.07(c) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Effective Time.

(d) Parent shall promptly, upon the termination of this Agreement in accordance with its terms, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Transactions.

(e) Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing (or Alternative Financing) is not a condition to the Closing.

Section 6.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Affiliates shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Regulatory Approvals; provided that (x) none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be required to accept any onerous condition or mitigation measure imposed upon it that would materially and adversely affect its interest in the Transaction, including, without limitation, to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses and (y) the Company shall, at Parent’s request, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, however, that (1) the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions and (2) the Company shall not be required to take any action if such action would have or may be reasonably likely to have a Company Material Adverse Effect.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

(c) Antitrust matters.

(i) To the extent applicable and subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.08, each of the Company, Parent and Merger Sub agrees to promptly provide to each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.08(c) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(ii) In furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, which, for the avoidance of doubt, includes, at Parent’s request, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits so long as such actions do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions. Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be required to accept any onerous condition or mitigation measure imposed upon it that would materially and adversely affect its interest in the Transaction, including, without limitation, to commit to or effect, by consent of decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, to conduct any of its or any of its Affiliates’ or portfolio companies’ business or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses in order to resolve such objections or suits.

Section 6.09 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company, on the one hand, and the knowledge of Parent, on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled by the Company, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may, without Parent’s prior written consent, settle any such Actions that involve only the payment of money damages not in excess of US$5,000,000.

Section 6.11 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.12 Public Announcements. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in the Company Recommendation made in compliance with this Agreement.

Section 6.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Shares and ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15 Actions Taken at Direction of Founder or Parent; Knowledge of Founder or Parent. Notwithstanding any other provision of this Agreement to the contrary, it is agreed that Parent shall not have any right to (a) terminate this Agreement under Section 8.04, or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement or any covenant or agreement of the Company under this Agreement to the extent (i) either (A) the Founder or (B) Parent, (C) Holdco or (D) Merger Sub, had knowledge of such breach of or inaccuracy in such representation or warranty or covenant or agreement as of the date hereof, or (ii) if such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of either (A) the Founder or (B) Parent, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Section 6.16 No Amendment to Parent Group Contracts or Certain Other Documents. Without the Company’s prior written consent, Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder, in each case in a manner that would (i) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Competing Proposal, taking any of the actions described in Section 6.04, to the extent such actions are permitted to be taken by the Company thereunder. Within two (2) Business Days after the execution thereof, Parent and Merger Sub shall provide the Company with a copy of any Contract relating to the Transactions that is entered into after the date hereof and to which a member of the Parent Group is a party.

ARTICLE VII CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a) Shareholder Approval. This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by the Requisite Company Vote.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect or has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and be in full force and effect; and (ii) all other consents, approvals and authorizations of any Governmental Authority required to consummate the Transaction shall have been obtained and be in full force and effect, except where the failure to obtain such other consents, approvals and authorizations or the failure of such other consents, approvals and authorizations to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in the first two sentences of Section 3.03(a), the first sentence of Section 3.03(b) and Section 3.04(a), the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, have a Company Material Adverse Effect, and (ii) the representations and warranties set forth in the first two sentences of Section 3.03(a), the first sentence of Section 3.03(b) and Section 3.04(a) shall be true and correct in all respects (except, solely with respect to Sections 3.03(a) and 3.03(b), for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Dissenting Shareholders. The holders of no more than 15% of the Shares shall have validly served a notice of dissent under Section 238(5) of the CICL.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(e) and Section 7.02(f).

(e) Available Cash. The aggregate amount of Available Cash shall equal or exceed the Required Available Cash Amount and the Company shall have delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent and certified to be true and correct as of the Closing Date by the chief financial officer of the Company.

(f) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04 Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the Special Committee).

Section 8.02 Termination by Either the Company or Parent. This Agreement may be terminated by either the Company (acting upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Effective Time shall not have occurred on or before May 14, 2016 (the “Termination Date”); or

(b) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03 Termination by the Company. This Agreement may be terminated by the Company (acting upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and, as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b); or

(b) (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02; or

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in full in accordance with this Section 8.03(c) and Section 8.06.

Section 8.04 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b); or

(b) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05 Effect of Termination. In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.07(d), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06 Termination Fee and Expenses.

(a) In the event that:

(i) (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), (C) neither Parent nor Merger Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, and (D) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A)) (provided that, for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay, or cause to be paid, to Parent or its designees an amount equal to US$50,000,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) concurrently with entry by the Company into the definitive agreement in connection with a Competing Transaction, or prior to the consummation of a Competing Transaction (whichever is earlier), as applicable, in the case of a termination referred to in clause (i) above, or (z) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Parent will pay, or cause to be paid, to the Company an amount equal to US$100,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.03(a) or Section 8.03(b), then in addition to the Parent Termination Fee pursuant to Section 8.06(b), Parent shall pay, or cause to be paid, to the Company by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates in connection with the Transactions up to a maximum amount equal to US$5,000,000.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 8.04, then in such event, in addition to any Company Termination Fee that may be payable pursuant to Section 8.06(a), the Company shall pay, or cause to be paid, Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions, including the Financing, up to a maximum amount equal to US$5,000,000.

(e) Except as set forth in Section 8.06(c) and Section 8.06(d), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(f) In the event that the Company fails to pay the Company Termination Fee or any Expenses, or Parent fails to pay the Parent Termination Fee or any Expenses, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee or Expenses, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(g) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(h) Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letters and the Guaranties, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and expenses under Section 8.06(f) and the guarantee of such obligations pursuant to the Guaranties (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors, and the Sponsors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent, Merger Sub or any Guarantor or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor, or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(h), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guaranties and the Debt Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and the expenses pursuant to Section 8.06(f), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guaranties and the Debt Commitment Letters), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c) and Section 8.06(f), or the Guarantors to the extent provided in the relevant Guaranty.

(i) Subject to Section 9.08, in the event Parent or its designees shall receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and expenses under Section 8.06(f), the receipt of such Company Termination Fee, Expenses and expenses under Section 8.06(f) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and the expenses under Section 8.06(f), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a), Section 8.06(d) and Section 8.06(f).

ARTICLE IX GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.05 and this Article IX.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

288 Fute Zhong Road

The China (Shanghai) Pilot Free Trade Zone

Shanghai 200131

People’s Republic of China

Attention: Dr. Ge Li

Facsimile: +86-21-50463718

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F, Jardine House

1 Connaught, Central

Hong Kong

Attention:	Weiheng Chen, Esq.
Zhan Chen, Esq.
Facsimile:	+852 3972 4999

Sullivan & Cromwell (Hong Kong)

28th Floor

Nine Queen’s Road Central

Hong Kong

Attention:	Michael G. DeSombre, Esq.
Facsimile:	+852 2522 2280

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention:	Akiko Mikumo, Esq.
Steve Xiang, Esq.
Tim Gardner, Esq.
Facsimile:	+852 3015 9354

if to the Company:

WuXi PharmaTech (Cayman) Inc.

288 Fute Zhong Road, Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

Attention: Edward Hu

Facsimile: +86 21-50462245

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

USA

Attention:	Steven J. Gartner, Esq.
Jeffrey S. Hochman, Esq.
Facsimile:	+1 212-728-8111

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

USA

Attention: Kurt J. Berney, Esq.

Facsimile: +1 415-984-8701

Section 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements (i) need not contain “standstill” provisions and (ii) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Active Subsidiary” means each Subsidiary of the Company other than a Subsidiary which (i) accounted for less than three percent (3%) of the net revenue or total operating expenses of the Group Companies on a consolidated basis for the year ended December 31, 2014, (ii) does not own, legally or beneficially, any material assets (including any Indebtedness owed to it), and (iii) is not subject to any material liabilities.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, as amended from time to time.

“Available Cash” means Onshore Available Cash and Offshore Available Cash.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong, the Cayman Islands or Beijing, PRC.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Debt” means (a) all indebtedness for borrowed money, and (b) all obligations evidenced by notes, bonds, debentures or other similar instruments of the Company and its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company IT Assets” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, (v) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the Transactions or the identity of Parent or its Affiliates, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company or the initiation of litigation or other legal proceeding relating to this Agreement or the Transactions, (vii) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or expressly required by this Agreement, or (viii) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions; except, in the case of clause (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option” means each option to purchase Shares granted under the Share Incentive Plan on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company RS” means each restricted share granted under the Share Incentive Plan on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Company RSU” means each restricted stock unit or other right to acquire Shares granted under the Share Incentive Plan on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

“Confidentiality Agreements” means (i) in terms of the Sponsors other than Ping An Life Insurance Company of China, Ltd. and G&C Partnership L.P., the confidentiality agreements between the Company and each such Sponsor (or its Affiliate), or (ii) in terms of Ping An Life Insurance Company of China, Ltd., the confidentiality letter between Pingan Trust Co. Ltd and Boyu Capital Advisory Co., Ltd., as amended and restated from time to time.

“Consortium Agreement” means the Amended and Restated Consortium Agreement by and among the Founder and the Sponsors dated as of July 2, 2015, as amended on the date hereof, as may be further amended and supplemented from time to time in accordance with this Agreement.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any applicable PRC national, provincial or local Law, U.S. federal, state or local Law or applicable Laws of any other jurisdiction, relating to (a) pollution, (b) the protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Equity Securities” shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excluded Shares” means, collectively, (i) the Rollover Shares; (ii) Shares held by Parent, the Company or any of their Subsidiaries; and (iii) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plan.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under applicable Laws (including those related to Requisite Regulatory Approvals) and all other matters related to the closing of the Merger and the other Transactions.

“Founder” means Dr. Ge Li.

“Founder Family Trust” means NGM Family 2006 Irrevocable Trust, which through its trustee J.P. Morgan Trust Company of Delaware holds 8,152,267 Shares, and for which the Founder is the investment advisor and exercises dispositive and voting power.

“Founder Parties” means the Founder and the Founder Family Trust.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation (a) those listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (b) those that can cause harm to living organisms, human welfare, or the environment, (c) those whose presence, handling, or management requires registration, authorization, investigation or remediation under Environmental Laws and (d) any petroleum product or by product, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(c).

“Interim Investors Agreement” means the interim investors agreement by and among the Founder, the Sponsors, Holdco, Parent and Merger Sub dated as of the date hereof.

“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry of such individual’s direct reports as would be usual in connection with the ordinary course of, and consistent with the past practice of, such individual’s position at the Company, as of the date of this Agreement, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the knowledge, after due inquiry, as of the date of this Agreement, of any director or executive officer of such party.

“Leased Real Property” shall mean all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Offshore Available Cash” means all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its Subsidiaries on a consolidated basis in US dollars in one or more US dollar denominated bank accounts of the Company or its Subsidiaries opened at banks outside of the PRC, excluding Trapped Cash and net of issued but uncleared checks and drafts, in each case, as of the Closing Date.

“Onshore Available Cash” means all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its Subsidiaries on a consolidated basis in RMB in one or more RMB denominated bank accounts of the Company or its Subsidiaries opened at banks in the PRC, excluding Trapped Cash and net of issued but uncleared checks and drafts, in each case, as of the Closing Date.

“Owned Real Property” shall mean all material real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent Group Contracts” means (a) the Consortium Agreement; (b) the Support Agreement; (c) the Interim Investors Agreement; (d) the Equity Commitment Letters; and (e) the Guaranties, including all amendments thereto or modifications thereof.

“Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Required Available Cash Amount” means Available Cash in an aggregate amount not less than the result of (A) US$400,000,000 minus (B) the lesser of (x) the aggregate amount of repayments of Company Debt that is outstanding as of the date hereof by the Company after the date hereof and prior to the Closing Date and (y) US$250,000,000, of which (i) the Onshore Available Cash shall equal or exceed the aggregate amount of Company Debt incurred in the PRC that is outstanding as of the Closing Date and (ii) the Offshore Available Cash shall equal or exceed the excess (if any) of (X) the aggregate amount of Company Debt incurred outside the PRC that is outstanding as of the Closing Date over (Y) US$90,000,000.

“Requisite Company Vote” means the approval at the Shareholders’ Meeting of this Agreement and the Transactions, including the Merger, by (i) a Special Resolution, and (ii) holders of a majority of the Shares (including Shares represented by ADSs) (A) unaffiliated with Parent, the Founder Parties and the Sponsors and (B) present and voting in person or by proxy at the Shareholders’ Meeting.

“RMB” means Renminbi, the lawful currency of the PRC.

“Rollover Shares” means (i) Shares (including Shares represented by ADSs) held by the Rollover Shareholders as of the date hereof as set forth in Schedule A attached hereto and (ii) any Shares (including Shares represented by ADSs) that the Rollover Shareholders may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, or issuance upon the exercise of any Company Options or warrants, the conversion of any convertible securities, the vesting of any Company RSs or Company RSUs or otherwise.

“Share Incentive Plan” means the 2007 Employee Share Incentive Plan and all amendments and modifications thereto.

“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsors” means G&C Partnership L.P., ABG II-WX Limited, Boyu Capital Fund II, L.P., Temasek Life Sciences Private Limited, Hillhouse Capital Fund II, L.P., Ping An Life Insurance Company of China, Ltd. and any other Additional Sponsors (as defined in the Consortium Agreement) that may be admitted into the Consortium (as defined in the Consortium Agreement) from time to time pursuant to the Consortium Agreement.

“Subsidiary” means, with respect to any party, any person (x) of which such party or any other Subsidiary of such party is a general or managing partner, (y) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (z) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub), that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (i) provides for the payment of (A) cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration and/or (B) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good faith judgment of the Company Board (acting upon the recommendation of the Special Committee after consultation with its financial advisor) is in excess of the Per Share Merger Consideration, and (ii) the Company Board (acting upon the recommendation of the Special Committee) has determined (after consultation with its financial advisor and outside legal counsel), in its good faith judgment, is reasonably likely to be consummated in accordance with its terms without significant delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries) other than agreements entered into in the ordinary course of business.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Trapped Cash” means any cash, checks, rental deposits and bank credit balances that are subject to any restrictions or local exchange control, Tax or other requirements, such that the full amount of such deposits cannot be accessed within ninety (90) days; provided that any amounts that are subject to short term investments or time deposits with maturities less than 363 days as of any relevant time of determination shall not be deemed “Trapped Cash” unless after such maturity, they would be subject to any of the aforesaid restrictions.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2014 Annual Report	Section 3.07(c)
Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Alternative Financing Documents	Section 6.07(a)
Bankruptcy and Equity Exception	Section 3.04(a)
CFDA	Section 3.22(a)
CFR	Section 3.22(b)
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(h)
Company Intellectual Property	Section 3.14(a)
Company Real Property	Section 3.13(c)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Controlled Group Liability	Section 3.11(e)
Damages	Section 6.05(c)
Debt Commitment Letters	Section 4.05(a)
Debt Financing	Section 4.05(a)
Definitive Debt Documents	Section 6.07(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)

Defined Term	Location of Definition

Effective Time	Section 1.03
Environmental Permits	Section 3.18
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
ERISA Affiliate	Section 3.11(e)
ERISA Plan	Section 3.11(a)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
FDA	Section 3.22(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
Foreign Company Employee Plan	Section 3.11(a)
GAAP	Section 3.07(b)
Good Clinical Practices	Section 3.22(c)
Good Laboratory Practices	Section 3.22(b)
Governmental Authority	Section 3.05(b)
Governmental Antitrust Entity	Section 6.08(c)
Guarantor	Recitals
Guaranty	Recitals
Holdco	Recitals
Improvements	Section 3.13(d)
Indemnified Parties	Section 6.05(b)
IRS	Section 3.11(a)
Joint Venture	Section 3.01(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
NYSE	Section 3.03(a)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(h)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Reference Date	Section 3.03(a)

Defined Term	Location of Definition

Representatives	Section 6.03(a)
Required Information	Section 6.07(c)
Requisite Regulatory Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(d)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shares	Section 2.01(a)
Special Resolution	Section 3.04(a)
Statutory Company Employee Plan	Section 3.11(a)
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.20
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(f)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

Section 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in this Agreement include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.06 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent or (ii) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 and Section 8.06(h) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options, Company RSs or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Specific Performance.

(a) Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b) Notwithstanding the foregoing, the Company shall be entitled to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Holdco, Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent, Merger Sub and/or Holdco to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

(c) Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(d) This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).

Section 9.09 Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.09.

Section 9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding any other provision in this Agreement to the contrary, the written consent of the Founder with respect to a matter shall also be deemed to be the consent of Parent with respect to such matter for purposes of Section 5.01 of this Agreement.

Section 9.12 Waiver. At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13 Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WuXi PharmaTech (Cayman) Inc.

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	Chief Financial Officer

New WuXi Life Science Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

WuXi Merger Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

[Signature Page to Agreement and Plan of Merger]

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●], 201[●].

BETWEEN

(1) WuXi Merger Limited, an exempted company incorporated under the laws of the Cayman Islands on July 2, 2015, with its registered office situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2) WuXi PharmaTech (Cayman) Inc., an exempted company incorporated under the laws of the Cayman Islands on March 16, 2007, with its registered office situated at M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a) Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of August 14, 2015 among New WuXi Life Science Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”), pursuant to which Merger Sub will cease to exist and the Surviving Company will continue as the surviving company in the Merger.

(b) This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c) Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

IT IS AGREED

CONSTITUENT COMPANIES

1. The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2. The surviving company (as defined in the Companies Law) shall be the Surviving Company which shall continue to be named WuXi PharmaTech (Cayman) Inc.

REGISTERED OFFICE

3. The Surviving Company shall have its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4. Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$[●] divided into [●] ordinary shares of US$[●] par value per share, of which [one] share has been issued.

5. Immediately prior to the Effective Date the authorized share capital of the Company was US$[●] divided into [●] ordinary shares of US$0.02 par value per share, of which [insert number] ordinary shares have been issued fully paid.

6. On the Effective Date, the authorized share capital of the Surviving Company shall be US$[●] divided into [●] ordinary shares of US$0.02 par value per share of which [●] share[s] shall be in issue credited as fully paid.

7. On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a) Each Share issued and outstanding immediately prior to the Effective Date (other than the Excluded Shares, the Dissenting Shares, Shares represented by ADSs) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.

(b) Each ADS issued and outstanding immediately prior to the Effective Date (other than ADSs representing or that are Excluded Shares), and each Share represented by such ADSs, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration.

(c) Each of the Excluded Shares and ADSs representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Date, shall be cancelled without payment of any consideration or distribution therefor.

(d) Each of the Dissenting Shares shall be cancelled in exchange for payment of the fair value of the Dissenting Shares resulting from the procedure in section 238 of the Companies Law.

(e) Each ordinary share, par value US$0.02 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.02 per share, of the Surviving Company.

8. On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9. The Merger shall take effect on [●] (the “Effective Date”).

PROPERTY

10. On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11. The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12. There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13. The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]

SECURED CREDITORS

14. (a) Merger Sub has entered into a [●] dated [●] in favour of [●] pursuant to which a fixed and/or floating security interest has been created and the consent of [●] to the Merger has been obtained. Merger Sub has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b) the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15. This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

16. This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

17. This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18. This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of WuXi Merger Limited:

Ge Li
Director

For and on behalf of WuXi PharmaTech (Cayman) Inc.:

[Name]
Director

SCHEDULE A

Rollover Shares

Shareholder	Owned Shares
	Ordinary Shares	ADSs
Founder Parties (1)	59,295	1,011,622
Hillhouse Capital Fund II, L.P.	0	1,177,079
Xiaozhong Liu	651,892	49,514
Zhaohui Zhang (2)	5,778,304	0
Ning Zhao(3)	3	148,493

Total	6,489,494	2,386,708

(1)	Includes (i) 4 ordinary shares held directly by Ge Li, and (ii) 59,291 ordinary shares and 1,011,622 ADSs held by J.P. Morgan Trust Company of Delaware as Trustee of NGM Family 2006 Irrevocable Trust, for which Ge Li is the investment advisor and exercises dispositive and voting power.
(2)	Represents 5,778,304 ordinary shares held by i-growth Ltd., a British Virgin Islands company, which is wholly owned and controlled by Tri-Z Lynn Ltd., a Bahamian company. Tri-Z Lynn Ltd. is in turn wholly owned by Credit Suisse Trust Ltd. as Trustee of the 3ZLynn Foundation, which is an irrevocable trust constituted under the laws of Singapore, with Mr. Zhang as the settlor and Mr. Zhang’s family members as the beneficiaries. Mr. Zhang is the investment manager of the trust.
(3)	Includes (i) 3 ordinary shares held directly by Ning Zhao, and (ii) 148,493 ADSs held by J.P. Morgan Trust Company of Delaware as Trustee of Li Children’s 2006 Irrevocable Trust, for which Ning Zhao is the investment advisor and exercises dispositive and voting power.

ANNEX B

[Letterhead of Credit Suisse Securities (USA) LLC]

August 13, 2015

WuXi PharmaTech (Cayman) Inc.

288 Fute Zhong Road

China (Shanghai) Pilot Free Trade Zone,

Shanghai, 200131, China

Attention: Special Committee of the Board of Directors

Members of the Special Committee:

You have asked us to advise you in your capacity as the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of WuXi PharmaTech (Cayman) Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the Unaffiliated Shareholders (as defined below) of the applicable Merger Consideration (as defined below) to be received by such Unaffiliated Shareholders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among New WuXi Life Science Limited (“Parent”), an entity affiliated with Dr. Ge Li, the founder and Chairman of the Board of the Company (“Dr. Ge Li”), WuXi Merger Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. We understand that, among other things, pursuant to the Merger Agreement (i) Merger Sub will merge with and into the Company (the “Merger”), (ii) each outstanding ordinary share, par value US$0.02 per share (“Ordinary Share”), of the Company will be converted into the right to receive US$5.75 in cash (the “Ordinary Share Consideration”) and each outstanding American Depositary Share (“ADS” and, together with the Ordinary Shares, the “Shares”) representing eight (8) Ordinary Shares will be converted into the right to receive US$46.00 in cash (the “ADS Consideration” and together with the Ordinary Share Consideration, as applicable, the “Merger Consideration”) and (iii) the Company will become a wholly owned subsidiary of Parent. We understand that, in connection with the execution and delivery of the Merger Agreement, certain holders of Shares (collectively, the “Supporting Shareholders”) including G&C Partnership L.P., certain members of the Company’s management, Hillhouse Capital Fund II, L.P. and/or certain of their respective affiliates, will enter into a support agreement (the “Support Agreement”) with Parent pursuant to which, among other things the Supporting Shareholders will agree to (i) vote all Shares held directly or indirectly by them in favor of the authorization and approval of the Merger Agreement, the associated plan of merger and consummation of the Merger, and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of certain Shares held by the Supporting Shareholders. The term “Unaffiliated

Special Committee of the Board of Directors

WuXi PharmaTech (Cayman) Inc.

August 13, 2015

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Shareholders” means the holders of Shares other than the Supporting Shareholders and their affiliates.

In arriving at our opinion, we have reviewed an execution version, received on August 13, 2015, of the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts prepared and provided to us by management of the Company with respect to the future financial performance of the Company (including Company management’s assumption of a constant 6.2 Chinese Yuan per US Dollar exchange rate over the forecast period reflected therein, the “Company Projections”) and management of the Company’s assessment of the fair value of the Company’s venture capital and joint venture investments (the “VC/JV Investments Value”), and have discussed with the Company’s management the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar financial and stock market data for other companies with publicly traded equity securities in businesses we deemed similar to that of the Company. In addition, we have considered, to the extent publicly available, the financial terms of certain other transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all respects. In addition, management of the Company has advised us, and we have assumed, that the Company Projections and the VC/JV Investments Value have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and management of the Company’s assessment of the fair value of the Company’s venture capital and joint venture investments, respectively. As the Special Committee has recently become aware, the Chinese Yuan/US Dollar exchange rate is currently subject to significant uncertainty and volatility and the Company Projections reflect management of the Company’s view regarding the future Chinese Yuan/US Dollar exchange rate which, if over time, are different than assumed for purposes of the Company Projections, could have a material impact on Credit Suisse’s analyses and opinion. Management of the Company has advised us and, with your consent we have assumed, that the Company Projections (including Company management’s assumption of a constant 6.2 Chinese Yuan per US Dollar exchange rate over the forecast period) and the VC/JV Investments Value are a reasonable basis on which to evaluate the Company and we express no view or opinion with respect to, and we assume no responsibility for, the Company Projections, the VC/JV Investments Value or the

Special Committee of the Board of Directors

WuXi PharmaTech (Cayman) Inc.

August 13, 2015

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assumptions (including Company management’s assumption of a constant 6.2 Chinese Yuan per US Dollar exchange rate during the forecast period) upon which they are based. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the VC/JV Investments Value. We have been advised by management of the Company that the Company entered into an agreement, dated July 10, 2015, with thirty three institutional investors (the “Investors”) pursuant to which, among other things, the Investors purchased (the “Private Placement”) 7,160,000 common shares (approximately 6%) of the outstanding common shares of SynTheAll Pharmaceutical Co. Ltd. (“STA”), a subsidiary of the Company, for RMB 498,694,000 in cash or approximately $80 million at then-current exchange rates (the “STA Consideration”). We have been advised by management of the Company that (i) STA is an integral, strategic asset of the Company over which the Company intends to retain control and (ii) the amount of the STA Consideration was agreed by the Company and the Investors in May 2015 and that given intervening changes in economic, financial, market and other conditions including the significant intervening decline in the New Third Board, the Company does not believe investors would currently be willing to agree to pay the same price per STA common share as was agreed in the Private Placement. As a consequence, at your direction, we have assumed that the STA Consideration is not indicative of the value of STA under current economic, financial, market and other conditions. With your consent we have further assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the execution version reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the Unaffiliated Shareholders of the applicable Merger Consideration to be received by such Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the Support Agreement or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Merger, or class of such persons, relative to the Merger

Special Committee of the Board of Directors

WuXi PharmaTech (Cayman) Inc.

August 13, 2015

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Consideration or otherwise. With your consent, for purposes of our analyses we have assumed that each ADS is identical in all respects, and has a value equivalent, to eight Ordinary Shares. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. We have assumed that the Special Committee and the Company have or will obtain any such advice or opinions from appropriate professional sources.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the Company Projections and the VC/JV Investments Value reflect certain assumptions regarding, among other things, foreign exchange rates, and the development, marketability and commercial viability of the Company’s intellectual property, products and services, that are subject to significant uncertainty and that, if different than assumed by Company management, could have a material impact on our analyses and this opinion and, with your consent, we have relied upon, without independent verification, the assessment of management of the Company with respect to: (i) the timing and risks associated with the development, marketability and commercial viability of the Company’s intellectual property, products and services; (ii) the ownership, rights to license and validity of, and risks associated with, the Company’s intellectual property; and (iii) the risks associated with, the Company’s existing and future products and services and business model. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger and not pursue other strategic, financial or other business alternatives. The issuance of this opinion was approved by our authorized internal committee.

We have acted as financial advisor to the Special Committee in connection with the Merger and became entitled to receive a fee upon the rendering of our opinion. In certain circumstances, we will also become entitled to receive a transaction fee upon the consummation of a sale of the Company to, or a business combination or other similar transaction involving the Company and, Parent or another party. If we become entitled to a transaction fee, the size of the transaction fee will depend on the value of the consideration to be paid to the holders of Shares therein (and in the case of sale of the Company to, or business combination or similar transaction with, Parent, whether and the extent to which the value of such consideration exceeds $US 46.00 per ADS). In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or

Special Committee of the Board of Directors

WuXi PharmaTech (Cayman) Inc.

August 13, 2015

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related to our engagement. We and our affiliates have in the past provided and are currently providing investment banking and other financial advice and services to certain equity investors in Parent and certain investment funds, portfolio companies and other entities affiliated or associated with such equity investors (collectively, the “Equity Investor Related Entities”). We and our affiliates may in the future provide financial advice and services, to the Company, Parent, the Equity Investor Related Entities and/or certain of their respective affiliates. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Equity Investor Related Entities and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to the Special Committee or the Board with respect to the proposed Merger or advice or a recommendation to any holder of Shares as to how such holder should vote or act on any matter relating to the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the applicable Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Shareholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

ANNEX C

Cayman Islands Companies Law (2013 Revision)—Section 238

Companies Law (2013 Revision)

Rights of dissenters	238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating—

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

C-1

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)    the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 14, 2015 by and among (1) New WuXi Life Science Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), (2) New WuXi Life Science Holdings Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Holdco”), (3) G&C Partnership L.P., an exempted limited partnership formed under the Law of the Cayman Islands (“Management Rollover Entity”), (4) Hillhouse Capital Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Hillhouse”), and (5) certain shareholders (other than Hillhouse) of WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands (the “Company”), listed on Schedule A hereto (each a “Management Shareholder”, and together with Hillhouse, each a “Shareholder” and collectively the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, WuXi Merger Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the record (except as noted on Schedule A) and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.02 per share, of the Company (“Shares”) (including Shares represented by American Depositary Shares (the “ADSs”), each representing eight Shares) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the number of Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration in the Merger, (b) subscribe for newly issued Holdco Shares (as defined below) or Management Rollover Entity Interests (as defined below), as the case may be, immediately prior to the Closing, and (c) vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder’s Securities:

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), and

(f) in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II

ROLLOVER SHARES

Section 2.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2 Subscription of Holdco Shares or Management Rollover Entity Interests. Immediately prior to the Closing, Holdco shall issue to each of Management Rollover Entity, Hillhouse (or, if designated by Hillhouse in writing, its Affiliate), the Founder and Ms. Ning Zhao (or, if designated by the Founder or Ms. Ning Zhao, his or her Affiliate), and each of Management Rollover Entity, Hillhouse, the Founder and Ms. Ning Zhao shall, or shall cause such designated Affiliate to, subscribe for, certain number of newly issued ordinary shares of Holdco, par value US$0.02 per share (the “Holdco Shares”), at a consideration per share equal to its par value.

(b) Immediately prior to the Closing, Management Rollover Entity shall admit each Management Shareholder (other than Founder Parties and Ms. Ning Zhao) (or, if designated by such Management Shareholder in writing, his or her Affiliate) as a limited partner of Management Rollover Entity, and each such Management Shareholder shall, or shall cause such designated Affiliate to, subscribe for, certain limited partner interests in Management Rollover Entity (the “Management Rollover Entity Interests”).

(c) Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares or Management Rollover Entity Interests, as the case may be, shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Parent, Holdco, Management Rollover Entity, and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

Section 2.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription of Holdco Shares or Management Rollover Entity Interests, as the case may be, contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”).

Section 2.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent, Holdco and Management Rollover Entity as of the date hereof and as of the Closing:

(a) such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent, Holdco and Management Rollover Entity, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is as of the date hereof the beneficial owner of, and has good and valid title to, its Owned Shares as set forth in Schedule A, and, immediately prior to the Closing, will be the beneficial owner of, and will have good and valid title to, its Securities, in each case free and clear of Liens other than as created by this Agreement, and (B) has as of the date hereof with respect to all of its Owned Shares as set forth in Schedule A and will have immediately prior to the Closing with respect to all of its Securities sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement;

(e) except for the applicable requirements of the Securities Exchange Act of 1934, as amended and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

(g) such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent, Holdco and Management Rollover Entity concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares or holding Management Rollover Entity Interests, as the case may be, and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that such Shareholder shall (i) pay any Taxes arising from or attributable to (A) the receipt of Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) the receipt of Holdco Shares or the admission as a limited partner of the Management Rollover Entity holding relevant Management Rollover Entity Interests, as the case may be, by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Holdco, Management Rollover Entity, Merger Sub, the Company (including, as the Surviving Company) and any Affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties arising from or attributable to the Tax Liabilities, and (y) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes arising from or attributable to the receipt of Merger Consideration or Holdco Shares or the admission as a limited partner holding relevant Management Rollover Entity Interests as described in clause (i) above, including without limitation, any liability for withholding Taxes and any liability associated with any PRC Governmental Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates. Such Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to ensure that such Shareholder has adequate capital resources available to satisfy its obligations in accordance with this Section 3.2(e). In furtherance of the obligations set forth in this Section 3.2(e), such Shareholder, on the one hand, and the Indemnified Parties, on the other hand, agree that they shall (1) promptly notify the other in writing of any claim or demand received from any PRC Governmental Authority for payment of any Taxes in connection with any Tax Liability (any such claim, a “Tax Claim”) attributable to such Shareholder or its Affiliates, which notice shall include copies of such Tax Claim and any other correspondences, notices or other written materials received in relation thereto, and (2) provide the other with the opportunity to participate in and/or receive all relevant information with respect to any discussions or negotiations with any PRC Governmental Authority with respect to such Tax Claim;

(f) to the extent such Shareholder has not previously completed the registration referenced in this subsection, agrees and covenants that each Shareholder who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 37 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(g) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND

MANAGEMENT ROLLOVER ENTITY

Each of Parent, Holdco and Management Rollover Entity, severally and not jointly, with respect to itself only, represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a) Each of Parent, Holdco and Management Rollover Entity is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Holdco and Management Rollover Entity and the execution, delivery and performance of this Agreement by Parent, Holdco and Management Rollover Entity and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited partnership action on the part of Parent, Holdco and Management Rollover Entity, as applicable, and no other corporate or limited partnership actions or proceedings on the part of Parent, Holdco and Management Rollover Entity, as applicable, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, Holdco and Management Rollover Entity , enforceable against Parent, Holdco and Management Rollover Entity in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent, Holdco or Management Rollover Entity for the execution, delivery and performance of this Agreement by Parent, Holdco and Management Rollover Entity or the consummation by Parent, Holdco and Management Rollover Entity of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, Holdco and Management Rollover Entity , nor the consummation by Parent, Holdco and Management Rollover Entity of the transactions contemplated hereby, nor compliance by Parent, Holdco and Management Rollover Entity with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, Holdco or Management Rollover Entity , (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent, Holdco or Management Rollover Entity pursuant to, any Contract to which Parent, Holdco or Management Rollover Entity is a party or by which Parent, Holdco or Management Rollover Entity or any of their properties or assets are bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Holdco or Management Rollover Entity or any of their properties or assets.

(c) At the Closing, the Holdco Shares and the Management Rollover Entity Shares, as the case may be, to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that Section 3.2(e), this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Parent, Holdco and Management Rollover Entity shall promptly take all such actions as are necessary to restore each Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3 Entire Agreement. This Agreement, the Interim Investors Agreement, the Consortium Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4 Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent, Holdco and Management Rollover Entity, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7 Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.7. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

NEW WUXI LIFE SCIENCE LIMITED

By:	/s/ Ge Li
Name: Ge Li
Title: Director

Notice details:

Address: 288 Fute Zhong Road
The China (Shanghai) Pilot Free Trade Zone
Shanghai 200131
People’s Republic of China
Attention: Ge Li
Facsimile: +86-21-50463718

with a copy to:

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15F
Jardine House
1 Connaught Place, Central
Hong Kong
Attention: Weiheng Chen, Esq. Zhan Chen, Esq.
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO

NEW WUXI LIFE SCIENCE HOLDINGS LIMITED

By:	/s/ Ge Li
Name: Ge Li
Title: Director

Notice details:

Address: 288 Fute Zhong Road
The China (Shanghai) Pilot Free Trade Zone
Shanghai 200131
People’s Republic of China
Attention: Ge Li
Facsimile: +86-21-50463718

with a copy to:

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15F
Jardine House
1 Connaught Place, Central
Hong Kong
Attention: Weiheng Chen, Esq. Zhan Chen, Esq.
Facsimile: +852 3972 4999

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

MANAGEMENT ROLLOVER ENTITY

G&C PARTNERSHIP L.P.

By:	GROUP & CLOUD LIMITED
its general partner

By:	/s/ Ge Li
Name: Ge Li
Title: Director

Notice details:

Address: 288 Fute Zhong Road The China (Shanghai) Pilot Free Trade Zone Shanghai 200131 People’s Republic of China Attention: Ge Li Facsimile: +86-21-50463718

with a copy to:

Wilson Sonsini Goodrich & Rosati Address: Suite 1509, 15F Jardine House 1 Connaught Place, Central Hong Kong
Attention:	Weiheng Chen, Esq. Zhan Chen, Esq.
Facsimile:	+852 3972 4999

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

HILLHOUSE CAPITAL FUND II, L.P.

By:	HILLHOUSE FUND II HOLDINGS GP, LTD.
its general partner

By:	/s/ Tracy Ma
Name: Tracy Ma
Title: Director

Notice details:

Address: Suite 1608, One Exchange Square, 8 Connaught Place, Central, Hong Kong Attention: Adam HORNUNG Facsimile: +852-2179 1900 E-mail: Legal@hillhousecap.com with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Address: 30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue,

Beijing 100004, China

Attention: Daniel Dusek / Andre Zhu

Facsimile: +86.10.6535.5577

E-mail: daniel.dusek@skadden.com /

andre.zhu@skadden.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

Founder Parties

/s/ Ge Li
Ge Li

Notice details:

Address: 288 Fute Zhong Road The
China (Shanghai) Pilot Free Trade
Zone
Shanghai 200131
People’s Republic of China
Facsimile: +86-21-50463718
E-mail: geli@vip.l63.com

with a copy to (which alone shall not
constitute notice):

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15F
Jardine House
1 Connaught Place, Central
Hong Kong
Attention:	Weiheng Chen
Zhan Chen
Facsimile: +852 3972 4999
E-mail:	wchen@wsgr.com
zchen@wsgr. corn

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

XIAOZHONG LIU

/s/ XIAOZHONG LIU

Notice details:

Address: 288 Fute Zhong Road
The China (Shanghai) Pilot Free
Trade Zone
Shanghai 200131
People’s Republic of China
Attention: Xiaozhong Liu
Facsimile: +86-21-50463718

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

ZHAOHUI ZHANG

/s/ ZHAOHUI ZHANG

Notice details:

Address: 288 Fute Zhong Road The China (Shanghai) Pilot Free Trade Zone Shanghai 200131 People’s Republic of China Attention: Zhaohui Zhang Facsimile: +86-21-50463718

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

NING ZHAO

/s/ NING ZHAO

Notice details:

Address: 288 Fute Zhong Road
The China (Shanghai) Pilot Free
Trade Zone
Shanghai 200131
People’s Republic of China
Attention: Ning Zhao
Facsimile: +86-21-50463718

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shares

	Owned Shares as of the date hereof
Shareholder	Ordinary Shares	ADSs	Rollover Shares
Founder Parties (1)	59,295	1,011,622	8,152,271
Hillhouse Capital Fund II, L.P.	0	1,177,079	9,416,632
Xiaozhong Liu	651,892	49,514	1,048,004
Zhaohui Zhang (2)	5,778,304	0	5,778,304
Ning Zhao (3)	3	148,493	1,187,947

Total	6,489,494	2,386,708	25,583,158

(1)	Includes (i) 4 ordinary shares held directly by Ge Li, and (ii) 59,291 ordinary shares and 1,011,622 ADSs held by J.P. Morgan Trust Company of Delaware as Trustee of NGM Family 2006 Irrevocable Trust, for which Ge Li is the investment advisor and exercises dispositive and voting power.
(2)	Represents 5,778,304 ordinary shares held by i-growth Ltd., a British Virgin Islands company, which is wholly owned and controlled by Tri-Z Lynn Ltd., a Bahamian company. Tri-Z Lynn Ltd. is in turn wholly owned by Credit Suisse Trust Ltd. as Trustee of the 3ZLynn Foundation, which is an irrevocable trust constituted under the laws of Singapore, with Mr. Zhang as the settlor and Mr. Zhang’s family members as the beneficiaries. Mr. Zhang is the investment manager of the trust.
(3)	Includes (i) 3 ordinary shares held directly by Ning Zhao, and (ii) 148,493 ADSs held by J.P. Morgan Trust Company of Delaware as Trustee of Li Children’s 2006 Irrevocable Trust, for which Ning Zhao is the investment advisor and exercises dispositive and voting power.

[Schedule A to Support Agreement]

ANNEX E

Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21 5046-3716.

During the last five years, none of the Company, or any of our directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ge Li	*	Chairman and Chief Executive Officer of the Company	United States of America

Xiaozhong Liu	*	Executive Vice President and Director of the Company	People’s Republic of China

Zhaohui Zhang	*	Senior Vice President of Operations, Head of Domestic Marketing, and Director of the Company	People’s Republic of China

Edward Hu	*	Chief Investment Officer and Chief Financial Officer of the Company	United States of America

Steve Yang	*	Chief Operating Officer of the Company	United States of America

Shuhui Chen	*	Chief Scientific Officer of the Company	United States of America

Kai Gu	*	Vice President of Human Resources of the Company	People’s Republic of China

Jiang (John) Long	*	Senior Vice President of Finance of the Company	Singapore

Alexander Fowkes	*	Senior Vice President of Commercial Operations of the Company	Australia

Ning Zhao	*	Director, Senior Vice President of Operations, Head of Corporate Human Resources of the Company	United States of America

Kian-Wee Seah	*	Managing Director of UOB Venture Management Pte. Ltd.; Director of the Company	Singapore

Name	Business Address	Present Principal Employment	Citizenship
Xuesong (Jeff) Leng	*	Managing Director of General Atlantic LLC; Director of the Company	Hong Kong

Stewart Hen	*	Managing Partner of Serrado Capital LLC; Director of the Company	United States of America

Walter T. Kwauk	*	Senior Consultant at Motorola Solutions (China) Co., Ltd; Director of the Company	Canada

William R. Keller	*	Principal of Keller Pharma Consultancy; Director of the Company	Switzerland

*	288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, Republic of China

Dr. Ge Li has served as Chief Executive Officer of the Company since the Company was founded in 2000 and as Chairman since early 2004.

Mr. Xiaozhong Liu has served as Executive Vice President of the Company since 2001 and as a director of the Company since 2005.

Mr. Zhaohui Zhang has served as Vice President of Domestic Marketing of the company since 2002 and as a director of the Company since 2005.

Mr. Edward Hu has served as the Chief Financial Officer of the Company and Chief Investment Officer of the Company since April 2014. Mr. Hu joined the Company in August 2007 and served as Executive Vice President of Operations before becoming Chief Operating Officer. He served as the acting Chief Financial Officer of the Company from February 2009 to April 2010 and in August 2010 was reappointed Chief Financial Officer in addition to serving as Chief Operating Officer since February 2008.

Dr. Steve Yang has served as Executive Vice President of the Company and Chief Operating Officer of the Company since April 2014. From 2011 to early 2014, Dr. Yang was Vice President and Head of Asia and Emerging Markets iMed at AstraZeneca. From 2008 to 2010, Dr. Yang served as Vice President and Head of Asia R&D at Pfizer.

Dr. Shuhui Chen has served as Chief Scientific Officer of the company since 2004.

Mr. Kai Gu has served as Vice President of Human Resources of the Company since 2011. From 2001 to 2011, he served in various technical and management positions in the analytical chemistry services department of the Company.

Mr. Jiang (John) Long has served as the Senior Vice President of Finance of the Company since August 2013. From 2009 to 2013, Mr. Long served as Chief Financial Officer of Willis Group Holdings plc China region.

Mr. Alexander Fowkes has served as the Senior Vice President of Commercial Operations of the Company since December 2013, having previously served as the Vice President of Corporate Development of the Company since July 2012. Previously, Mr. Fowkes worked at Pfizer for 13 years in various leadership roles supporting R&D in the UK, Australia, the U.S. and China. From 2006 to 2011, he served as Executive Director and Head of Asia R&D Business Development and Operations at Pfizer.

Dr. Ning Zhao has served as director of the Company since February 2009. Dr. Zhao is currently Senior Vice President of Operations and Head of Corporate Human Resources of the Company. She was Vice President of the Company’s analytical services department from 2004 to 2008.

Kian-Wee Seah has served as a director of the Company since 2005. Mr. Seah joined UOB Venture Management Pte. Ltd. in 1997 and currently holds the position of Managing Director.

Xuesong (Jeff) Leng has served as a director of the Company since October 2008. Mr. Leng joined General Atlantic LLC, a global growth investor, as Managing Director in 2007.

Stewart Hen has served as a director of the Company since February 2009. Since August 2010, Mr. Hen has been Managing Partner of Serrado Capital LLC.

Walter T. Kwauk has served as a director of the Company since August 2014. Mr. Kwauk is a senior consultant at Motorola Solutions (China) Co., Ltd. He serves as a director of Thunder Power Co. Ltd.; Sinosoft Technology Group Ltd., where he serves as chairman of the audit committee; China Fordoo Holdings Ltd., where he serves as chairman of the audit committee; Alibaba Group Holding Ltd., where he serves as chairman of the audit committee; and several private companies. He was formerly a director of Alibaba.com Ltd. from October 2007 to July 2012.

William R. Keller has served as a director of the Company since September 2014. Mr. Keller is the founder, and since September 2003 a principal, of Keller Pharma Consultancy.

2.	Directors and Executive Officers of Holdco

Holdco is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business address of Holdco is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China and its telephone number is +86 21 5046-3716.

During the last five years, none of Holdco, or its sole director and executive officer has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Holdco as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Ge Li	288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China	Chairman and Chief Executive Officer of the Company	United States of America

3.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business address of Parent is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China and its telephone number is +86 21 5046-3716.

During the last five years, none of Parent, or its sole director and executive officer has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Parent as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Ge Li	288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China	Chairman and Chief Executive Officer of the Company	United States of America

4.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business address of Merger Sub is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China and its telephone number is +86 21 5046-3716.

During the last five years, none of Merger Sub, or its sole director and executive officer has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Merger Sub as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Ge Li	288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China	Chairman and Chief Executive Officer of the Company	United States of America

5.	Directors and Executive Officers of G&C LP

G&C LP is an exempted limited partnership formed under the laws of the Cayman Islands. The general partner of G&C LP is G&C, an exempted company with limited liability incorporated under the laws of the Cayman Islands, whose sole shareholder is the Chairman. The principal business address of each of G&C LP, G&C and the Chairman is 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China and its telephone number is +86 21 5046-3716.

During the last five years, none of G&C LP, G&C, the Chairman or sole director and executive officer of G&C has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of G&C, the general partner of G&C LP, as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Ge Li	288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, Republic of China	Chairman and Chief Executive Officer of the Company	United States

6.	Directors and Executive Officers of ABG

ABG is a company limited by shares formed under the laws of the British Virgin Islands. The registered office of ABG is Unit 3002-3004, 30th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong and its telephone number is +852 3121-9699.

During the last five years, none of ABG, or any of the directors and executive officers of ABG has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of ABG, as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Andrew Pang	Unit 3002-3004, 30th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Director	Hong Kong

Andrew Pang is currently the director of ABG and has been with ABG since its establishment in 2015. Mr. Pang is also currently a vice president of ABG HK and has been with the firm since 2013. ABG HK is an affiliate of ABG Group and is principally engaged in the business of private equity. Mr. Pang is also currently a vice president of Themes Investment Management Limited and has been with the firm since 2010. Themes Investment Management Limited is principally engaged in the business of private equity. The principal address of each of ABG HK and Themes Investment Management Limited is Unit 3002-3004, 30th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. Previously, Mr. Pang served as an associate at InterLeader Capital Limited until 2010. InterLeader Capital Limited is principally engaged in the business of investments. Its principal address is Unit B, 14/F, Centre Mark II, 313 Queen’s Road Central, Hong Kong.

7.	Directors and Executive Officers of Boyu

Boyu is an exempted limited partnership formed under the laws of the Cayman Islands. The general partner of Boyu is Boyu Capital General Partner II, L.P. (“Boyu GP”), an exempted limited partnership formed under the laws of the Cayman Islands, and the general partner of Boyu GP is Boyu Capital General Partner II, Ltd. (“Boyu Ltd.”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of Boyu, Boyu GP and Boyu Ltd. is investment activities. The registered office of each of Boyu, Boyu GP and Boyu Ltd. is located at Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands and their telephone number is +1 345 949 8066.

During the last five years, none of Boyu, Boyu GP and Boyu Ltd., nor any of the persons listed below, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the directors of Boyu Ltd. as of the date of this proxy statement. As of the date of this proxy statement, Boyu Ltd. does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Chi Yan Louis Cheung	Suite 1508, 15/F, Hutchison House, 10 Harcourt Road, Central, Hong Kong	Managing Partner	Hong Kong

Qi Zhou	Suite 1111, 11/F, Winland International Finance Centre, 7 Finance Street, Xicheng District, Beijing 100033 People’s Republic of China	Managing Director	People’s Republic of China

Khalid Omari Iton	Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands	Administration	Cayman Islands

Chung Shing Vincent Fok (alternate director to Chi Yan Louis Cheung)	Suite 1508, 15/F, Hutchison House, 10 Harcourt Road, Central, Hong Kong	Chief Financial Officer	Hong Kong

Leong Chu Yong (alternate director to Khalid Omari Iton)	1 Raffles Place, #32-02A One Raffles Place, Singapore 048616	Administration	Singapore

Mr. Cheung has been Managing Partner of Boyu Capital Advisory Co. Limited since March 2011. Prior to that, he was President of Ping An Insurance (Group) Company of China, Ltd.

Mr. Zhou has been Managing Director of Boyu Capital Advisory Co. Limited since April 2011. Prior to that, he was an Associate at Goldman Sachs (Asia) L.L.C.

Mr. Iton has been Assistant Vice President at Maples Financial Services (Cayman) Limited since January 2013. From 2012 to January 2013, he held other positions at Maples Financial Services (Cayman) Limited. From 2010 to 2012, Mr. Iton was an Analyst in the Investment and Securities Division of the Cayman Islands Monetary Authority.

Mr. Fok has been Chief Financial Officer of Boyu Capital Advisory Co. Limited since June 2011. Prior to that, he was Finance Director of FountainVest Partners (Asia) Limited.

Ms. Yong has been Vice President at Maples Financial Services since August 2014. From January 2013 to July 2014, she was a Consultant at Grow Wealth Ltd. Prior to that, she was Director of Marketing and Sales at Sino-Singapore Tianjin Eco-city Corporation.

8.	Directors and Executive Officers of Temasek

Temasek is a company incorporated under the laws of Singapore. The business address of Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and the telephone number is +65 6828 6828. The principal business of Temasek is investment holding.

During the last five years, none of Temasek, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the directors and executive officers of Temasek as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Cheo Hock Kuan	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head - Strategic & Public Affairs, Temasek International Pte. Ltd. (Director, Temasek)	Singapore

Lim Siew Lee Sherlyn (i)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Director - Organization & People, Temasek International Pte. Ltd. (Director, Temasek)	Singapore

(i)	From June 1997 to September 2011, Lim Siew Lee Sherlyn served as Senior Vice President of Regional Compensation & Benefits of Citibank N.A., whose principal business is the provision of financial services, with its business address at 8 Marina View #21-00, Asia Square Tower 1, Singapore 018960.

Temasek is a wholly owned subsidiary of Fullerton, a company incorporated under the laws of Singapore. The business address of Fullerton is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. The principal business of Fullerton is investment holding.

During the last five years, none of Fullerton, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the directors and executive officers of Fullerton as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Leong Wai Leng	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Corporate Development Group, Chief Financial Officer, Co-Head, Portfolio Management, Temasek Holdings (Director, Fullerton)	Singapore

Cheong Kok Tim	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Managing Director - Legal & Regulations, Temasek International Pte. Ltd. (Director, Fullerton)	Singapore

Fullerton is a wholly owned subsidiary of Temasek Holdings, a company incorporated under the laws of Singapore. The business address of Temasek Holdings is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. The principal business of Temasek Holdings is investment holding.

During the last five years, none of Temasek Holdings, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the directors and executive officers of Temasek Holdings as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Lim Boon Heng (i)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Chairman, Temasek Holdings (Chairman and Director, Temasek Holdings)	Singapore

Cheng Wai Keung	3 Killiney Road #10-01 Winsland House 1 Singapore 239519	Chairman and Managing Director, Wing Tai Holdings Limited (Deputy Chairman, Temasek Holdings)	Singapore

Kua Hong Pak	205 Braddell Road East Wing 7th Floor Singapore 579701	Managing Director & Group CEO, ComfortDelGro Corporation Limited (Director, Temasek Holdings)	Singapore

Goh Yew Lin	50 Raffles Place #33-00 Singapore Land Tower Singapore 048623	Managing Director, G.K. Goh Holdings Limited (Director, Temasek Holdings)	Singapore

Teo Ming Kian (ii)	Caldecott Broadcast Centre, Andrew Road Singapore 299939	Chairman, MediaCorp Pte. Ltd. (Director, Temasek Holdings)	Singapore

Marcus Wallenberg (iii)	PO Box 16066, 103 22 Stockholm, Sweden	Senior Advisor, Wallenberg Foundation AB	Sweden

Lien Jown Leam Michael (iv)	One Raffles Place (formerly known as OUB Centre) #51-00 Singapore 048616	Executive Chairman, Wah Hin and Company Private Limited (Director, Temasek Holdings)	Singapore

Name	Business Address	Present Principal Employment	Citizenship
Wong Yuen Kuai Lucien (v)	One Marina Boulevard #28-00 Singapore 018989	Chairman and Senior Partner, Allen & Gledhill LLP (Director, Temasek Holdings)	Singapore

Robert Bruce Zoellick (vi)	c/o 101 Constitution Avenue, NW Suite 1000 East Washington, DC 20001	Chairman, Goldman Sachs International Advisors (Director, Temasek Holdings)	United States of America

Chin Yoke Choong Bobby	N.A.	N.A.* (Director, Temasek Holdings)	Singapore

Ng Chee Siong Robert	11th - 12th Floors, Tsim Sha Tsui Centre, Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong	Chairman, Sino Land Company Ltd (Director, Temasek Holdings)	Singapore /Hong Kong (Permanent Resident)

Peter Robert Voser (vii)	Affolternstrasse 44, 8050 Zurich, Switzerland	Chairman, ABB Ltd (Director, Temasek Holdings)	Switzerland

Ho Ching	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Executive Director & Chief Executive Officer, Temasek Holdings	Singapore

Gregory L. Curl (viii)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	President, Temasek International Pte. Ltd.	United States of America

Lee Theng Kiat (ix)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	President, Temasek International Pte. Ltd.	Singapore

Chan Wai Ching	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Co-Head, Corporate Development Group, Head, Organisation & People, Temasek International Pte. Ltd.	Singapore

Cheo Hock Kuan	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Strategic & Public Affairs, Temasek International Pte. Ltd.	Singapore

*	Retired

Name	Business Address	Present Principal Employment	Citizenship
Chia Song Hwee (x)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Investment Group, Co-Head, China, Co-Head, Credit Portfolio, Temasek International Pte. Ltd.	Singapore

Dilhan Pillay Sandrasegara (xi)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Enterprise Development Group, Head, Singapore, Co-Head, Americas, Temasek International Pte. Ltd.	Singapore

Heng Chen Seng David	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Co-Head, Markets Group, Head, Consumer & Real Estate, Head, South East Asia, Temasek International Pte. Ltd.	Singapore

Leong Wai Leng	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Corporate Development Group Chief Financial Officer, Co-Head, Portfolio Management, Temasek Holdings	Singapore

Nagi Adel Hamiyeh	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Co-Head, Enterprise Development Group, Head, Industrials, Head, Australia & New Zealand, Head, Africa & Middle East, Temasek International Pte. Ltd.	Singapore

Neil Garry McGregor (xii)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Senior Managing Director, Enterprise Development Group, Temasek International Pte. Ltd.	New Zealand

Pek Siok Lan (xiii)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	General Counsel, Temasek International Pte. Ltd.	Singapore

Ravi Mahinder Lambah (xiv)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Telecom, Media & Technology, Co-Head, India, Co-Head, Africa & Middle East, Temasek International Pte. Ltd.	India

Name	Business Address	Present Principal Employment	Citizenship
Rohit Sipahimalani	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Co-Head, Investment Group, Co-Head, Portfolio & Strategy Group, Head, Energy & Resources, Head, India, Head, Portfolio Strategy & Value Management, Temasek International Pte. Ltd.	Singapore

Sim Hong Boon (xv)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Markets Group, President, Americas, Head, Credit Portfolio, Temasek International Pte. Ltd.	United Sates of America

Tan Chong Lee (xvi)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, Portfolio and Strategy Group, Head, Europe, Head, Portfolio Management, Head, Strategy Co-Head, Singapore, Temasek International Pte. Ltd.	Singapore

Wu Yibing (xvii)	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891	Head, China, Temasek International Pte. Ltd.	United States of America

Benoit Louis Marie (xviii) Francois Valentin	23 King Street London SW1Y 6QY United Kingdom	Senior Managing Director, Europe, Co-Head, Industrials, Temasek International (Europe) Limited	France

(i)	From November 2001 to 2011, Lim Boon Heng served as Minister in the Prime Minister’s Office of the Government of Singapore, with its address at Orchard Road, Istana, Singapore 238823.
(ii)	From 2006 to 2011, Teo Ming Kian served as Permanent Secretary of National Research and Development, Prime Minister’s Office of the Government of Singapore, with its business address at Orchard Road, Istana, Singapore 238823.
(iii)	From January 2008 to December 2014, Marcus Wallenberg served as Senior Advisor of FAM AB, whose principal business is asset management, with its business address at PO Box 16066, 103 22 Stockholm, Sweden.
(iv)	From 2002 to April 2012, Lien Jown Leam Michael served as Deputy Chairman and Executive Director of Wah Hin & Co Pte Ltd, whose principal business is investment holding, with its business address at One Raffles Place (formerly known as OUB Centre) #51-00, Singapore 048616.
(v)	From September 1998 to July 2012, Wong Yuen Kuai Lucien served as Managing Partner of Allen & Gledhill LLP, a law firm, with its business address at One Marina Boulevard #28-00, Singapore 018989.

(vi)	From 2007 to 2012, Robert Bruce Zoellick served as President of The World Bank, an international financial institution, with its business address at 1818 H Street, NW Washington, DC 20433.
(vii)	From July 2009 to December 2013, Peter Robert Voser served as Chief Executive Officer of Royal Dutch Shell plc, a multinational oil and gas company, with its business address at Carel van Bylandtlaan 16, 2596 HR The Hague, The Netherlands.
(viii)	From 1997 to March 2010, Gregory L. Curl served as Vice Chairman of Bank of America, whose principal business is the provision of banking and financial services, with its business address at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, NC 2825.
(ix)	From February 1985 to March 2012, Lee Theng Kiat served as President and Chief Executive Officer of STT Communications Ltd, whose principal business is the provision of information-communications services, with its business address at 1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192.
(x)	From December 2009 to July 2011, Chia Song Hwee served as Executive Vice President and Chief Operating Officer of GlobalFoundries Singapore Pte Ltd, whose principal business is semiconductor manufacturing, with its business address at 60 Woodlands Industrial Park D Street 2, Singapore 738406.
(xi)	From January 1992 to August 2010, Dilhan Pillay Sandrasegara served as Managing Partner of WongPartnership LLP, a law firm, with its business address at 12 Marina Boulevard Level 28, Marina Bay Financial Centre Tower 3, Singapore 018982.
(xii)	From November 2009 to December 2013, Neil Garry McGregor served as Chief Executive Officer of Singapore LNG Corporation Pte Ltd, whose principal businesses include LNG terminalling, storage, regasification and send out, and vessel cool-down services, with its business address at 991G Alexandra Road, #03-29C, Singapore 119975.
(xiii)	From April 2000 to March 2012, Pek Siok Lan served as Executive Vice President and General Counsel of STT Communications Ltd, whose principal business is the provision of information-communications services, with its business address at 1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192.
(xiv)	From October 2010 to March 2012, Ravi Mahinder Lambah served as Chief Operating Officer of STT Communications Ltd, whose principal business is the provision of information-communications services, with its business address at 1 Temasek Avenue, #33-01 Millenia Tower, Singapore 039192.
(xv)	From August 1992 to May 2012, Sim Hong Boon served as Global Head of Mergers & Acquisitions Group of Credit Suisse Securities (USA) LLC, whose principal business is the provision of financial services, with its business address at 11 Madison Avenue, New York, NY 10010, United States.
(xvi)	From January 2010 to September 2011, Tan Chong Lee served as Country Executive of South East Asia and Head of Corporate & Investment Banking, South East Asia of Bank of America Merrill Lynch, whose principal business is the provision of banking and financial services, with its business address at 2 Harbourfront Place, Singapore 098499.
(xvii)	From January 2012 to September 2013, Wu Yibing served as Chairman and Chief Executive Officer of CITIC Goldstone Investment Co. Ltd, a private equity investment arm of CITIC Securities Company Limited, with its business address at 17/F CITIC Securities Building, No.48 Liangmaqiao Road, Chaoyang District, Beijing 100026125, China. From December 2009 to September 2013, Wu Yibing served as President of CITIC Private Equity Funds Management Co. Ltd, the strategic onshore private equity platform of CITIC Group and CITIC Securities, with its business address at 11/F Jinbao Tower, No. 89 Jinbao Street, Dongcheng District, Beijing 100005, China.
(xviii)	From June 2006 to April 2014, Benoit Louis Marie Francois Valentin served as Partner, Head of Paris, and Co-Head of Industrials sector of Cinven SA, a private equity firm, with its business address at 4 Square Edouard VII 75009 Paris.

9.	Directors and Executive Officers of Hillhouse

Hillhouse Capital Fund II, L.P. is a limited partnership organized in the Cayman Islands and is principally engaged in the investment business. The business address of Hillhouse Capital Fund II, L.P. is 27 Hospital Road,

George Town, Grand Cayman, KY1-9008, Cayman Islands, and its telephone number is +1 345 814 6831. The general partner of Hillhouse Capital Fund II, L.P. is Hillhouse Fund II Holdings GP, Ltd.

Hillhouse Fund II Holdings GP, Ltd. is a company incorporated in the Cayman Islands and is principally engaged in the investment business. The sole director and officer of Hillhouse Fund II Holdings GP, Ltd. is Tracy Ma. The business address of Hillhouse Fund II Holdings GP, Ltd. is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, and its telephone number is +1 345 814 6831.

During the past five years, none of the directors and executive officers of the Hillhouse Capital Fund II, L.P. and Hillhouse Fund II Holdings GP, Ltd. has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the sole director and executive officer of Hillhouse Fund II Holdings GP, Ltd., the general partner of Hillhouse Capital Fund II, L.P., as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Tracy Ma	27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands	Managing Director	People’s Republic of China

For the past five years, Tracy Ma was the chief operating officer of Hillhouse Capital Management, Ltd., a company principally engaged in the management of investments. The business address of Hillhouse Capital Management, Ltd. is 3rd Floor, 18 Fort Street, George Town, Grand Cayman, Cayman Islands.

10.	Directors and Executive Officers of Ping An

Ping An is a joint stock limited company formed under the laws of the People’s Republic of China. The business address of Ping An is 9/F, 10/F, and 11/F, Galaxy Development Center, Fu Hua No.3 Road, Futian District, Shenzhen, Guangdong Province, People’s Republic of China.

Ping An engages in the businesses of (i) personal insurance denominated in Renminbi and foreign currencies, covering life insurance, health insurance (excluding long-term group health insurance), accident insurance or other similar types of insurance, (ii) reinsurance in respect of the aforementioned personal insurance businesses, (iii) personal insurance mandatorily required by law, (iv) acting as agent for inspection, claim and other matters for local and foreign insurance institutes, (v) utilization of insurance funds in accordance with applicable laws and regulations and (vi) sales of securities, as well as other businesses approved by the China Insurance Regulatory Commission.

During the last five years, none of Ping An, or any of the directors and executive officers of Ping An has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth information regarding the directors and executive officers of Ping An, as of the date of this proxy statement:

Name	Business Address	Present Principal Employment	Citizenship
Ding Xinmin	*	Chairman and Chief Executive Officer of Ping An	People’s Republic of China

Sun Jianyi	*	Director of Ping An	People’s Republic of China

Ren Huichuan	*	Director of Ping An	People’s Republic of China

Yao Bo	*	Director of Ping An	People’s Republic of China

Lee Yuan Siong	*	Director of Ping An	Singapore

Tan Sin Yin	*	Director of Ping An	Singapore

Cai Fangfang	*	Director of Ping An	People’s Republic of China

Yao Jun	*	Director of Ping An	People’s Republic of China

Zhuang Yan	*	Director of Ping An	People’s Republic of China

Chen Dexian	*	Director of Ping An	Hong Kong

Liao Gang	*	Director of Ping An	People’s Republic of China

Gao Zuo	*	Director of Ping An	People’s Republic of China

Zhao Fujun	*	Deputy General Manager of Ping An	People’s Republic of China

Liu Xiaojun	*	Deputy General Manager of Ping An	People’s Republic of China

Deng Minghui	*	Deputy General Manager of Ping An	People’s Republic of China

Li Chun	*	Deputy General Manager of Ping An	People’s Republic of China

*	9/F, 10/F, and 11/F, Galaxy Development Center, Fu Hua No.3 Road, Futian District, Shenzhen, Guangdong Province, People’s Republic of China

Mr. Ding Xinmin has been Chairman and Chief Executive Officer of Ping An since January 2014. Prior to that, Mr. Ding was Chairman of Ping An from February 2012 to January 2014 and General Manager of Ping An from January 2010 to February 2012.

Mr. Sun Jianyi has been Vice Chairman of Ping An Group since October 2008 and Deputy General Manager of Ping An Group since October 1994. Mr. Sun is also present Chairman of Ping An Bank.

Mr. Ren Huichuan has been Executive Director of Ping An Group since July 2012 and General Manager of Ping An Group since March 2011. Prior to that, Mr. Ren was Deputy General Manager of Ping An Group from June 2010 to March 2011.

Mr. Yao Bo has been Executive Director of Ping An Group since June 2009, Chief Financial Officer of Ping An Group since April 2010, Deputy General Manager of Ping An Group since June 2009, Chief Actuary of Ping An Group since October 2012 and Non-executive Director of Ping An Bank since June 2010.

Mr. Lee Yuan Siong has been Executive Director of Ping An Group since June 2013 and Deputy General Manager and Chief Insurance Officer of Ping An Group since January 2011. Prior to that, Mr. Lee was Chairman of Ping An from January 2007 to February 2012.

Ms. Tan Sin Yin has been Deputy General Manager of Ping An since June 2015, Chief Information Officer of Ping An since January 2013 and Chief Operation Officer of Ping An since December 2013. Ms. Tan has also been serving as Chairman of Ping An Technology Company (an affiliate of Ping An) since January 2013, Chairman of Ping An Data Technology Company (an affiliate of Ping An) since January 2014, and Vice Chairman of Ping An Financial Technology Company (an affiliate of Ping An) since August 2014. Prior to joining Ping An in January 2013, Ms. Tan was a partner of McKinsey & Company Singapore Pte Ltd, responsible for Financial and Business Technology in Southeast Asia from July 2002 to December 2012.

Ms. Cai Fangang is presently Chief Human Resources Officer of Ping An Group and Associate Dean of Ping An Financial Training Institute. Ms. Cai has been Executive Director of Ping An Group since July 2014. Ms. Cai was Deputy Chief Financial Officer and General Manager of Enterprise Strategy Department of Ping An Group from February 2012 to September 2013, and she was Deputy General Manager and later promoted to General Manager of Salary Planning Section of Human Resources Center of Ping An Group from October 2009 to February 2012.

Mr. Yao Jun has been Chief In-house Legal Counsel of Ping An Group since September 2003 and Company Secretary of Ping An since May 2008. Mr. Yao has also been serving as General Manager of Legal Department of Ping An since April 2007. Mr. Yao was Board Secretary of Ping An from October 2008 to February 2012.

Ms. Zhuang Yan has been General Manager of Performance Management Section of Human Resources Department of Ping An Group since July 2013. Prior to that, Ms. Zhuang was Deputy General Manager and later promoted to General Manager of Human Resources Department of Ping An Property & Casualty Insurance Company Of China, Ltd. from December 2009 to July 2013.

Mr. Chen Dexian has been Chief Investment Officer of Ping An since August 2012. Mr. Chen has also been Chairman of Hong Kong office of Ping An Asset Management Co., LTD. since January 2009.

Mr. Liao Gang has been General Manager of Ping An Zhi Tong Consulting Company (an affiliate of Ping An) since March 2011. Prior to that, Mr. Liao was General Manager of Ping An Beijing Branch.

Mr. Gao Zuo has been General Manager of Data Technology Company (an affiliate of Ping An) since April 2014. Prior to that, Mr. Gao was Deputy General Manager of Ping An Data Technology Company from May 2012 to April 2014, Assistant to General Manager of Ping An Data Technology Company from March 2010 to May 2012.

Mr. Zhao Fujun has been Deputy General Manager of Ping An and General Manager of Mid-western Regional Business Unit of Ping An since February 2008.

Mr. Liu Xiaojun has been Deputy General Manager of Ping An and General Manager of Southern Regional Business Unit of Ping An since October 2008.

Mr. Deng Minghui has been Deputy General Manager of Ping An since December 2002 and Financial Head of Ping An since September 2014.

Mr. Li Chun has been Deputy General Manager of Ping An and General Manager of Eastern Regional Business Unit of Ping An since February 2012. Prior to that, Mr. Li was Deputy General Manager of Ping An and General Manager of Middle Regional Business Unit of Ping An from February 2009 to February 2012.

WUXI PHARMATECH (CAYMAN) INC.

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: WX)

Form of Proxy for Extraordinary General Meeting

to Be Held on [            ], 2015

(or any adjourned meeting thereof)

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WUXI PHARMATECH (CAYMAN) INC. FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON [            ], 2015.

I/We, the undersigned, being the registered holder(s) of                                       ordinary shares,1 par value $0.02 per share, of WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and the proxy statement, each dated [            ], 2015, and hereby appoint(s) the Chairman of the extraordinary general meeting or                  of                                                                          2 as my/our proxy (or at any adjourned meeting thereof) with full power to each of substitution, on behalf and in the name of me/us, to represent me/us at the extraordinary general meeting of shareholders of the Company to be held at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China, at [    ] ([Hong Kong] time) on [    ], 2015, and at any adjournment thereof, and to vote all ordinary shares which I/we would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by me/us below and (ii) in the discretion of any such proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

[2]	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

No.	PROPOSALS	FOR[3]	AGAINST[3]	ABSTAIN[3]
1.	If prior to the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the special resolution to be proposed at the meeting have not been received at the time of the meeting, as an ordinary resolution,	☐	☐	☐

THAT the chairman of the extraordinary general meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution.

2.	As a special resolution,	☐	☐	☐

THAT the Agreement and Plan of Merger, dated as of August 14, 2015 (the “merger agreement”), among New WuXi Life Science Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), WuXi Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company and the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies in the Cayman Islands (the merger agreement and the plan of merger being substantially in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “merger”), and the consummation of any and all transactions contemplated by the merger agreement and the plan of merger (collectively, the “transactions”), including the merger, be and are hereby authorized and approved.

3.	As a special resolution,

	THAT the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.	☐	☐	☐

Dated:                     2015

Shareholder Name:	Co-Owner Name:

Signature[4]	Co-Owner Signature[4]

This Proxy Card must be signed by the person registered in the register of members at the close of business on [            ], 2015 ([Cayman Islands] time), and returned to the Company’s offices at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai 200131, People’s Republic of China, Attention: [●], no later than [            ], 2015 at [10:00 a.m.] ([Hong Kong] time).

[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR.” If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST.” If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN.”
[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer, attorney or other person duly authorized to sign the same.

WUXI PHARMATECH (CAYMAN) INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”)

REPRESENTING ORDINARY SHARES OF

WUXI PHARMATECH (CAYMAN) INC.

Please refer to the reverse side of this card for the Proposals to be voted at the Meeting.

FOLD AND DETACH HERE

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Proposal 1	☐	☐	☐	Proposal 2	☐	☐	☐	Proposal 3	☐	☐	☐

The Voting Instructions must be signed, completed and received at the indicated address prior to [    ] ([New York City] time) on [            ], 2015 for action to be taken.

Address Change ☐ Mark box, sign and indicate changes/comments below:	[Mark box at right if you wish to give a discretionary proxy to the Chairman of the Meeting. PLEASE NOTE: Marking this box voids any other instructions indicated above.] ☐

Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Proposals

Ordinary Resolution:

1.	THAT, if prior to the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the special resolution to be proposed at the meeting have not been received at the time of the meeting, the chairman of the extraordinary general meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution;

Special Resolutions:

2.	THAT the Agreement and Plan of Merger, dated as of August 14, 2015 (the “merger agreement”), among New WuXi Life Science Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), WuXi Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company and the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies in the Cayman Islands (the merger agreement and the plan of merger being substantially in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “merger”), and the consummation of any and all transactions contemplated by the merger agreement and the plan of merger (collectively, the “transactions”), including the merger, be and are hereby authorized and approved; and

3.	THAT the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

The Board unanimously recommends that you vote FOR the proposal to authorize the chairman of the extraordinary general meeting to be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass the special resolution, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions, including the merger and FOR the proposal to authorize the directors and officers to do all things necessary to give effect to the merger agreement, the plan of merger and the consummation of the transactions, including the merger.

WuXi PharmaTech (Cayman) Inc. JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A., (the “Depositary”) has received advice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of WuXi PharmaTech (Cayman) Inc. (the “Company”) will be held at the executive offices of the Company located at 288 Fute Zhong Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, 200131, People’s Republic of China, on [    ], 2015 at [    ]. (local time), for the purposes set forth on this card.

If you would like the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR or AGAINST or to ABSTAIN from the Proposals, or any of them, to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Proposals, or any of them, as the case may be. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before [    ] ([New York City] time), [    ], 2015. Only the registered holders of record at the close of business [    ], 2015 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such ADRs registered in the name of the signatory on the books of the Depositary at the close of business [    ], 2015, at the Meeting.

These instructions, when properly signed and dated, will be voted in the manner directed herein. [If you mark the box to indicate that you wish to give a discretionary proxy to the Chairman of the Meeting, the underlying Ordinary Shares represented by your ADRs will be voted by the Chairman of the Meeting in his or her discretion.]

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be received by the Depositary before [    ] ([New York City] time), [    ], 2015.

NOTE: 1 ADR is equal to 8 Ordinary Shares.

For more information regarding the Meeting, including the Proxy Statement and the Meeting Notice, please visit the Company’s website at [    ] JPMorgan Chase Bank, N.A., Depositary.

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.